Exhibit 99.12

2021 BRITISH COLUMBIA FINANCIAL AND ECONOMIC REVIEW

81ST EDITION | APRIL 2020 – MARCH 2021

BRITISH COLUMBIA

2021

British Columbia

Financial and Economic

Review

81st Edition

(July 2021)

2021 Financial and Economic Review – July 2021

Part 1 — Economic Review		1
2020 Overview		3
British Columbia Economy		4
External Trade and Commodity Prices		5
Population		8
Labour Market		8
Inflation and Wages		9
Consumer Spending and Housing		10
Tourism		11
Global Economy		12
United States		12
Canada		13
Asia		14
Europe		14
Financial Markets		14

Charts
1.1	Provincial Economic Growth	3
1.2	British Columbia Real GDP Growth by Industry	4
1.3	Composition of British Columbia GDP by Industry	5
1.4	International Export Shares by Market	6
1.5	Lumber and Natural Gas Prices	7
1.6	Housing Starts	10
1.7	Home Sales and Price	11
1.8	Visitor Entries to British Columbia	11
1.9	Global Economic Growth	12
1.10	Canadian Dollar	15

Map
1.1	Net Interprovincial and International Migration in B.C., 2020	8

Tables
1.1	British Columbia Population and Labour Market Statistics	9
1.2	British Columbia Price and Earnings Indicators	9

Topic Box
Historical Data Volatility		16

Part 2 — Financial Review		19
2020/21 Overview		20
Revenue		21
Expense		31
Provincial Capital Spending		35
Provincial Debt		42
Pension Plans		46
Contractual Rights		47
Contractual Obligations		48
Subsequent Events		49
2020/21 Public Accounts Audit Qualification		49

2021 Financial and Economic Review – July 2021	i

Charts
2.1	2020/21 Surplus (Deficit) – Major Changes from Budget 2020	21
2.2	Revenue Changes from Budget 2020	21
2.3	Expense Changes from Budget 2020	31
2.4	Components of Total Capital Spending – 2020/21	35
2.5	Capital Spending Changes from Budget 2020	37
2.6	Financing Taxpayer-Supported Capital Spending	38
2.7	Components of Total Provincial Debt – 2020/21	43
2.8	Changes in Ending Debt Level from Budget 2020	43
2.9	Reconciliation of Surplus/Deficit to Change in Debt	44

Tables
2.1	2020/21 Fiscal Summary	20
2.2.1	Personal Income Tax Revenue Changes from Budget 2020	22
2.2.2	Corporate Income Tax Revenue Changes from Budget 2020	22
2.2.3	Consumption and Other Tax Revenue Changes from Budget 2020	23
2.2.4	Property Tax Revenue Changes from Budget 2020	23
2.2.5	Energy and Mineral Revenue Changes from Budget 2020	24
2.2.6	Forest Revenue Changes from Budget 2020	25
2.2.7	Other Revenue Changes from Budget 2020	25
2.2.8	Federal Government Transfer Changes from Budget 2020	26
2.3	Revenue by Source	28
2.4	Expense by Ministry, Program and Agency	29
2.5.1	2020/21 Operating Results by Quarter	30
2.5.2	2020/21 Pandemic and Recovery Contingencies (Vote 52)	32
2.6	Capital Spending	36
2.7	Capital Expenditure Projects Greater Than $50 Million	39
2.8	Provincial Debt Summary	42
2.9	Key Debt Indicators	45
2.10	Interprovincial Comparison of Credit Ratings, July 2021	46
2.11	Pension Plan Balances	47
2.12	Taxpayer-Supported Contractual Obligations	48

Part 3 — Supplementary Information		51
General Description of the Province		53
Constitutional Framework		54
Provincial Government		55
Annual Financial Cycle		57
Government’s Financial Statements		59

Charts
3.1	Financial Planning and Reporting Cycle Overview	58

Tables
3.1	Provincial Taxes (as of July 2021)	61
3.2	Interprovincial Comparisons of Tax Rates – 2021	67

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Appendix 1 — Economic Review Supplementary Tables		69

Tables
A1.1A	Aggregate and Labour Market Indicators	70
A1.1B	Prices, Earnings and Financial Indicators	72
A1.1C	Other Indicators	74
A1.1D	Commodity Production Indicators	76
A1.2	British Columbia Real GDP at Market Prices, Expenditure Based	78
A1.3	British Columbia GDP at Basic Prices, by Industry	80
A1.4	British Columbia GDP, Income Based	82
A1.5	Employment by Industry in British Columbia	84
A1.6	Capital Investment by Industry	85
A1.7	British Columbia International Goods Exports by Major Market and Selected Commodities, 2020	86
A1.8	British Columbia International Goods Exports by Market Area	87
A1.9	Historical Commodity Prices (in US Dollars)	88
A1.10	British Columbia Forest Sector Economic Activity Indicators	89
A1.11	Historical Value of Mineral, Petroleum and Natural Gas Shipments	90
A1.12	Petroleum and Natural Gas Activity Indicators	91
A1.13	Supply and Consumption of Electrical Energy in British Columbia	92
A1.14	Components of British Columbia Population Change	93

Appendix 2 — Financial Review Supplementary Tables		95

Tables
A2.1	Operating Statement – 2009/10 to 2020/21	97
A2.2	Statement of Financial Position – 2009/10 to 2020/21	98
A2.3	Changes in Financial Position – 2009/10 to 2020/21	99
A2.4	Revenue by Source – 2009/10 to 2020/21	100
A2.5	Revenue by Source Supplementary Information – 2009/10 to 2020/21	101
A2.6	Expense by Function – 2009/10 to 2020/21	102
A2.7	Expense by Function Supplementary Information – 2009/10 to 2020/21	103
A2.8	Full-Time Equivalents (FTEs) – 2009/10 to 2020/21	104
A2.9	Capital Spending – 2009/10 to 2020/21	105
A2.10	Provincial Debt – 2009/10 to 2020/21	106
A2.11	Provincial Debt Supplementary Information – 2009/10 to 2020/21	107
A2.12	Key Provincial Debt Indicators – 2009/10 to 2020/21	108
A2.13	Historical Operating Statement Surplus (Deficit)	109
A2.14	Historical Provincial Debt Summary	110

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Part 1

Economic Review[1]

[1]	Reflects information available as of July 2, 2021.

2021 Financial and Economic Review – July 2021

Part 1 – Economic Review

2020 Overview

British Columbia’s economy declined in 2020, as the negative impacts from the COVID-19 pandemic pushed economies all over the world into deep recessions.

Similar to previous years, Statistics Canada published only real dollar GDP by industry at basic prices in the preliminary release of its 2020 Provincial Economic Accounts in May 2021. As a result, the following analysis refers to these real GDP figures, as opposed to the commonly reported income and expenditure market prices data released late in the year.2

In 2020, B.C.’s real GDP contraction of 3.8 per cent was the fourth smallest among provinces (behind Prince Edward Island, Nova Scotia, and New Brunswick), following growth of 2.5 per cent in 2019.

Chart 1.1 Provincial Economic Growth

Sources: Statistics Canada (Tables 36-10-0402-01 and 36-10-0434-03 – May 2021 Preliminary Industry Accounts)

The decline in B.C.’s real GDP was almost entirely driven by service-producing industries such as arts, entertainment and recreation, accommodation and food services and transportation and warehousing. Goods-producing industries experienced modest declines with decreases in manufacturing and natural resources partially offset by increases in the construction sector.

Employment in B.C. decreased by 6.6 per cent in 2020. However, wages and salaries remained relatively stable compared to 2019 as low-wage workers accounted for the majority of job losses. Consumer spending on services likely declined sharply during the pandemic, while retail sales experienced modest growth of 1.3 per cent in 2020 with mixed results across retailers. While retail trade data offers a clear indication of consumer spending on goods, data on provincial consumer spending on services for 2020 will not be released until late 2021. Meanwhile, consumer prices increased by 0.8 per cent in 2020. Residential construction activity slowed but remained relatively strong, with housing starts declining in 2020 after recording all-time highs in 2019. In contrast, after declining for three consecutive years home sales reached record levels in late 2020 and at the same time the average home sales price had double-digit increases.

[2]	Provincial and national real GDP by industry estimates are based on Statistics Canada’s preliminary industry accounts, released in May 2021. Further information on British Columbia’s economic performance is expected to be available in November 2021, when Statistics Canada releases revised GDP by industry data for 2020 and previous years, together with the full income and expenditure accounts for 2020.

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Part 1 – Economic Review

On the external front, global international trade experienced significant disruptions as the pandemic unfolded. B.C.’s international merchandise exports contracted in 2020 reflecting a combination of weaker global demand and lower commodity prices.

British Columbia Economy

B.C.’s real GDP declined by 3.8 per cent in 2020 following growth of 2.5 per cent in 2019. The decline in 2020 was almost entirely driven by service-producing industries, while goods-producing industries declined modestly.

Service-producing industries declined by 4.9 per cent in 2020. Output in the arts, entertainment and recreation (-39.6 per cent), accommodation and food services (-31.1 per cent), transportation and warehousing (-21.6 per cent), and in the health care and social assistance sector (-8.0 per cent) were the main drivers of the decrease. Output in the real estate and rental and leasing sector and the finance and insurance sector increased by 4.1 per cent and 2.5 per cent, respectively, in 2020.

B.C.’s goods-producing industries declined by 0.3 per cent in 2020, following 2.2 per cent growth in 2019. A notable decrease in the manufacturing sector (-7.1 per cent) was largely offset by a 4.2 per cent increase in the construction sector. The gain in construction was driven by large gains in the engineering construction subsector (+18.8 per cent), mainly related to activity in the oil and gas industry. Output in the residential and non-residential building construction subsectors declined by 1.9 per cent and 2.7 per cent, respectively, in 2020. Meanwhile, smaller changes were observed in the agriculture, forestry, fishing and hunting (-2.7 per cent), utilities (+2.7 per cent) and mining, quarrying, and oil and gas extraction (+0.6 per cent) sectors.

Chart 1.2 British Columbia Real GDP Growth by Industry

Source: Statistics Canada (Table 36-10-0402-01 – May 2021 Preliminary Industry Accounts)

Note: Other includes industries such as transportation and warehousing, educational services, and professional, scientific and technical services

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In 2020, service-producing industries represented 76 per cent of B.C.’s GDP and goods-producing industries accounted for 24 per cent. The real estate and rental and leasing sector formed the largest share of the service-producing industries, followed by wholesale and retail trade. At the same time, the construction sector made up the largest share of the goods-producing industries, followed by the manufacturing sector, and the natural resources sector.

Chart 1.3 Composition of British Columbia GDP by Industry

Source: Statistics Canada (Table 36-10-0400-01 – May 2021 Preliminary Industry Accounts)

(numbers may not add to 100 per cent due to rounding)

External Trade and Commodity Prices

Exports by destination:

The value of B.C.’s nominal international merchandise exports fell by 8.1 per cent in 2020, after decreasing by 6.2 per cent in 2019. Merchandise exports to the U.S. (B.C.’s largest international trading partner) saw a small increase in 2020, while exports to other countries saw large declines.

B.C.’s merchandise exports to the U.S. increased by 0.5 per cent in 2020 compared to 2019, after decreasing by 3.1 per cent in 2019. B.C.’s exports of wood products to the U.S. increased by 26.8 per cent, primarily driven by exports of softwood lumber. Annual declines in exports of pulp and paper products, metallic mineral products, energy products, and machinery and equipment largely offset the gains from wood products and agriculture and food products.

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Part 1 – Economic Review

B.C.’s merchandise exports to Japan declined by 21.2 per cent in 2020. Declines in exports to Japan were concentrated in wood products (-32.5 per cent), mostly due to lower exports of softwood lumber and logs, and exports of coal (-38.1 per cent). B.C.’s exports of metallic mineral products to Japan increased by 27.2 per cent in 2020, primarily copper.

B.C.’s exports to China decreased by 11.2 per cent in 2020, primarily driven by declines in exports of wood products (-34.2 per cent) and pulp and paper products (-10.0 per cent). Meanwhile, B.C.’s merchandise exports to South Korea declined by 19.5 per cent in 2020, largely reflecting lower exports of pulp and paper products (-39.2 per cent) and coal (-37.3 per cent), partly offset by an increase in copper exports (+19.6 per cent).

Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

Chart 1.4 International Export Shares by Market

The share of B.C.’s international merchandise exports destined to the U.S. averaged 55.3 per cent in 2020, up from 50.6 per cent in 2019. Exports to China accounted for 14.4 per cent, down slightly from 14.9 per cent. Exports to Japan represented 8.9 per cent, down from 10.4 per cent while, exports to South Korea represented 5.3 per cent, down from 6.1 per cent.

Exports by commodity and prices:

Most of the annual decline in total exports was attributable to decreases in exports of energy products (-26.1 per cent), primarily coal, which fell by 39.1 per cent. Exports of pulp and paper products and machinery and equipment also experienced substantial declines of 19.2 per cent and 7.7 per cent, respectively. Increases in exports of wood products (+5.7 per cent), metallic mineral products (+4.7 per cent) and agriculture and food (+7.5 per cent) in 2020 helped offset the decline.

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After forestry product prices fell in 2019, limited supply and resilient Canadian and U.S. housing markets contributed to large increases in lumber prices (+53.3 per cent) in 2020. Meanwhile, most industrial metal prices experienced steep declines, including lead, zinc and molybdenum, while copper increased by 2.8 per cent. In contrast, precious metal prices increased substantially, with gold and silver up 27.1 and 26.7 per cent, respectively.

Falling energy demand due to pandemic-related travel restrictions and excess supply led to lower crude oil prices in 2020, with the West Texas Intermediate (WTI) price averaging $39.23 US/barrel for the year, a decline of 31.2 per cent from 2019. Metallurgical coal prices also declined, while natural gas prices remained low despite increasing by 20.5 per cent.

Manufacturing shipments:

The nominal value of B.C.’s manufacturing shipments declined by 3.3 per cent in 2020 compared to 2019. Declines in manufacturing shipments were relatively broad-based and consistent with the declines seen in merchandise exports. Shipments of durable goods decreased by 3.4 per cent and non-durable goods decreased by 3.3 per cent. Lower shipments of fabricated metal products (-16.3 per cent), transportation equipment (-20.3 per cent) and machinery (-10.4 per cent) were largely responsible for the declines in durable goods. Declining shipments in non-durable goods were largely attributable to paper products (-17.1 per cent). These declines were partially offset by higher food manufacturing shipments (+5.2 per cent), and wood product shipments (+11.2 per cent).

Chart 1.5 Lumber and Natural Gas Prices

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PART 1 – ECONOMIC REVIEW

Population

B.C.’s population on July 1, 2020 was 5.148 million people, an increase of 1.1 per cent from the same date in 2019. In 2020, interprovincial migration contributed a net total of 20,994 persons, significantly more than in 2019. Meanwhile, B.C. lost a net total of 599 persons through international migration, which was significantly impacted by travel restrictions. A natural increase of 1,069 persons (births minus deaths) also added to the province’s population count in 2020.

Map 1.1 Net Interprovincial and International Migration in B.C., 2020

Labour Market

Entering 2020, B.C. had one of the strongest labour markets in Canada with unemployment rates near historic lows. In the first two months following the onset of the pandemic employment declined by 410,600 jobs (-15.5 per cent) but recovered 366,100 of those jobs by December 2020. In 2020 as a whole, employment fell by 6.6 per cent losing 175,300 jobs. The employment losses consisted of about 123,200 full-time and 52,100 part-time jobs. The distribution of these losses was heavily weighted in the private sector (-178,800 jobs) and self-employed (-15,300 jobs), while the public sector had a gain of approximately 18,800 jobs. B.C.’s labour force also fell by 2.2 per cent in 2020. The unemployment rate averaged 8.9 per cent in 2020 as a whole after reaching a high of 13.4 per cent in May 2020.

Service-producing industries were heavily impacted by social distancing and travel restrictions accounting for nearly 84 per cent of the job losses (-146,600 jobs) in 2020. Significant losses were seen in accommodation and food service (-32,300 jobs), information, culture and recreation (-24,600 jobs) and wholesale and retail trade (-23,800 jobs). The goods-producing sector recorded a net loss of 28,800 jobs in 2020. Employment losses in the construction (-28,000 jobs) and manufacturing (-4,500 jobs) sectors were partially offset by gains in utilities (+5,800 jobs) and agriculture (+1,600 jobs). Industries less affected by social distancing or more able to adapt through remote work generally experienced less of an impact. Furthermore, pandemic-related employment losses have been uneven, mainly concentrated among lower-wage workers in high-contact services, where women and youth are overrepresented. And many who remained employed experienced reduced hours.

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Appendix Table A1.5 provides more details on employment by sector and subsectors.

Table 1.1 British Columbia Population and Labour Market Statistics

	Units	2016	2017	2018	2019	2020
Population (as of July 1)	(thousands)	4,859	4,929	5,010	5,091	5,148
	(% change)	1.7	1.4	1.6	1.6	1.1
Net Migration
International	(persons)	40,012	55,118	61,311	65,961	(599)
Interprovincial	(persons)	23,586	15,293	12,723	13,926	20,994
Labour Force	(thousands)	2,612	2,694	2,719	2,798	2,735
	(% change)	3.4	3.1	0.9	2.9	(2.2)
Employment	(thousands)	2,454	2,554	2,590	2,666	2,491
	(% change)	3.5	4.1	1.4	3.0	(6.6)
Unemployment Rate	(%)	6.1	5.2	4.7	4.7	8.9

Sources: Statistics Canada (Tables 17-10-0005-01, 17-10-0040-01, 17-10-0020-01, 14-10-0023-01 – accessed May 2021)

Inflation and Wages

B.C.’s annual Consumer Price Index (CPI) inflation rate was 0.8 per cent in 2020, following 2.3 per cent in 2019. The pandemic led to lower inflation with travel restrictions prompting declines in global demand for crude oil and social distancing and stay-at-home orders driving increased demand for goods like groceries but decreasing purchases for clothing and high-contact services. Price increases were led by food (+2.7 per cent), health and personal care (+2.6 per cent) and shelter (+1.4 per cent). The slower rate of inflation observed last year was mainly due to lower energy prices, most notably gasoline prices, which fell by 13.9 per cent in 2020. The annual CPI inflation rate excluding energy was 1.2 per cent in 2020.

Employee compensation (aggregate wages, salaries, and employers’ social contributions) in B.C. was relatively stable, declining 0.7 per cent in 2020, following growth of 5.6 per cent in 2019. The average weekly wage rate increased by 7.9 per cent in 2020 as job losses were dominated by low-wage workers.

Table 1.2 British Columbia Price and Earnings Indicators

	Units	2016	2017	2018	2019	2020
Consumer Price Index	(2002=100)	122.4	125.0	128.4	131.4	132.4
	(% change)	1.8	2.1	2.7	2.3	0.8
Average Weekly Wage Rate	($)	925.5	937.7	974.2	1,000.1	1,079.6
	(% change)	1.0	1.3	3.9	2.7	7.9
Compensation of Employees [1,2]	($ millions)	127,866	135,921	144,465	152,588	151,547
	(% change)	3.3	6.3	6.3	5.6	(0.7)
Primary Household Income [1]	($ millions)	187,000	198,265	203,820	216,834	n/a
	(% change)	2.9	6.0	2.8	6.4	n/a
Net Operating Surplus (Corporations) [1]	($ millions)	28,372	33,638	34,297	31,882	n/a
	(% change)	19.0	18.6	2.0	(7.0)	n/a

[1]	As of November 2020 Provincial Economic Accounts
[2]	Component of income-based GDP, including wages, salaries and employers’ social contributions earned in B.C. by residents and non-residents of the province. 2020 value for compensation of employees is from Statistics Canada Table 36-10-0205-01.

Sources: Statistics Canada (Tables 18-10-0005-01, 14-10-0064-01, 36-10-0221-01, 36-10-0205-01, 36-10-0224-01 – accessed May 2021)

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PART 1 – ECONOMIC REVIEW

Consumer Spending and Housing

Following a sharp contraction in consumer spending in the initial months of the pandemic, spending on goods quickly reversed course and by mid-2020 was above pre-pandemic levels. B.C.’s nominal retail sales increased by 1.3 per cent in 2020 with mixed results across retailers. Increases were led by sales at food and beverage stores (+13.3 per cent), building material, and garden equipment and supplies dealers (+16.4 per cent), and general merchandise stores (+9.4 per cent). Meanwhile, significant declines were observed at clothing and clothing accessories stores (-24.6 per cent), gasoline stations (-13.8 per cent), and motor vehicles and parts dealers (-6.1 per cent).

National and sector-specific data suggests that B.C. consumer spending on services has likely declined sharply during the pandemic. National data shows that nominal Canadian consumer spending on services fell by 9.2 per cent in 2020. Data for sales at food services and drinking places in B.C., which provides a partial picture, showed a decline of 25.4 per cent in 2020 compared to 2019.

Housing starts in B.C. totalled 37,903 units in 2020, declining 15.6 per cent from the all-time annual high of 44,932 units in 2019. Meanwhile, the value of residential building permits (a leading indicator of potential new housing activity) fell by 9.6 per cent in 2020, following a decline of 5.2 per cent in 2019.

Chart 1.6 Housing Starts

Resilient higher-wage employment, low interest rates, and increased demand for larger dwellings by remote workers fueled housing demand in 2020. After declining for three consecutive years, home sales reached record levels in late 2020 and were up 21.5 per cent on an annual basis compared to 2019. At the same time, the MLS average home sale price in B.C. increased by 11.6 per cent in 2020, following a slight decrease of 1.5 per cent in 2019.

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Chart 1.7 Home Sales and Price

Tourism

B.C.’s tourism sector was severely impacted by COVID-19. The number of international non-resident travellers to B.C. collapsed as travel restrictions were put in place. In 2020, the number of international travelers declined 84.5 per cent in 2020 compared to the previous year. The number of U.S. travellers to B.C. declined by 83.9 per cent and the number of non-U.S. travellers declined by 86.3 per cent in 2020 compared to the previous year.

Chart 1.8 Visitor Entries to British Columbia

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PART 1 – ECONOMIC REVIEW

Global Economy

Overall, the International Monetary Fund estimates that global real GDP declined by 3.3 per cent in 2020 (the largest annual contraction on record), following 2.8 per cent growth in 2019. Declines were observed across most advanced economies and emerging markets. Apart from China, B.C.’s major trading partners saw declines in GDP in 2020 reflecting the COVID-19 pandemic. The U.S. economy contracted by 3.5 per cent in 2020, while Canadian economic output experienced the largest contraction on record, decreasing 5.3 per cent in 2020. Overseas, China was the only major economy to post positive economic growth of 2.3 per cent in 2020 while Japan’s economy shrank by 4.7 per cent. The euro area declined by 6.7 per cent in 2020, following 1.3 per cent growth in 2019.

Chart 1.9 Global Economic Growth

United States

U.S. real GDP shrank by 3.5 per cent in 2020, a more severe contraction than the 2009 Great Recession and the largest contraction since the 1940’s. Relatively less restrictive containment measures and generous government support programs contributed to the smaller contraction compared to other advanced economies. The decline in 2020 was mainly due to lower consumption of services, exports, and business investment while, lower imports, higher consumption of goods, and increased government spending provided some offset.

The U.S. labour market experienced record declines in the spring of 2020, partially recovering through the year. In 2020, employment was 5.8 per cent lower than in 2019 and the unemployment rate averaged 8.1 per cent. The labour force participation rate fell in 2020 with 61.8 per cent of Americans eligible to work participating in the labour market, down from 63.1 per cent in 2019.

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Despite significant declines early in the pandemic, new housing construction activity remained resilient in 2020. The level of housing starts was 1.38 million units in 2020, up 6.9 per cent compared to 2019. Sales of new single-family homes in the U.S. increased by 20.4 per cent in 2020, while the median sale price of new homes increased by 4.8 per cent. Sales of existing single-family homes increased by 6.3 per cent in 2020, while the median sale price increased by 9.7 per cent.

The U.S. current account deficit (the combined balances of trade in goods and services income, and net unilateral current transfers) increased from $US472.1 billion in 2019 to $US616.1 billion in 2020. As a share of nominal U.S. GDP, the current account deficit averaged -2.9 per cent in 2020.

Canada

The Canadian economy declined by 5.3 per cent in 2020, a larger decline than the 2.9 per cent contraction during the Great Recession in 2009, and the largest contraction on record (data available back to 1961). The slowdown in economic activity was driven by large declines in household consumption (primarily services), exports and investment in inventories, while lower imports provided some offset. Meanwhile, construction of residential structures increased in 2020 after two consecutive years of declines.

The Canadian labour market declined sharply at the start of the pandemic, losing nearly 3 million jobs in March and April 2020 before recovering through the rest of the year. On an annual basis, employment decreased by a total of 986,400 jobs (or -5.2 per cent) and the unemployment rate averaged 9.5 per cent in 2020.

The Canadian housing market was strong in 2020, with housing starts increasing by 3.8 per cent in 2020 to around 216,652 units, following a 2.0 per cent drop in 2019. The value of residential building permits increased by 8.1 per cent, following a decrease of 1.2 per cent in 2019. MLS home sales (units) were up annually by 12.3 per cent in 2020, after increasing by 6.6 per cent in 2019. The MLS average home sale price rose by 13.0 per cent to $567,907 in 2020.

Canadian retail sales decreased by 1.7 per cent in 2020, despite a rapid recovery from the initial contractions in March and April. Adjusted for price movements, retail sales volumes decreased by 2.1 per cent in 2020. The Canadian consumer price index rose by 0.7 per cent in 2020. The consumer price index excluding often volatile food and energy prices increased by a slightly higher 1.1 per cent.

Canada’s current account deficit narrowed to $40.1 billion in 2020 from $47.4 billion in 2019. As a share of nominal Canadian GDP, the current account deficit averaged -1.8 per cent in 2020 compared to -2.1 per cent in 2019.

Challenging global trade conditions paired with slumping oil prices led to a decrease (-13.4 per cent) in the value of Canada’s exports of goods and services in 2020. Meanwhile, imports of goods and services decreased by 11.7 per cent. The large decrease in merchandise exports (-12.4 per cent) was primarily driven by a 36.6 per cent decrease in exports of energy products (crude oil and bitumen, natural gas and natural gas liquids, and coal) as well as a 20.3 per cent decrease in exports of motor vehicles and parts. Service exports were down 17.7 per cent in 2020, driven by a significant decline in travel services (-59.4 per cent).

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Asia

China was the only major economy to post positive economic growth in 2020. Effective containment measures and resilient exports, along with accommodative monetary and fiscal measures supported a V-shaped recovery leading to 2.3 per cent annual real GDP growth in 2020, China’s slowest expansion since 1976.

Japan’s real GDP decreased by 4.7 per cent in 2020, the largest contraction since 2009. Household consumption led the declines, followed by exports and private investment. Meanwhile, lower imports and increased government spending partially offset the decline in real GDP.

Europe

Containment measures across the euro zone had severe implications for the economy, particularly for tourist-dependent countries. Real GDP in the euro area fell by 6.7 per cent in 2020 compared to 2019, a more severe contraction than the 2009 recession, and the largest annual contraction since data began in 1995. Declines were broad-based across most sectors with lower imports and higher government spending providing some offset. Germany’s economy shrank 5.1 per cent in 2020, less than the euro area average while other notable declines in France (-8.0 per cent), Italy (-8.9 per cent) and Spain (-10.8 per cent) were larger than the euro area average.

Outside the euro area, the U.K. economy contracted by 9.8 per cent in 2020, the largest annual decline on record. Annual output in services, production (manufacturing, mining and quarrying, energy supply, and water and waste management), construction and agriculture experienced significant annual declines.

Financial Markets

The global economic contraction brought on by the COVID-19 pandemic prompted an array of extraordinary monetary and fiscal policy responses around the world. The US Federal Reserve (Fed) lowered its federal funds rate by 150 basis points in March 2020 to the target range of 0.00 to 0.25 per cent. The Fed also provided forward guidance indicating that its intention is to keep rates at this level until the economy has recovered. Further, the Fed made large-scale asset purchases (i.e. quantitative easing), assisted financial market functioning through several credit facilities, and supported the flow of credit to households and businesses.

Similarly, the Bank of Canada responded to the COVID-19 crisis by cutting its target rate by 150 basis points, in March 2020, to an effective lower bound of 0.25 per cent throughout the rest of 2020. It also provided forward guidance, committing to maintain the current policy rate and quantitative easing program until its inflation target of 2.0 per cent is sustainably achieved and the recovery is well underway.

After averaging 75.4 US cents in 2019, the value of the Canadian dollar depreciated to 74.6 US cents in 2020. The Canadian dollar depreciated to a low of 71.1 US cents in April 2020 following the onset of the pandemic and the collapse in oil prices. From April through the remainder of the year, the Canadian dollar gradually appreciated surpassing pre-pandemic values, supported by recovering oil prices and a weakening U.S. dollar.

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PART 1 – ECONOMIC REVIEW

Chart 1.10 Canadian Dollar

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PART 1 – ECONOMIC REVIEW

Historical Data Volatility

Individual economic variables have unique characteristics. An important characteristic from a budgeting and planning perspective is the historical data volatility of a variable. Typically, variables that are more volatile over history are more difficult to forecast than variables that are more stable. This topic box summarizes the volatility of historical data from 1981 to 2019. Economic variables were relatively more volatile in 2020, reflecting the impact of the COVID-19 pandemic.

One of the most common measurements of data volatility is the standard deviation, which is frequently reported by agencies such as Statistics Canada and the Bank of Canada. Roughly speaking, the standard deviation of a variable measures how far the individual data points are from the average (mean) of all the data points in the series on an absolute basis (that is, without regard to whether each data point is above or below the average).

If a variable’s data points are generally close to the average, then the standard deviation will be relatively low (meaning that the variable is relatively stable). An example of a relatively stable variable is presented in Chart 1, which displays the annual growth rate of B.C.’s population.

Chart 1 – An Example of Historical Data Stability

Conversely, if a variable’s data points are generally spread out from the average, then the variable will have a relatively high standard deviation (meaning that the variable is relatively volatile). The annual growth rate of the natural gas price in Chart 2 is an example of a relatively volatile variable.

Chart 2 – An Example of Historical Data Volatility

The standard deviations and averages of selected key economic variables’ growth rates over different time periods are presented in Table 1. For instance, B.C. real GDP growth had a standard deviation of 0.6 percentage points and an average of 2.8 per cent from 2010 to 2019. This means that, on average, real GDP growth rates were 0.6 percentage points away from the average annual real GDP growth rate of 2.8 per cent over this period.

Standard deviations can vary widely across indicators and time. Variables such as the natural gas price and housing starts were relatively volatile from 2010 to 2019, while variables such as population and the consumer price index were relatively stable (see Chart 3). Meanwhile, some variables like the exchange rate have become more volatile over time, whereas other variables like population have become more stable (see Table 1).

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Chart 3 – Recent Data Volatility

The Ministry of Finance manages the uncertainty associated with data volatility by incorporating prudence in the Province’s budget and fiscal plan.

PART 1 – ECONOMIC REVIEW

Table 1 – Data Volatility

Standard deviations and averages of growth rates of selected B.C. economic variables and prices

All figures are based on the annual per cent	1982-2019		2000-2019		2010-2019
change of calendar year data[1]		Standard		Standard		Standard
	Average[2]	Deviation	Average[2]	Deviation	Average[2]	Deviation
		(percentage		(percentage		(percentage
	(%)	points)	(%)	points)	(%)	points)
Real GDP	2.6	2.3	2.7	1.7	2.8	0.6
Nominal GDP	5.1	2.8	4.6	2.8	4.6	1.5
Nominal consumption	5.5	1.9	4.8	1.4	4.5	0.9
Nominal business investment	5.2	9.2	6.7	6.9	6.1	4.0
Nominal residential home sales	11.1	22.6	9.4	19.1	4.8	19.2
Nominal household income	5.2	2.5	4.5	2.1	4.4	1.2
Nominal compensation of employees	4.8	2.6	4.4	2.3	4.3	1.4
Nominal net operating surplus of corporations	10.6	30.7	6.6	17.1	7.1	13.4
Consumer price index	2.5	1.9	1.7	0.7	1.6	0.8
Exchange rate	-0.1	5.5	0.8	6.4	-1.3	6.5
Copper price	5.7	24.3	9.9	27.9	3.2	20.6
Natural gas price	4.1	34.1	4.3	45.2	-6.0	37.1
Pulp price	3.5	20.6	4.5	17.9	5.2	19.3
SPF 2x4 price	3.6	20.1	2.5	21.7	9.4	21.4
Housing starts	3.2	23.5	7.8	22.6	12.4	21.3
Population	1.6	0.7	1.2	0.4	1.4	0.3

[1]	Calendar and fiscal year data yield similar data volatility results
[2]	Measured as the mean

Sources: Statistics Canada; Haver Analytics; Ministry of Energy, Mines & Low Carbon Innovation; Ministry of Forests, Lands, Natural Resource Operations & Rural Development; Ministry of Finance calculations

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PART 2

FINANCIAL REVIEW

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021

PART 2 – FINANCIAL REVIEW

2020/21 Overview

Table 2.1 2020/21 Fiscal Summary

	2020/21			Actual
($ millions)	Budget	Actual	Variance	2019/20 [1]
Revenue	60,585	62,156	1,571	58,660
Expense	(60,058)	(59,693)	365	(58,982)
Pandemic and Recovery Contingencies	-	(7,931)	(7,931)	-
Forecast allowance	(300)	-	300	-
Surplus (Deficit)	227	(5,468)	(5,695)	(322)

Capital spending:
Taxpayer-supported capital spending	7,126	5,428	(1,698)	4,772
Self-supported capital spending	3,409	3,475	66	4,386
	10,535	8,903	(1,632)	9,158
Provincial Debt:
Taxpayer-supported debt	49,202	59,750	10,548	46,229
Self-supported debt	26,890	27,350	460	25,932
Total debt (including forecast allowance)	76,392	87,100	10,708	72,161

Key debt affordability metrics:
Taxpayer-supported debt to GDP ratio	15.5%	20.2%	4.7%	15.1%
Taxpayer-supported debt to revenue ratio	84.1%	101.2%	17.1%	80.6%

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2021, and the impact of Statistics Canada’s historical data revisions of economic growth.

The impacts of the COVID-19 global pandemic and government’s response measures resulted in significant consequences to government’s finances in the 2020/21 fiscal year. The Province ended the fiscal year with a $5.468 billion deficit, a decline of $5.695 billion from the $227 million surplus forecasted in Budget 2020, which was tabled before the pandemic (see Table 2.5.1 for detailed quarterly changes to the forecast).

Revenue was $1.571 billion higher than Budget 2020 as the decline in own-source revenues was offset by increased federal government contributions in support of COVID-19 pandemic measures. (See Revenue section for further details.)

Total government expenses were $7.566 billion higher than Budget 2020, mainly due to pandemic-related spending from contingencies votes that were appropriated through Supplementary Estimates during the year. (See Expense section for further details.)

Taxpayer-supported capital spending on hospitals, schools, post-secondary institutions, transportation infrastructure, social housing and other projects totalled $5.4 billion. This is $1.7 billion less than Budget 2020 due to scheduling delays across the sectors.

Self-supported capital spending of $3.475 billion was $66 million higher than budget. (See Capital section for further details.)

Government’s total debt balance at year end was $10.7 billion higher than forecast in Budget 2020 due to the operating deficit and changes to other operating requirements, including higher cash balances for increased liquidity. (See Debt section for further details.)

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PART 2 – FINANCIAL REVIEW

Chart 2.1 2020/21 Surplus (Deficit) - Major Changes from Budget 2020

Decline of $5.695 billion, resulted in a $5.468 billion deficit

Financial information in this publication, including this chapter and Appendix 2, is sourced from the government’s 2020/21 Public Accounts.

Revenue

Revenue totalled $62.2 billion in 2020/21, $1,571 million higher than the Budget 2020 projection and up 6.0 per cent from 2019/20. Compared to budget, higher revenues from natural resources, investment earnings, commercial Crown corporation net income and federal government transfers were partly offset by lower revenues from taxation, fees and miscellaneous sources.

Changes of the major revenue components from Budget 2020 are outlined as follows.

Chart 2.2 Revenue Changes from Budget 2020

Total revenue increases by $1.6 billion

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PART 2 – FINANCIAL REVIEW

Income Tax Revenue

Personal income tax revenue was down $653 million mainly due to the impacts of the pandemic on employment and incomes, resulting in lower taxes. 2020 household income growth exceeded expectations, however, this mainly reflected various federal and provincial emergency benefit payments. The average tax yield on these benefit payments is expected to be lower, as they primarily benefitted lower to middle income households, who are subject to lower tax rates. During the year, other influencing factors on personal income tax revenue included weaker tax assessments for the 2019 calendar year resulting in a lower tax base.

Table 2.2.1 Personal Income Tax Revenue Changes from Budget 2020

Revenue
changes
($ millions)
Impacts of the pandemic - changes in 2020 household income and weaker average tax yield	(489)
Prior year adjustment - improvement in 2020 taxes partly offset by weaker 2019 tax results	97
Carry-forward impacts of the lower 2019 tax base	(261)
(653)

2020/21
		Budget		Public
Indicators (annual percent change)		2020		Accounts
Household income	2020 2021	3.8 3.8	% %	4.9 0.8	% [1] %

B.C. taxable income	2020 2021	3.8 3.7	% %	4.9 0.0	% [1] %

[1] Budget 2021 forecast

Corporate income tax revenue was up $66 million mainly due to increased instalments from the federal government partially offset by lower entitlement in respect of prior years. The $161 million increase in instalments reflects higher federal government forecast of 2020 corporate taxable income and B.C. payment share. The 2019 B.C. corporate income tax returns were weaker than expected resulting in a $95 million decrease to the prior years’ settlement payment. In 2019, B.C. taxable income declined 6.2 per cent annually compared to the 7.0 per cent annual decrease in the net operating surplus of B.C. corporations.

Table 2.2.2 Corporate Income Tax Revenue Changes from Budget 2020

Revenue
changes
($ millions)
Advance instalments	161
Prior years’ settlement payment	(95)
66

	Budget	Actual
Indicators ($ billions)	2020	2020/21
Payment Share	14.17%	14.42%
2020 national corporate tax base	365.9	376.0
2019 national corporate tax base	349.5	344.4
2019 B.C. corporate tax base	49.5	48.6

Other Tax Revenue

Sales tax revenues were $211 million lower than budget mainly due to lower growth in 2020 retail sales and goods consumption in particular durable and semi-durable goods as well as services. The delay of the Budget 2020 measures to April 1, 2021, as part of the government response to the global pandemic and the temporary PST rebate on select machinery and equipment also contributed to lower sales tax revenue. Net audit assessments and refunds were lower due to reduced audit and compliance activity in 2020 due to the pandemic. It is also likely that measures taken to help limit the spread of the coronavirus outbreak contributed to reduced consumer purchases of taxable items and sales tax revenue.

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PART 2 – FINANCIAL REVIEW

Table 2.2.3 Consumption and Other Tax Revenue Changes from Budget 2020

Revenue
changes
($ millions)
Provincial sales	(211)
Carbon	(271)
Fuel	(88)
Tobacco	(44)
Insurance premium	(8)
(622)

		2020/21
	Budget	Public
Indicators (annual percent change for the 2020 calendar year)	2020	Accounts [1]
Nominal consumer expenditures	4.5%	-4.9%
Nominal consumer expenditures on durable goods	1.7%	-2.3%
Nominal business investment	4.1%	-9.3%
Consumer price index	2.2%	0.8%
Real GDP	2.0%	-5.3%
Nominal GDP	3.9%	-4.5%
Retail sales	3.0%	1.3%

[1]	Budget 2021 forecast for most variables, except retail sales and consumer price index which are actuals.

Property transfer tax revenue was $512 million higher than budget due to higher residential sales values. Compared to 2019/20, revenue increased $488 million (30.3 per cent) as the average tax per residential transaction increased 35.3 per cent, while the number of residential transactions increased by 15.3 per cent. Revenue from the foreign buyers’ tax (included in total property transfer tax revenue) was $101 million compared to the $123 million budget assumption.

Fuel tax revenue was down $88 million from budget mainly due to lower than assumed gasoline, diesel, jet fuel and natural gas purchases. Travel restrictions due to the pandemic also contributed to lower consumption volumes.

Carbon tax revenue was down $271 million from budget mainly due to the delay in Carbon tax rate increase from $40 to $45 per tonne of carbon dioxide equivalent emissions from April 1, 2020 to April 1, 2021 as well as lower consumption of gasoline and diesel fuels.

Tobacco tax revenue was down $44 million from budget reflecting a decline in consumption volumes due in part to consumer lifestyle changes including purchases of alternatives such as vaping products.

Property tax revenue was $713 million lower than budget due to lower revenues from non-residential school taxes, residential school taxes, speculation and vacancy tax and BC Transit property levies. Lower non-residential school tax revenue ($567 million) mainly reflects the reduction in school property tax rates for commercial properties in the 2020 calendar year, announced as part of government’s response to the pandemic. Lower residential school taxes ($41 million) mainly reflect decreased residential property assessment values as well as higher claims relating to homeowner grant. The speculation and vacancy tax revenue was $115 million in 2020/21, $70 million lower than the budget estimate ($185 million), based on declarations by property owners for 2020 as well as reassessments relating to prior tax years.

Table 2.2.4 Property Tax Revenue Changes from Budget 2020

Revenue
changes
($ millions)
Non-residential tax	(567)
Speculation and vacancy tax	(70)
Residential tax	(41)
Other	(35)
Total changes	(713)

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PART 2 – FINANCIAL REVIEW

Insurance premium tax revenue was $8 million lower than budget mainly due to refunds issued to motor vehicle owners partially offset by increases in home insurance costs.

Employer health tax revenue was $232 million higher than budget mainly due to the pandemic adjustments relating to the prior year’s filing and payment deadlines and partly offset by lower 2020 compensation of employees than assumed at budget.

Natural Resources Revenue

Natural gas royalties were $11 million lower than budget due to lower prices for natural gas byproducts and increased utilization of the royalty and infrastructure credit programs, partly offset by higher natural gas prices. Byproducts include pentane, condensate and butane whose prices are more closely aligned to oil rather than natural gas. Prices for byproducts were lower than expected, ranging from down 33.8 per cent for pentane to down 61.9 per cent for butane. In 2020/21 natural gas prices averaged $1.24 ($Cdn/gigajoule, plant inlet), a 100 per cent increase from budget assumption.

Table 2.2.5 Energy and Mineral Revenue Changes from Budget 2020

Revenue
changes
($ millions)
Natural gas royalties	(11)

Petroleum royalties	(26)

Coal, metals and other minerals	(92)

Electricity sales under the Columbia River Treaty	(36)

Other sources[1]	(7)
(172)

[1]	Includes Crown land tenures and fees and levies collected by the BC Oil and Gas Commission.

	Budget	Actual
Indicators	2020	2020/21
Natural gas price ($Cdn/GJ, plant inlet)	$0.62	$1.24
Natural gas production (annual change)	7.1%	2.8%
Pentane price ($C/bbl)	$65.02	$43.03
Condensates price ($C/bbl)	$64.37	$41.91

Oil price ($US/bbl)	$61.13	$46.08

Metallurgical coal price ($US/tonne)	$155	$117
Copper price ($US/lb)	$2.81	$3.13

Electricity price ($US/Mwh)	$33.93	$27.03

Coal, metals and other minerals revenue was $92 million lower than budget mainly due to lower metallurgical coal prices and significant capital spending in coal mine operations partially offset by the impacts of higher copper prices, improved copper grades and more efficient copper extraction process. Metallurgical coal prices averaged $117 (US/tonne) in 2020/21, down 24.5 per cent from the budget assumption ($155). Lower average prices during the year were mainly attributed to reduced demand for metallurgical coal by major steel producing countries during the COVID-19 pandemic combined with global oversupply.

Revenue from other energy sources was $69 million lower than budget mainly due to the effects of lower Mid-Columbia (Mid-C) electricity prices as well as the impacts of lower petroleum prices and production volumes. In 2020/21, petroleum prices averaged $46.08 per barrel, down 24.6 per cent from budget ($61.13) and Mid-C electricity prices averaged $27.03 ($US per mega-watt hour), down 20.3 per cent from the budget assumption ($33.93). Lower Mid-C electricity prices during the year were a result of improved natural gas supply and mild temperatures combined with an abundance of precipitation throughout the Pacific North West in late fall.

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Forests revenue was $437 million higher than budget mainly due to higher than expected stumpage revenue from timber tenures resulting from a higher average stumpage rate and increased Crown harvest volumes. Lumber prices for SPF 2x4 averaged $570 ($US/1000 bf) in 2020, up 50 per cent from the budget assumption ($380). The total Crown harvest volumes for 2020/21 were 47.1 million cubic metres, 2.4 per cent above budget. Logging tax revenue was higher than budget due to increased lumber prices and the depletion of companies’ loss carry-forwards.

Table 2.2.6 Forest Revenue Changes from Budget 2020

Revenue
changes
($ millions)
Stumpage from timber tenures	291
BC Timber Sales	106
Logging Tax	26
Other receipts	14
437

	Budget	Actual
Indicators	2020	2020/21
SPF 2x4 ($US/1000 bf, calendar year)	$380	$570
Total stumpage rate ($/m3)	$16.83	$24.97
Harvest volumes (million m3)	46.0	47.1

Other natural resource revenues, comprised of revenue from water rentals and hunting and fishing licenses, were $11 million lower than budget mainly due to lower water rentals revenue.

Other Taxpayer-Supported Sources

Revenue from fees, investment earnings and other miscellaneous sources totalled $8.7 billion, down $983 million from budget.

Fee revenue totalled $4.3 billion, down $338 million from budget mainly due to lower revenues from post-secondary institutions, K-12 school districts, health authorities and motor vehicle fees.

Miscellaneous revenue totalled $3.1 billion, $662 million below budget mainly due to lower revenues from taxpayer-supported Crown corporations and SUCH sector agencies. These decreases were partially offset by higher vote recoveries related to the PharmaCare and other health spending programs. The higher vote recovery funding had an equal and offsetting expense increase.

Revenue from investment earnings was $1.3 billion, up $17 million from budget due to prudence adopted at budget, partly offset by decreases in vote recoveries related to Fiscal Agency Loans and lower investment returns for taxpayer-supported Crown corporations and agencies.

Table 2.2.7 Other Revenue Changes from Budget 2020

Revenue changes
($ millions)
Fees	(338)

Miscellaneous sources	(662)

Investment earnings	17
(983)

Lower revenues from motor vehicle fees and taxpayer supported SUCH sector agencies

Lower revenues in taxpayer-supported SUCH sector agencies and Crown corporations, partly offset by higher PharmaCare and other vote recoveries

Prudence adopted at budget partly offset by lower fiscal agency loan recoveries

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Federal Government Transfers

Contributions from the federal government totaled $13 billion, $3 billion above budget.

Canada Health Transfer and Canada Social Transfer entitlements were $60 million higher as a result of a greater than assumed B.C. share of the national population (13.54 per cent compared to 13.50 per cent forecast at budget) and net refunds of deductions for violations relating to prior years under the Canada Health Act.

COVID-19 pandemic related funding contributions supporting the Safe Restart Agreement, COVID-19 Essential Workers Support Fund, Safe Return to Class Fund and the Financial Assistance Agreement to Support Closure and Restoration of Oil and Gas Sites in British Columbia, were $2.6 billion.

Table 2.2.8 Federal Government Transfer Changes from Budget 2020

Revenue
changes
($ millions)
B.C. health and social transfers revenue	60

COVID-19 related funding	2,603

SUCH sector	92

Crown corporations and agencies	53

Vote recoveries	38

Other receipts	85

2,931

Higher B.C. population share of the national total and net refunds of Canada Health Act violation deductions related to prior years

Funding supporting the Safe Restart Agreement, COVID-19 Essential Workers Support Fund, Safe Return to Class Fund and the Financial Assistance Agreement to Support Closure and Restoration of Oils and Gas Sites in British Columbia

Higher transfers to taxpayer-supported SUCH sector agencies (mainly post-secondary institutions)

Mainly higher transfers to BC Transit

Higher funding in support of local government services and transfers, labour market and skills training and other program spending

Mainly higher funding in support of Disaster Financial Assistance Arrangements, Forest Enhancement Society of BC and indigenous student education

Other federal government contributions were up $268 million from budget. SUCH1 sector entities received $92 million higher contributions, mainly by post-secondary institutions. Taxpayer-supported Crown corporations received $53 million higher contributions, mainly by BC Transit. Ministries received $38 million higher vote recovery funding in support of labour market and skills training as well as local government services and transfers. The increased vote recovery funding had an equal and offsetting expense increase. Other ministry receipts were $85 million higher than budget mainly due to higher funding in support of Disaster Financial Assistance Arrangements, the Forest Enhancement Society of BC and indigenous student education.

[1]	SUCH: School districts, universities, colleges and institutes, and health organizations.

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Commercial Crown Corporations

The net income of commercial Crown corporations (government business enterprises) was nearly $4 billion in 2020/21, $547 million higher than Budget 2020, and $1 billion higher than 2019/20. The variance from budget in overall earnings is mainly due to higher ICBC operating results partially offset by lower net income from BC Lottery Corporation.

British Columbia Hydro and Power Authority

BC Hydro’s net income of $688 million was $24 million lower than the forecast in Budget 2020. The lower net income was mainly due to variances in certain operating costs that were above planned amounts, and which were not subject to deferral.

British Columbia Liquor Distribution Branch

BC Liquor Distribution Branch (LDB) net income of $1.2 billion was $27 million higher than the forecast in Budget 2020, and $54 million higher than 2019/20. The increase in net income was mainly due to higher revenue from liquor operations, and lower amortization and other administrative expenses.

British Columbia Lottery Corporation

BC Lottery Corporation’s net income of $420 million (net of payments to the federal government) was $943 million lower than Budget 2020, and a decrease of $916 million over the prior year. The 2020/21 change was mainly due to the closure of all gaming facilities for the entire fiscal year in compliance with provincial health orders related to the COVID-19 pandemic.

Insurance Corporation of British Columbia

The Insurance Corporation of British Columbia’s (ICBC) net income of $1.5 billion was $1.4 billion higher than the $86 million projected in Budget 2020, and a $1.9 billion improvement from the 2019/20 loss. The significant improvement in 2020/21 was primarily due to a continuing trend of a lower number of crashes and claims frequency observed even before the favourable impacts of the COVID-19 pandemic, as well as higher than expected investment income. Although ICBC also experienced a significant net favourable impact (lower claims partially offset by lower premiums) from reduced driving during the provincial COVID-19 lockdown period in 2020/21, this benefit was returned to customers in the form of COVID-19 rebates.

More information about commercial Crown corporations’ financial results and performance measures is provided in each corporation’s Annual Service Plan Report available at its respective website.

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Table 2.3 Revenue by Source

	Budget	Actual	Actual
($ millions)	2020	2020/21	2019/20
Taxation
Personal income	11,771	11,118	10,657
Corporate income	4,739	4,805	5,011
Employer health	1,924	2,156	1,897
Sales [1]	7,905	7,694	7,374
Fuel	1,024	936	1,008
Carbon	1,954	1,683	1,682
Tobacco	755	711	729
Property	3,026	2,313	2,608
Property transfer	1,586	2,098	1,609
Insurance premium	660	652	691
	35,344	34,166	33,266
Natural resources
Natural gas royalties	207	196	118
Forests	867	1,304	988
Other natural resources [2]	1,075	903	1,162
	2,149	2,403	2,268
Other revenue
Medical Services Plan premiums	-	(4)	1,063
Other fees and licences [3]	4,667	4,333	4,509
Investment earnings	1,247	1,264	1,263
Miscellaneous [4]	3,798	3,136	3,838
	9,712	8,729	10,673
Contributions from the federal government
Health and social transfers	7,683	7,743	7,430
COVID-19 related funding	-	2,603	64
Other federal contributions [5]	2,280	2,548	2,041
	9,963	12,894	9,535
Commercial Crown corporation net income
BC Hydro	712	688	705
Liquor Distribution Branch	1,134	1,161	1,107
BC Lottery Corporation (net of payments to the federal government)	1,363	420	1,336
ICBC	86	1,528	(376)
Other [6]	122	167	146
	3,417	3,964	2,918
Total revenue	60,585	62,156	58,660

[1]	Includes provincial sales tax, HST/PST housing transition tax and harmonized sales tax related to prior years.
[2]	Columbia River Treaty, Crown land tenures, other energy and minerals, water rental and other resources.
[3]	Post-secondary, healthcare-related, motor vehicle, and other fees.
[4]	Includes reimbursements for health care and other services provided to external agencies, and other recoveries.
[5]	Includes contributions for health, education, community development, housing and social service programs, and transportation projects.
[6]	Includes Columbia Power Corporation, BC Railway Company, Columbia Basin power projects, and post-secondary institutions’ self-supported subsidiaries.

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Table 2.4 Expense by Ministry, Program and Agency 1

		Contin-	Pandemic &	Statutory	Total
	Budget	gencies	Recovery	author-	author-	Actual	Actual
($ millions)	2020 [2]	allocation	Contingencies	ization [3]	izations	2020/21	2019/20 [2]
Office of the Premier	11	-	-	-	11	11	12
Advanced Education and Skills Training	2,366	-	46	-	2,412	2,412	2,331
Agriculture, Food and Fisheries	95	32	23	-	150	150	112
Attorney General	1,154	40	310	-	1,504	1,495	1,192
Children and Family Development	2,229	41	175	-	2,445	2,445	2,148
Citizens’ Services	552	13	98	-	663	663	598
Education	6,695	16	45	1	6,757	6,756	6,627
Energy, Mines and Low Carbon Innovation	114	61	77	-	252	252	251
Environment and Climate Change Strategy	245	52	402	12	711	708	244
Finance	839	61	16	883	1,799	1,781	1,368
Forests, Lands, Natural Resource Operations and Rural Development	844	22	100	111	1,077	1,077	958
Health	22,190	41	1,924	-	24,155	24,155	20,825
Indigenous Relations and Reconciliation	97	184	33	-	314	314	353
Jobs, Economic Recovery and Innovation	78	2	171	-	251	251	82
Labour	17	-	18	-	35	35	16
Mental Health and Addictions	10	-	29	-	39	39	23
Municipal Affairs	147	37	341	-	525	524	717
Public Safety and Solicitor General	871	54	31	102	1,058	1,057	989
Social Development and Poverty Reduction	3,682	46	755	-	4,483	4,483	3,568
Tourism, Arts, Culture and Sport	159	11	183	-	353	352	182
Transportation and Infrastructure	929	-	303	-	1,232	1,232	920
Total ministries and Office of the Premier	43,324	713	5,080	1,109	50,226	50,192	43,516
Management of public funds and debt	1,197	-	-	49	1,246	1,246	1,234
Contingencies	1,066	(713)	-	-	353	-	-
Pandemic and Recovery Contingencies - Vote 52 [4]	-	-	2,730	-	2,730	2,041	-
Pandemic and Recovery Contingencies - Vote 53 [5]	-	-	190	-	190	-	-
Funding for capital expenditures	2,789	-	-	-	2,789	1,974	1,653
Refundable tax credit transfers	1,686	-	-	672	2,358	2,358	1,413
Legislative Assembly and other appropriations	166	-	-	50	216	209	150
Total appropriations	50,228	-	8,000	1,880	60,108	58,020	47,966
Elimination of transactions between appropriations [6]	(20)	-	-	-	(20)	(15)	(20)
Prior year liability adjustments	-	-	-	-	-	(123)	(126)
Consolidated revenue fund expense	50,208	-	8,000	1,880	60,088	57,882	47,820
Expenses recovered from external entities [5]	3,335	-	-	-	3,335	4,557	3,850
Funding provided to service delivery agencies	(30,813)	-	-	-	(30,813)	(34,096)	(28,928)
Total direct program spending	22,730	-	8,000	1,880	32,610	28,343	22,742
Service delivery agency expense
School districts	7,080	-	-	-	7,080	7,083	6,995
Universities	5,457	-	-	-	5,457	5,272	5,252
Colleges and institutes	1,464	-	-	-	1,464	1,431	1,465
Health authorities and hospital societies	17,425	-	-	-	17,425	19,252	17,038
Other service delivery agencies	5,902	-	-	-	5,902	6,243	5,489
Total service delivery agency expense	37,328	-	-	-	37,328	39,281	36,239
Total expense	60,058	-	8,000	1,880	69,938	67,624	58,981

[1]	Amounts may not add due to rounding.
[2]	Amounts have been restated to reflect government accounting policies and organization in effect at March 31, 2021.
[3]	Statutory authorizations are appropriations permitted by an Act other than a Supply Act.
[4]	On March 23, 2020, the Legislative Assembly passed Supplementary Estimates of $5 billion to establish a new Vote 52 - Contingencies (All Ministries): Pandemic Response and Economic Recovery. An additional $2 billion in appropriation was authorized on December 17, 2020 to fund further COVID-19 measures.
[5]	On August 14, 2020, the Legislative Assembly passed Supplementary Estimates No. 2 of $1 billion to establish a new Vote 53 - Contingencies (All Ministries): Federal and Provincial Pandemic Support. The provincial portion of the actual spending is shown as part of ministries expenses; the federal matching spending is included in “Expenses recovered from external entities”.
[6]	Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account (Housing Endowment Fund and British Columbia Training and Education Savings Program).

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021	29

PART 2 – FINANCIAL REVIEW

Table 2.5.1 2020/21 Operating Results by Quarter

	($ millions)
2020/21 surplus at Budget 2020 (February 18, 2020)	227				227
2020/21 deficit at the First Quarterly Report (September 10, 2020)		(12,792)
2020/21 deficit at the Fall 2020 Economic & Fiscal Update (December 17, 2020)			(13,643)
2020/21 surplus at the Third Quarterly Report (April 20, 2021)				(8,144)

	Q1	Fall 2020	Q3	Q4	Total
	Update	Update	Update	Update	Changes
Revenue changes:
Personal income tax – mainly expected changes in 2020 household income and weaker tax yield	(978)	171	154	-	(653)
Corporate income tax – changes in instalments, mainly reflecting federal government outlook for 2020 national corporate taxable income partly offset by weaker 2019 tax assessments results	(1,144)	78	1,134	(2)	66
Provincial sales tax – lower retail sales and consumer expenditures and impacts of tax measures	(1,024)	(135)	700	248	(211)
Property taxes – mainly reflecting tax relief provided to commercial property owners, lower speculation and vacancy tax and updated 2021 assessment values and tax rates	(694)	7	(15)	(11)	(713)
Property transfer tax – changes in year-to-date sales activity in the housing sector	(315)	479	250	98	512
Fuel and carbon taxes – year-to-date sales activity and delay of the carbon tax rate increase from April 1, 2020 to April 1, 2021	(469)	(15)	79	46	(359)
Employer health tax – mainly expected changes in employee compensation and higher taxes relating to prior years	(148)	47	17	316	232
Other taxation sources – impacts of 2019/20 Public Accounts and year-to-date results	20	10	(20)	(62)	(52)
Mining – changes in coal and copper prices, changes in coal production and mining costs	(84)	(18)	2	8	(92)
Forests – higher stumpage rates as well as changes in logging tax revenue and harvest volumes	30	96	128	183	437
Other natural resources – commodity prices and production volumes, utilization of royalty infrastructure programs/credits and changes in water rentals revenue	(190)	78	24	(3)	(91)
Fees, licences, investment earnings and miscellaneous sources:
Post-secondary institutions	(673)	67	145	(8)	(469)
K-12 school districts	(137)	(25)	78	(182)	(266)
Taxpayer-supported Crowns	(111)	(94)	(45)	43	(207)
Other sources – lower fees from Health Authorities and motor vehicle fees/fines partly offset by higher ministry program vote recoveries and investment earnings	(76)	4	(47)	78	(41)
Canada health and social transfers – mainly due to changes in B.C. population share of national total. Additional pandemic relief one-time funding supporting recovery of health care systems was included in Q3 but will be recognized in 2021/22 instead	(2)	52	552	(542)	60
COVID-19 related federal government funding	2,376	242	(2)	(13)	2,603
Other federal government transfers – mainly higher transfers under the Disaster Financial Assistance Arrangements and higher funding in support of ministry program spending, taxpayer-supported Crowns and SUCH sector agencies	(20)	69	130	89	268
Commercial Crown corporation net income – ICBC, BC Lottery Corp and the LDB	(933)	298	279	903	547
Total revenue changes	(4,572)	1,411	3,543	1,189	1,571

Less: expense increases (decreases):
Consolidated Revenue Fund changes:
Pandemic and Recovery Contingencies (Vote 52)	5,000	2,000	(300)	(389)	6,311
Change in Contingencies (Vote 45) spending allocation	-	-	(330)	(23)	(353)
Ministry and Legislative Assembly savings	-	-	-	(40)	(40)
Federal-Provincial cost-shared investments under the Safe Restart Agreement: Provincial portion (Pandemic and Recovery Contingencies - Vote 53)	810				810
Federal portion	810	-	-	-	810
Statutory spending:
Fire management costs	76	2	2	(23)	57
Emergency Program Act	94	26	1	(19)	102
Signed agreements under the Sustainable Services Negotiating Mandate	310	37	2	9	358
COVID-19 temporary pandemic pay	425	(41)	-	(51)	333
Housing Priority Initiatives Special Account – purchase of hotels to house decamped homeless populations	111	-	85	-	196
Other statutory spending	14	71	3	25	113
Refundable tax credits:
One-time enhancement of the Climate Action Tax Credit	500	-	-	(20)	480
Other refundable tax credits	(86)	31	236	11	192
Other expense changes – mainly favourable impacts of prior year liability	88	(15)	(97)	(45)	(69)
Spending funded by third party recoveries – mainly Safe Return to Class funding from the federal government	(30)	310	(90)	222	412
Changes in spending profile of service delivery agencies:
School districts	152	214	89	(452)	3
Universities	(61)	(14)	(14)	(96)	(185)
Colleges	(23)	2	13	(25)	(33)
Health authorities and hospital societies	229	1,137	580	(119)	1,827
Other service delivery agencies	609	(165)	(75)	(28)	341
(Increase) decrease in transfers to service delivery agencies - accounting elimination	(1,281)	(1,333)	(1,061)	(424)	(4,099)
Total expense changes	7,747	2,262	(956)	(1,487)	7,566
Subtotal	(12,319)	(851)	4,499	2,676	(5,995)
Forecast allowance - (increase) decrease	(700)	-	1,000	-	300
Total changes	(13,019)	(851)	5,499	2,676	(5,695)
2020/21 deficit at the First Quarterly Report	(12,792)
2020/21 deficit at the Fall 2020 Economic & Fiscal Update		(13,643)
2020/21 deficit at the Third Quarterly Report			(8,144)
2020/21 deficit at the Public Accounts				(5,468)	(5,468)

[1]	Includes BC Transportation Financing Authority, BC Transit, BC Housing Management Commission, Community Living BC, and other entities.

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Part 2 – Financial Review

Expense

In 2020/21, government expenses totalled $67.6 billion, $7.6 billion higher than Budget 2020 and $8.6 billion (14.7 per cent) higher than the previous year.

Chart 2.3 Expense Changes from Budget 2020

Total expense increased by $7.6 billion

$ millions

*Net agency spending reflects changes to spending of SUCH sector and other agencies, net of changes to government funding. For details, see table 2.5.1

Consolidated Revenue Fund

Consolidated Revenue Fund (CRF) direct program spending2 (expenses other than grants paid to government agencies) was $5.6 billion higher than Budget 2020. This was mainly due to higher spending related to the COVID-19 pandemic, higher statutory spending and higher spending funded by third parties, partially offset by lower ministry spending and favourable prior year liability adjustments.

Since Budget 2020, the government tabled two Supplementary Estimates to authorize an additional $7 billion to fund COVID-19 pandemic measures, under the new Vote 52 - Contingencies (All Ministries): Pandemic Response and Economic Recovery. During the year, spending in this vote totalled $6.3 billion as shown in the Table 2.5.2.

Government also tabled Supplementary Estimates of $1 billion under the new Vote 53 - Contingencies (All Ministries): Federal and Provincial Pandemic Support to fund the provincial contribution to the following pandemic measures that were cost-shared with the federal government, under the Safe Restart Agreement:

•	$540 million in grants to BC Transit, TransLink and BC Ferries for transit services; and

•	$270 million in restart funding to local governments.

The federal government equally matched the provincial contribution for these pandemic measures, bringing total spending for the year to $1.62 billion.

[2]	See Table 2.4 – Total direct program spending.

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Part 2 – Financial Review

Table 2.5.2 2020/21 Pandemic and Recovery Contingencies (Vote 52)

Actual
($ millions)	2020/21
Critical Services
Health and mental health	1,722
Child care services	56
Temporary housing, meals and supports for vulnerable populations	162
Essential Services for adults with developmental disabilities, vulnerable children and youth, courts, family justice and victim services, public health communications, Urban Indigenous Service Providers, food security and agriculture worker accommodations	130
Total Critical Services	2,070

Financial Supports
B.C. Recovery Benefit	1,297
B.C. Emergency Benefit for Workers	643
Temporary monthly increases and other supports for people in receipt of income and disability assistance including the Crisis Supplement and Recovery Supplement	712
Temporary Rental Supplement	129
Canada Emergency Commercial Rent Assistance Program	79
Emergency financial relief for organizations providing animal care, park operators and community tourism organizations, Domestic Motion Picture providers, local sports organizations, Royal BC Museum and the B.C. Pavilion Corporation	57
Total Financial Supports	2,917

Economic Recovery
Recovery for People - Jobs and Training	348
Recovery for People - Supports	51
Recovery for Businesses	218
Recovery for Communities - Community Infrastructure	355
Recovery for Communities - Social Supports	134
Building for a Better Future - Food Security and Farming	30
Building for a Better Future - Self-Resilience	188
Total Economic Recovery	1,324
Total Pandemic Contingencies Spending Measures	6,311

Statutory spending by government during the year totalled $1.83 billion in the following areas:

•	$672 million for refundable tax credits, including $480 million for the one-time enhancement of the Climate Action Tax Credit;

•	$358 million for the signed agreements under the Sustainable Services Negotiating Mandate (Ministry of Finance);

•	$333 million for the COVID-19 temporary pandemic pay, a federal-provincial cost-shared initiative (Ministry of Finance);

•	$196 million to fund the purchases of hotels to house decamped homeless populations under the Housing Priority Initiatives Special Account (Ministry of Finance);

•	$102 million in emergency response, recovery, prevention, and preparedness costs, including $51 million for COVID-19 related expenses, under the Emergency Program Act (Ministry of Public Safety and Solicitor General);

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•	$57 million in fire management costs (Ministry of Forests, Lands, Natural Resource Operations and Rural Development); and

•	$113 million in other areas, including $50 million for Elections BC.

Other CRF spending was $475 million lower than Budget 2020 mainly due to unused portion of the Contingencies Vote ($353 million), ministry and other savings ($40 million), and other expense changes ($82 million, including prior period adjustments and interest costs).

Government used the Contingencies Vote as a prudent budgeting tool to fund priority initiatives and manage budget pressures. In 2020/21, $713 million of the $1.066 billion Contingencies Vote was spent on a number of priority initiatives and pressures, including:

•	$184 million for various treaty and non-treaty agreements with First Nations, including costs under the Indigenous Funding Envelope and the LNG benefits agreement (Ministry of Indigenous Relations and Reconciliation);

•	$61 million mainly to support CleanBC initiatives (Ministry of Energy, Mines and Low Carbon Innovation);

•	$54 million to fund various public safety program operating pressures and initiatives including corrections, policing and security, Road Safety Initiative, intersection safety cameras and cannabis licensing (Ministry of Public Safety and Solicitor General);

•	$52 million mainly to fund CleanBC Program for Industry (Ministry of Environment and Climate Change Strategy);

•	$45 million mainly to fund income and disability assistance caseload pressures and provide grants to Community Living BC to support ongoing programs (Ministry of Social Development and Poverty Reduction);

•	$41 million to support ongoing operations of various family, children, and youth services (Ministry of Children and Family Development);

•	$40 million to support various justice sector program and initiatives including access to justice initiatives, court related costs and the Civil Resolution Tribunal (Ministry of Attorney General);

•	$37 million in grants to support local governments for various infrastructure projects (Ministry of Municipal Affairs);

•	$32 million to support various initiatives including the BC Salmon Restoration and Innovation Fund and the Greenhouse Carbon Tax Relief Grant program (Ministry of Agriculture, Food, and Fisheries);

•	$22 million to support various programs and initiatives including the contaminated site liability, the Big Bar landslide and softwood lumber litigation costs (Ministry of Forests, Lands, Natural Resource Operations and Rural Development); and

•	$145 million in other areas.

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Part 2 – Financial Review

Third party recovered spending relates to program spending funded or co-funded by parties outside of government. In addition to the $810 million contribution from the federal government for pandemic measures as part of Vote 53 discussed earlier, other cost-recovered spending was $412 million higher than Budget 2020 due to:

•	$242 million higher recoveries from the federal government for the Safe Return to School during the pandemic;

•	$160 million higher recoverable health care costs mainly due to PharmaCare costs;

•	$119 million net increases in other program areas; offset by

•	$109 million lower recoveries from gaming grants due to the closure of gambling facilities during the pandemic.

The recovered spending changes are offset by an equal net increase in revenue and as a result have no net impact on government’s financial results.

Operating transfers paid to service delivery agencies may change during the fiscal year as ministries make budget allocations, Contingencies Vote access is approved, and government invokes statutory authority. In 2020/21, operating grants to agencies increased by $4.1 billion compared to Budget 2020 primarily due to higher grants to health authorities ($2.8 billion), school districts ($477 million), BC Housing ($490 million) and various other service delivery agencies ($331 million) to support pandemic related services.

Service Delivery Agency Spending

Service delivery agency spending was $1.953 billion higher than Budget 2020, made up of the following:

•	School districts’ spending was $3 million higher than Budget 2020 due to increased spending for health and safety measures for safe return to class during the pandemic partially offset by savings in operating costs as a result of provincial health orders to close schools.

•	Post-secondary institutions spending was $218 million lower than Budget 2020 due to lower operating costs during the pandemic as a result of provincial health orders to move classes online. The lower spending is partly offset by lower student-related tuition and auxiliary revenues.

•	Health authority and hospital society spending was $1.827 billion higher than Budget 2020 mainly due to increased staffing, operating, and supply costs associated with the ongoing pandemic. These costs included the addition of contract tracing staff, overtime for existing staff, costs associated with the rollout of the COVID-19 vaccination, costs associated with health authority staff that had to self-isolate and higher input costs for supplies such as personal protective equipment.

•	Spending in other service delivery agencies was $341 million higher than Budget 2020 mainly due to increased spending by the BC Housing Management Commission ($307 million) to provide temporary housing, meal and health supports for vulnerable populations and the Temporary Rental Supplement program during the pandemic, and a net increase in spending by other service delivery agencies ($34 million).

A detailed review of the above changes by quarter is available in Table 2.5.1. Further information on 2020/21 spending by function is provided in Appendix Table A2.6.

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Provincial Capital Spending

In 2020/21, capital spending totalled $8.9 billion, which was comprised of $5.4 billion for taxpayer-supported infrastructure and $3.5 billion for the self-supported infrastructure of commercial Crown corporations and agencies.

Direct spending on health and education facilities, social housing, and government capital projects (i.e. government ministry infrastructure, including IT systems, courthouses and correctional institutions) represented 45 per cent of total capital spending in 2020/21.

Spending on highways and public transportation is also taxpayer-supported and reflects government’s transportation and transit investment plans. Transportation investments comprised approximately 16 per cent of total capital spending in 2020/21. While this spending is predominantly taxpayer financed, a portion is funded from the federal government and other external sources.

Spending on power generation and transmission projects is the largest single category of capital spending and is entirely self-supported. The spending primarily reflects BC Hydro’s refurbishment and expansion of its generating and transmission assets.

Chart 2.4 Components of Total Capital Spending – 2020/21

Per Cent of Total

Taxpayer-Supported Capital Spending

In 2020/21, government spending on taxpayer-supported infrastructure was $1.7 billion lower than forecast in Budget 2020.

Education facilities spending, which includes both the K-12 and Post-Secondary sector, was $123 million lower than budget, largely due to timing changes for site acquisitions in the K-12 sector and COVID-19 impacts on projects in the Post-Secondary sector.

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Part 2 – Financial Review

Health facilities spending was $700 million lower than budget primarily due to timing changes associated with major projects including the new Surrey Hospital and Cancer Centre, St. Paul’s Hospital and Royal Columbian Hospital projects. Decreased spending due to unforeseen project delays was partially offset by increased spending for health sector equipment and renovations in response to the COVID-19 pandemic.

Highways and public transit spending was $662 million less than budget, primarily due to schedule changes with the Broadway Subway, Pattullo Bridge replacement and Highway 1 to Chase Creek Road projects, as well as spring freshet damage to the West Fraser Road realignment project.

Social Housing, Ministry and Other spending was $213 million lower than budget, largely reflecting an extended procurement process related to the Nanaimo Correctional Centre, pausing of a core government IT refresh and timing of maintenance and acquisition of core government assets.

The above scheduling and cash flow changes do not represent a reduction in capital spending; rather the spending has been shifted to future years within the provincial capital plan.

Table 2.6 Capital Spending

	Budget	Actual	Actual
($ millions)	2020	2020/21	2019/20
Taxpayer-supported
Education facilities	1,971	1,848	1,813
Health facilities	1,862	1,162	1,009
Highways and public transit	2,054	1,392	1,028
Social Housing	578	572	355
Government direct (ministries)	569	389	520
Other	92	65	47
Total taxpayer-supported	7,126	5,428	4,772
Self-supported commercial
Power generation and transmission	3,106	3,214	4,076
Other	303	261	310
Total self-supported	3,409	3,475	4,386
Total capital spending	10,535	8,903	9,158

Self-Supported Capital Spending

Self-supported commercial Crown corporation and agency spending on capital projects in 2020/21 was $66 million higher than the Budget 2020 primarily due to $108 million increase by BC Hydro.

Further details on capital spending are provided in Appendix Table A2.9.

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Part 2 – Financial Review

Chart 2.5 Capital Spending Changes from Budget 2020

Total spending lower by $1,632 million

$ millions

Major Capital Projects

Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Table 2.7. Investments in these larger projects will provide long-term social and economic benefits for the province.

As projects are completed, or new ones receive approval, the projects are removed from or added to the $50 million table.

During the 2020/21 fiscal year, the following projects were removed:

•	Kitsilano Secondary;

•	R.E. Mountain Secondary (Willoughby Slope);

•	University of British Columbia – Undergraduate Life Science Teaching Laboratories Redevelopment project;

•	North Island Hospitals project;

•	Queen Charlotte/Haida Gwaii Hospital;

•	Vancouver General Hospital – Joseph and Rosalie Segal Family Health Centre project;

•	Highway 1 Admirals Road/McKenzie Avenue Interchange project;

•	Highway 7 Corridor Improvements project;

•	Highway 97 Stone Creek to Williams Road project;

•	Highway 97 Williams Lake Indian Reserve to Lexington Road project;

•	BC Liquor Distribution Branch warehouse project; and

•	BC Hydro projects, including: Cheakamus unit 1 and 2 generator replacement; Kamloops substation; and Ruskin Dam safety and powerhouse upgrade.

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Part 2 – Financial Review

The following projects were added to the $50 million table during the fiscal year:

•	British Columbia Institute of Technology – Student Housing ($114 million);

•	Okanagan College – Student Housing ($68 million);

•	Cowichan District Hospital ($887 million);

•	Dawson Creek and District Hospital ($378 million);

•	New Surrey Hospital and Cancer Centre ($1.66 billion);

•	Richmond Hospital ($861 million);

•	Royal BC Museum – Collections and Research Building ($224 million);

•	Highway 4 Kennedy Hill Safety Improvements ($54 million); and

•	BC Hydro projects, including: 5L063 Telkwa relocation project ($66 million) and Mica modernize controls project ($56 million).

Financing Capital Spending

Provincial capital infrastructure spending is financed through a combination of sources:

•	borrowing (debt financing);

•	operating cash flows (i.e. cash derived from the operating surplus and management of operating accounts);

•	partnerships with the private sector (public-private partnerships or P3s); and

•	cost-sharing with partners.

Chart 2.6 shows that 88 per cent of 2020/21 taxpayer-supported capital spending was financed from direct net borrowing and 5 per cent from federal contributions. Other contributions accounted for 7 per cent of the financing.

Self-supported commercial Crown and agency capital spending of $3.5 billion was financed 40 per cent from direct net borrowing ($1.4 billion), and 60 per cent from operating cash flows ($2.1 billion).

Chart 2.6 Financing Taxpayer-Supported Capital Spending

Total taxpayer-supported capital spending: $5,428 million

$ millions

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Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar. 31, 2021	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns

		Taxpayer-supported
Schools
Centennial Secondary [2]	2017	58	3	61	61	-	-	-
Argyle Secondary[2]	2021	62	-	62	50	-	-	12
Grandview Heights Secondary	2021	65	18	83	63	-	-	20
New Westminster Secondary	2021	89	18	107	107	-	-	-
Burnaby North Secondary	2022	24	84	108	99	-	-	9
Handsworth Secondary	2022	42	27	69	69	-	-	-
Pexsisen Elementary and
Centre Mountain Lellum Middle	2022	25	64	89	89	-	-	-
Quesnel Junior School	2022	8	44	52	52	-	-	-
Sheffield Elementary	2022	6	46	52	47	-	-	5
Stitó:s Lá:lém totí:lt Elementary Middle School[3]	2022	25	29	54	49			5
Eric Hamber Secondary	2023	14	92	106	94	-	-	12
Victoria High School	2023	16	64	80	77	-	-	3
Cowichan Secondary	2024	3	79	82	80			2
Seismic mitigation program [4]	2030	763	1,263	2,026	2,026	-	-	-
Total schools		1,200	1,831	3,031	2,963	-	-	68
Post-secondary institutions

Simon Fraser University – Energy Systems Engineering Building [2,5]	2019	124	2	126	45	-	45	36
British Columbia Institute of Technology – Health Sciences Centre for Advanced Simulation	2022	44	44	88	66	-	-	22
Simon Fraser University – Student Housing	2022	25	79	104	73	-	-	31
Okanagan College – Student Housing	2023	-	68	68	67	-	-	1
University of Victoria – Student Housing	2023	60	172	232	128	-	-	104
British Columbia Institute of Technology – Student Housing	2024	-	114	114	108	-	-	6
Total post-secondary institutions		253	479	732	487	-	45	200
Health facilities
Royal Inland Hospital Patient Care Tower
– Direct procurement	2025	20	109	129	39	-	-	90
– P3 contract	2022	233	55	288	-	164	-	124
Vancouver General Hospital – Operating Rooms Renewal – Phase 1[6]	2021	93	9	102	35	-	-	67
Interior Heart and Surgical Centre[2] – Direct procurement	2018	176	-	176	152	-	-	24
– P3 contract	2015	133	-	133	4	79	-	50
Children’s and Women’s Hospital [2] – Direct procurement	2020	289	9	298	168	-	-	130
– P3 contract	2018	368	-	368	167	187	-	14
Penticton Regional Hospital - Patient Care Tower
– Direct procurement	2022	51	25	76	18	-	-	58
– P3 contract	2019	232	-	232	-	139	-	93
Royal Columbian Hospital – Phase 1[2]	2020	245	6	251	242	-	-	9
Royal Columbian Hospital – Phases 2 & 3	2026	100	1,144	1,244	1,182	-	-	62
Peace Arch Hospital Renewal	2022	59	32	91	8	-	-	83
Red Fish Healing Centre for Mental Health and Addiction – θəqiʔ ɫəwʔənəq leləm	2021	117	14	131	131	-	-	-
Dogwood Complex Residential Care	2022	11	47	58	-	-	-	58
Lions Gate Hospital – New Acute Care Facility	2024	4	306	310	144	-	-	166
St Paul’s Hospital	2027	13	2,161	2,174	1,327	-	-	847
Health facilities continued on the next page

Þ

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Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1 (continued)

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar. 31, 2021	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Health facilities continued
Mills Memorial Hospital	2026	28	595	623	513	-	-	110
Burnaby Hospital Redevelopment - Phase 1 [7]	2027	5	607	612	578	-	-	34
Cariboo Memorial Hospital	2026	2	216	218	131	-	-	87
Stuart Lake Hospital	2024	3	113	116	98	-	-	18
Cowichan District Hospital	2026	10	877	887	605	-	-	282
Dawson Creek & District Hospital	2026	1	377	378	247	-	-	131
New Surrey Hospital and Cancer Centre	2027	-	1,660	1,660	1,660	-	-	-
Richmond Hospital	2031	-	861	861	791	-	-	70
Clinical and Systems Transformation	2025	528	175	703	702	-	-	1
iHealth Project – Vancouver Island Health Authority	2025	105	50	155	55	-	-	100
Total health facilities		2,826	9,448	12,274	8,997	569	-	2,708
Transportation
Highway 91 Alex Fraser Bridge Capacity Improvements [2]	2019	66	4	70	37	-	33	-
Highway 1 widening and 216th Street Interchange [2]	2020	60	2	62	28	-	22	12
Highway 1 Illecillewaet Four-Laning and Brake Check improvements	2021	41	44	85	69	-	16	-
Highway 1 Lower Lynn Corridor improvements	2021	164	34	198	77	-	66	55
Highway 99 10-Mile Slide	2021	53	31	84	84	-	-	-
Highway 4 Kennedy Hill Safety Improvements	2022	32	22	54	40	-	14	-
Highway 14 Corridor improvements	2022	22	55	77	48	-	29	-
Highway 1 Chase Four-Laning	2023	40	180	220	208	-	12	-
Highway 1 Quartz Creek Bridge Replacement	2023	11	110	121	71	-	50	-
Highway 1 RW Bruhn Bridge	2023	25	200	225	134	-	91	-
Highway 1 Salmon Arm West	2023	50	105	155	124	-	31	-
Highway 91 to Highway 17 and Deltaport Way Corridor improvements	2023	115	145	260	87	-	82	91
Kootenay Lake ferry service upgrade	2023	15	70	85	68	-	17	-
West Fraser Road Realignment	2023	9	94	103	103	-	-	-
Highway 1 216th - 264th Street widening	2024	16	219	235	99	-	109	27
Highway 1 Kicking Horse Canyon Phase 4 [8]	2024	131	470	601	386	-	215	-
Pattullo Bridge Replacement [9]	2024	295	1,082	1,377	1,076	301	-	-
Broadway Subway[10]	2025	419	2,408	2,827	1,380	450	897	100
Total transportation		1,564	5,275	6,839	4,119	751	1,684	285
Other taxpayer-supported
Abbotsford courthouse[2]
– Direct procurement	2020	16	-	16	16	-	-	-
– P3 contract	2020	134	-	134	48	80	-	6
Nanaimo Correctional Centre Replacement	2024	15	152	167	167	-	-	-
6585 Sussex Ave (Affordable Rental Housing)	2022	35	40	75	43	-	-	32
Stanley New Fountain Hotel (Affordable Rental Housing)	2022	31	38	69	19	-	-	50
Clark & 1st Ave (Affordable Rental Housing)	2024	5	104	109	75	-	-	34
Royal BC Museum – Collections and Research Building	2025	12	212	224	224	-	-	-
Total other		248	546	794	592	80	-	122
Total taxpayer-supported		6,091	17,579	23,670	17,158	1,400	1,729	3,383
								Þ

40	2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021

Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1 (continued)

		Project	Estimated	Anticipated		Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar. 31, 2021	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Power generation and transmission
BC Hydro
–Horne Payne substation upgrade project [2]	2019	72	-	72	72	-	-	-
–John Hart generating station replacement [2]	2019	978	1	979	979	-	-	-
–Bridge River 2 units 5 and 6 upgrade project [2]	2019	73	1	74	74	-	-	-
–South Fraser transmission relocation project [11]	TBD	30	46	76	76	-	-	-
–Supply Chain Applications project [2]	2020	68	1	69	69	-	-	-
–Fort St. John and Taylor Electric Supply [2]	2020	51	1	52	52	-	-	-
–UBC load increase stage 2 project [2]	2020	50	5	55	55	-	-	-
– Downtown Vancouver Electricity Supply: West End strategic property purchase	2021	68	13	81	81	-	-	-
–Peace Region Electricity Supply (PRES) project [12]	2021	202	83	285	285	-	TBD	-
– LNG Canada load interconnection project	2021	69	13	82	58	-	-	24
– Bridge River 2 upgrade units 7 and 8 project	2021	63	22	85	85	-	-	-
– Wahleach refurbish generator project	2022	28	23	51	51	-	-	-
– Mica replace units 1 to 4 generator transformers project	2022	48	32	80	80	-	-	-
– G.M. Shrum G1 to 10 control system upgrade	2022	53	22	75	75	-	-	-
– Mount Lehman substation upgrade project	2023	27	32	59	59	-	-	-
– Street light replacement program	2023	8	67	75	75	-	-	-
– 5L063 Telkwa relocation project	2023	16	50	66	66	-	-	-
– Mica modernize controls project	2023	30	26	56	56	-	-	-
– Capilano substation upgrade project	2024	14	73	87	87	-	-	-
– Sperling substation (SPG) metalclad switchgear replacement project	2024	6	48	54	54	-	-	-
–Site C project [13]	2025	6,867	9,133	16,000	16,000	-	-	-
Total power generation and transmission		8,821	9,692	18,513	18,489	-	-	24
Other self-supported
Enhanced Care Coverage Program (ICBC)	2022	77	22	99	99	-	-	-
Total self-supported		8,898	9,714	18,612	18,588	-	-	24
Total $50 million projects		14,989	27,293	42,282	35,746	1,400	1,729	3,407

[1]	Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.
[2]	Assets have been put into service and only trailing costs remain.
[3]	Formerly reported as Stitos Elementary Middle
[4]	The Seismic Mitigation Program consists of all spending to date on Phase 2 of the program and may include spending on projects greater than $50 million included in the table above.
[5]	Simon Fraser University and private donors contributed $26 million toward the project, and the university also contributed land valued at $10 million.
[6]	Formerly reported as Vancouver General Hospital – Jim Pattison Pavilion Operating Rooms
[7]	The concept plan for Phase 2 of the Burnaby Hospital Redevelopment has been approved. Financial information will be added to the table upon business case approval.
[8]	Kicking Horse Canyon Project costs exclude $11 million of past planning costs which are expensed.
[9]	Pattullo Bridge forecasted to open to the public in 2024 with old bridge decommissioning to follow. Forecasted amount reflects total expenditures including capitalized and expensed items.
[10]	The Broadway Subway Project forecast and value of costs incurred to date include the City of Vancouver in-kind contribution of land rights, in keeping with the approved project budget. Under current government accounting, purchased intangible assets are given accounting recognition, and contributed intangible assets, such as land use rights or licenses are not.
[11]	Construction work on the South Fraser transmission relocation project is currently suspended pending the government's review of the George Massey Tunnel replacement.
[12]	The total cost represents the gross cost of the project and has not been netted for Federal Government contributions. The Federal Government's contribution amount is dependent on the final actual project costs and what costs are eligible under the agreement.
[13]	As announced on February 26, 2021, the cost of the Site C project is estimated at $16 billion, with a one year delay to 2025 for the project in-service date. BC Hydro continues to review the updated cost estimate, along with risks, further to recommendations in the Milburn Report. Site C project total anticipated cost and project cost to date include capital costs, charges subject to regulatory deferral and certain operating expenditures.

2021 Financial and Economic Review – July 2021	41

Part 2 – Financial Review

Provincial Debt

As at March 31, 2021, total provincial debt was $87.1 billion — 29.5 per cent of B.C.’s nominal GDP. This is an increase of $14.9 billion over the year, out of which $6.2 billion relates to capital spending and $8.7 billion to finance government’s operating deficit and other operating requirements. About 31 per cent of the total debt is self-supported through the activities of commercial Crown corporations.

The taxpayer-supported debt-to-GDP ratio, a measure often used by investors and credit rating agencies to analyze a government’s ability to manage its debt load, stood at 20.2 per cent. This is higher by 5.2 percentage points from 2019/20 and is 4.7 percentage points higher than forecast in Budget 2020. The debt-to-revenue ratio was 101.2 per cent, 17.1 percentage points higher than Budget 2020 and an increase of 20.6 percentage points from 2019/20.

Table 2.8 Provincial Debt Summary 1

		Opening	Updated
	Budget	Balance	Budget	Actual	Actual
($ millions)	2020	Adjustment [2]	2020	2020/21	2019/20
Taxpayer-supported debt
Provincial government direct operating				8,746
Education facilities	15,135	882	16,017	16,861	15,445
Health facilities	8,750	374	9,124	9,359	8,507
Highways and public transit	19,069	478	19,547	18,782	17,659
Other	6,248	(74)	6,174	6,002	4,618
Total taxpayer-supported debt	49,202	1,660	50,862	59,750	46,229
Self-supported debt
Power generation and transmission	25,996	16	26,012	26,270	24,901
Other	894	147	1,041	1,080	1,031
Total self-supported debt	26,890	163	27,053	27,350	25,932
Forecast allowance	300	-	300	-	-
Total provincial debt	76,392	1,823	78,215	87,100	72,161
Debt to GDP
Taxpayer-supported	15.5%		16.0% [3]	20.2%	15.1%
Total	24.0%		24.6% [3]	29.5%	23.6%

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts . Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

[2]	The opening balance adjustment reflects actual balances at March 31, 2020 (the Budget 2020 projection was based on a forecast for 2019/20).

[3]	Revised to reflect Statistics Canada’s Provincial Economic Accounts update released on November 7, 2019.

Debt for schools, post-secondary institutions and health facilities was largely incurred by government to issue capital grants to SUCH sector organizations for funding their infrastructure. Highways and public transit debt primarily reflects direct borrowing by government-controlled agencies, such as the BC Transportation Financing Authority. Power generation and transmission debt is entirely commercial in nature and is predominantly the debt of BC Hydro. A portion of this debt reflects borrowing for the Columbia Basin power projects managed by Columbia Power Corporation and Columbia Basin Trust.

42	2021 Financial and Economic Review – July 2021

Part 2 – Financial Review

Chart 2.7 Components of Total Provincial Debt - 2020/21

Other debt includes taxpayer-supported borrowing to finance social housing and other government borrowing for direct capital projects such as courthouses. Other debt also includes the self-supported borrowing of the BC Lottery Corporation for gaming equipment and gaming management software, the debt of post-secondary institutions’ commercial subsidiaries, and lease liabilities related to right-of-use3 assets.

Chart 2.8 Change in Ending Debt Level from Budget 2020

[3]	In 2019/20 all commercial Crown corporations implemented IFRS 16 Leases. Due to the change in accounting standards, lease liabilities related to right-of-use assets are included as debt.

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Part 2 – Financial Review

Total debt was higher by $10.7 billion at year-end compared to the Budget 2020 forecast (see Chart 2.8).

This variance consists of:

•	$10.5 billion higher taxpayer-supported debt, primarily due to lower operating results of $5.995 billion (excluding the forecast allowance), changes in cash and other working capital balances of $5.9 billion, and $1.3 billion lower net capital spending;

•	$460 million increase in self-supported debt due to lower operating cash flows and higher capital spending; and

•	$300 million forecast allowance.

Surplus/Deficit Versus Change In Debt

For the 2020/21 fiscal year, government posted a deficit of $5.468 billion, which included net non-cash items of $52 million (primarily amortization and an adjustment for commercial Crown corporations net income and dividends). Working capital balances increased by $2.573 billion, including higher cash balances at year end to ensure liquidity during the COVID-19 pandemic. Taxpayer-supported capital spending was $5.428 billion. As a result, taxpayer-supported debt increased by $13.5 billion during the fiscal year.

The $1.418 billion increase in self-supported debt primarily reflects $3.48 billion of capital spending mainly for BC Hydro and BCLC, offset by $2.057 billion in net operating cash flows.

Chart 2.9 Reconciliation of Surplus/Deficit to Change In Debt

Year over year increase in debt: $14,939 million

44	2021 Financial and Economic Review – July 2021

Part 2 – Financial Review

Debt Indicators

Table 2.9 provides a summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Further details on provincial debt are provided in Appendix Tables A2.10 to A2.12.

Table 2.9 Key Debt Indicators1

	Budget	Actual	Actual
	2020	2020/21	2019/20
Debt to revenue (per cent)
Total provincial	98.8	115.1	95.9
Taxpayer-supported	84.1	101.2	80.6
Debt per capita ($) [2]
Total provincial	14,850	16,919	14,175
Taxpayer-supported	9,564	11,606	9,081
Debt to GDP (per cent) [3]
Total provincial	24.0	29.5	23.3
Taxpayer-supported	15.5	20.2	15.0
Interest bite (cents per dollar of revenue) [4]
Total provincial	3.7	3.7	3.8
Taxpayer-supported	3.1	3.1	3.1
Interest costs ($ millions)
Total provincial	2,828	2,817	2,872
Taxpayer-supported	1,819	1,832	1,807
Interest rate (per cent) [5]
Taxpayer-supported	3.9	3.5	4.1
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	77,319	75,691	75,283
Taxpayer-supported [7]	58,515	59,033	57,386
Total debt ($ millions)
Total provincial	76,392	87,100	72,161
Taxpayer-supported [8]	49,202	59,750	46,229
Provincial GDP ($ millions) [9]	318,068	295,282	309,059
Population (thousands at July 1) [10]	5,144	5,148	5,091

[1]	Figures for prior year have been restated to conform with the presentation used for 2020/21 and to include the effects of changes in underlying data and statistics.
[2]	The ratio of debt to population (e.g. debt at March 31, 2021 divided by population at July 1, 2020).
[3]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2021 divided by 2020 GDP).
[4]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.
[5]	Weighted average of all outstanding debt issues.
[6]	Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.
[7]	Excludes revenues of commercial Crown corporations, but includes dividends paid to the Consolidated Revenue Fund.
[8]	Excludes debt of commercial Crown corporations.
[9]	Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2020 is used for the fiscal year ended March 31, 2021). As nominal GDP for the calendar year ending in 2020 is not available, the 2020 GDP projected in the April 2021 budget has been used for the fiscal year ended March 31, 2021 for demonstration purposes.
[10]	Population at July 1st within the fiscal year (e.g. population at July 1, 2020 is used for the fiscal year ended March 31, 2021).

2021 Financial and Economic Review – July 2021	45

Part 2 - Financial Review

Credit Rating

A credit rating is an evaluation of the credit risk of a prospective borrower, predicting their ability to pay interest and to repay the debt principal. It impacts the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.10 provides an interprovincial comparison of credit ratings.

Table 2.10 Interprovincial Comparison of Credit Ratings, July 2021

Rating Agency[1]
Moody’s Investors
Province	Service	Standard & Poor’s	DBRS
British Columbia	Aaa	AA+	AA(High)
Alberta	Aa3	A	AA (Low)
Saskatchewan	Aa1	AA	AA (Low)
Manitoba	Aa2	A+	A (High)
Ontario	Aa3	A+	AA (Low)
Quebec	Aa2	AA-	AA (Low)
New Brunswick	Aa2	A+	A (High)
Nova Scotia	Aa2	AA-	A (High)
Prince Edward Island	Aa2	A	A
Newfoundland/Labrador	A1	A	A (Low)

[1]	The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

B.C.’s record in recent years for presenting surplus fiscal outlooks and for meeting annual budget targets has resulted in ratings of Aaa and AA+ from Moody’s and Standard & Poor’s respectively, while DBRS rates the province at AA (high) as of July 2021.

Pension Plans

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers’ and College plans, and 35 per cent of any unfunded liability in the Municipal plan since the province’s interest in that plan is only 70 per cent.

As a result, government’s balance sheet only includes its share of any unfunded pension liabilities incurred by the four pension plans under the joint trusteeship arrangements, as well as the entire liability for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement. As at March 31, 2021, all pension plans under joint trusteeship were fully funded.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature.

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Part 2 - Financial Review

The pension valuations do not include future indexing of pensions, as this is a non-guaranteed supplemental benefit to the plans that is determined by the amount of available assets in separate inflation accounts. The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2021 are shown in Table 2.11.

Table 2.11 Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal	Teachers	College	Other [1]	2020/21	2019/20
Accrued benefit obligation	(22,664)	(31,003)	(22,429)	(4,231)	(841)	(81,168)	(76,436)
Pension fund assets	26,113	35,334	24,065	4,723	988	91,223	84,748
Subtotal	3,449	4,331	1,636	492	147	10,055	8,312
Unamortized actuarial (gain) loss	(1,037)	(2,089)	(1,326)	(273)	(36)	(4,761)	(4,160)
Accrued net asset (obligation)	2,412	2,242	310	219	111	5,294	4,152

[1]	Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and the province’s 14.67% interest in the Canadian Blood Services pension plan.

Actuarial valuations are performed on the pension plans every three years with the resulting reports released nine months after the valuation date. The pension plans and the dates of their last actuarial valuation are:

•	Public Service Pension Plan, March 31, 2020;

•	Municipal Pension Plan, December 31, 2018;

•	Teachers’ Pension Plan, December 31, 2017; and

•	College Pension Plan, August 31, 2018.

Key actuarial assumptions used for valuation purposes include a long-term annual rate of return on fund assets (currently 6.00 per cent for the Public Service Pension Plan and Teachers’ Pension Plan, and 6.25 per cent for the Municipal Pension Plan and the College Pension Plan) and the rate of annual salary increases (currently 3.25 per cent).

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

Contractual Rights

Contractual rights represent the annual nominal future cash receipts for multi-year contracts. As at March 31, 2021, taxpayer-supported entities have $9.9 billion in contractual rights, and self-supported Crown corporations and subsidiaries have $6.0 billion in contractual rights, for a total of $15.9 billion in contract receipts over the future years, depending on the terms of the contract.

Contractual rights represent future receipts where the projected revenue has been quantified in an agreement. They are not off-balance sheet assets, nor are they deferred revenues.

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Part 2 - Financial Review

Contractual Obligations

Contractual obligations represent the annual nominal future cash payments for multi-year contracts for the delivery of services and construction of assets — except in the case of P3 contracts, where the obligations related to construction of assets are recognized as liabilities as the assets are constructed.

As at March 31, 2021, taxpayer-supported entities have incurred $46.1 billion in contractual obligations, and self-supported Crown corporations and subsidiaries have incurred $49.3 billion in contractual obligations, for a total of $95.4 billion in contract payments that will be made over the future years, depending on the terms of the contract.

Contractual obligations represent ongoing program costs where the projected expense has been quantified in an agreement. They are not off-balance sheet debt, nor are they unfunded costs. Rather, these annual costs have been incorporated into the overall program budgets of the contracting ministries and other entities similar to other future-oriented government program costs such as legislated entitlements and capital asset amortization. In the case of self-supported Crown corporations and subsidiaries, the payments will be made from future revenue streams.

The 2020/21 Public Accounts Contractual Obligations schedule presents a detailed listing of obligations by function. Taxpayer-supported contractual obligations can also be grouped into eight categories (see Table 2.12) as follows:

•	Coastal ferry services agreement – annual operating subsidy provided by the Ministry of Transportation and Infrastructure to BC Ferry Services Inc. in support of its smaller routes.

•	Capital construction and maintenance P3s – reflect the annual service payments that will be made to maintain the asset and retire the liabilities.

•	Provincial policing contracts – annual operating cost of the policing contract with the RCMP (aside from major cities such as Vancouver, which have their own police forces, policing in British Columbia is provided by the RCMP under contract).

•	Housing subsidy agreements – annual operating cost of the subsidy agreements between BC Housing Management Commission and cooperative subsidized housing associations.

Table 2.12 Taxpayer-Supported Contractual Obligations

($ millions)	2021/22	2022/23	2023/24	2024/25	2025/26	2026/27+	Total
Coastal ferry services agreement	231	231	231	231	231	8,551	9,706
Capital construction and maintenance P3s	1,337	617	689	620	451	3,718	7,432
Provincial policing contracts	400	398	398	398	398	2,388	4,380
Housing subsidy agreements	455	356	256	185	168	4,276	5,696
Program delivery agreements	2,100	332	274	233	225	1,584	4,748
Operating and maintenance agreements	849	622	545	503	237	1,068	3,824
Service delivery agreements	673	615	528	465	466	1,976	4,723
Capital and economic development agreements	2,564	1,471	786	225	128	409	5,583
	8,609	4,642	3,707	2,860	2,304	23,970	46,092

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Part 2 - Financial Review

•	Program delivery agreements – annual operating cost of agreements with third-party entities that provide services to the public on behalf of government, such as care homes. Some agreements are for one year only.

•	Operating and maintenance agreements – annual operating cost of agreements with third-party entities that operate and maintain government infrastructure on behalf of government. A majority of these agreements relate to health sector facilities.

•	Service delivery agreements – annual operating cost of agreements with third-party entities that provide services directly to government, such as the Telecommunications Service Master Agreement with Telus.

•	Capital and economic development agreements – annual cost of agreements to build infrastructure, such as school district, universities, and British Columbia Transportation Financing Authority’s commitments for future projects.

Almost all (93 per cent or $45.7 billion) of the contractual obligations for self-supported Crown corporations and subsidiaries are for BC Hydro power purchase agreements with independent power producers (IPPs). This ongoing cost of energy is factored into BC Hydro’s financial statement projections in the fiscal plan, although any contractual increases to the tariffs paid to the IPPs will have to be recovered from future electricity rate increases.

The remaining contractual obligations for self-supported Crown corporations and subsidiaries relate to maintenance and service agreements, whose costs also are factored into government fiscal plan projections.

Subsequent Events

COVID-19 Global Pandemic

On March 18, 2020, the Government of British Columbia declared a state of emergency in response to the COVID-19 global pandemic that continued to be in force until June 30, 2021. To minimize the transmission of the virus, the Provincial Health Officer issued orders directed to all British Columbians and organizations operating in the province. Some actions taken will have an impact on future financial statements.

2020/21 Public Accounts Audit Qualification

The Audit Opinion on the 2020/21 Public Accounts includes one qualification on the longstanding issue on the recognition of restricted contributions.

Deferral of Revenues

The Auditor General recommends reporting restricted contributions as revenue in the period the transfers are received, unless the transfer establishes a financial liability on the part of the recipient. The government has maintained its longstanding recognition of deferring restricted contributions and recognizing revenue in the same period that programs and services are provided to the public. The impact of the recommendation in the current year would be to increase revenue and surplus/(deficit) by $5.98 billion and decrease liabilities by $5.98 billion.

The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2020/21 Public Accounts.

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021	49

Part 3

Supplementary Information

—	General Description of the Province

—	Constitutional Framework

—	Provincial Government

—	Annual Financial Cycle

—	Government’s Financial Statements

—	Provincial Taxes

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021

Part 3 – Supplementary Information

General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. B.C.’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

B.C. is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire B.C. coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of B.C., which form an important transportation route for people and products.

The Interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation, incised deeply by rivers. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern Interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern B.C.-Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of B.C.’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal B.C. has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam in the wetter parts, and Douglas fir and grand fir in the drier areas.

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Part 3 – Supplementary Information

B.C.’s Interior region has a mainly continental type of climate, although not as severe as that of the Canadian Prairies. Considerable variation in climate occurs, especially in winter and across the Coast Mountains, as mild Pacific storms bring relief from cold spells. The southern Interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20°C in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the North is short and variable. Spruce and lodgepole pine are the dominant trees of commercial value in the Interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

B.C. is the third largest province in terms of population, which was estimated at 5.148 million people, accounting for 13.5 per cent of Canada’s population on July 1, 2020. B.C.’s population grew at an average annual rate of 1.4 per cent between 2010 and 2020, slightly higher than the growth rate of the overall Canadian population for the same period.

The Vancouver census metropolitan area, a major Canadian shipping, manufacturing and services centre, had the largest urban population in B.C. with 2.738 million people in 2020. Meanwhile, the census metropolitan area for Victoria, the provincial capital, had a population of 0.409 million people in 2020.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, B.C. was composed of two British-controlled colonies — the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, B.C. entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in B.C. until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the lieutenant governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, B.C. came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the British Parliament ended its legal right to legislate for Canada with the passage of the Canada Act, 1982 and its companion legislation, the Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms. The BNA Act was renamed the Constitution Act, 1867, which continues to be the foundation for the division of legislative powers between Canada, as a federal state, and provincial governments.

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Indigenous Peoples

British Columbia is home to more than 270,000 Indigenous1 people, representing one in six Indigenous people in Canada. There are 203 First Nations in B.C. (of 600 in Canada), and they represent 34 distinct languages. At more than 89,000, the Métis population in B.C. is the fourth-largest in Canada.

Each Indigenous community has a unique history and experience and different ways of life, social organization, governance systems, and approaches to economic development.

As the original occupants of the land, Indigenous peoples have a special constitutional relationship with the Crown. This relationship, including existing Aboriginal2 and treaty rights, is recognized and affirmed in section 35 of the Constitution Act, 1982, and includes recognizing that Indigenous self-government is part of Canada’s evolving system of cooperative federalism and distinct orders of government.

Provincial Government

B.C.’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. B.C. was the first jurisdiction in Canada to establish set general election dates, in 2001. Provincial general elections are scheduled to take place on the third Saturday in October every four years.

The legislature consists of the lieutenant governor and 87 elected members of the legislative assembly. The legislative assembly represents the people of B.C. in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule — the second Tuesday in February each year is usually reserved for the Throne Speech and the fourth Tuesday in February each year is reserved for the Budget Speech.

Executive

The executive is composed of the lieutenant governor and the executive council.

The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. The lieutenant governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the lieutenant governor is appointed by the Governor General of Canada for a term usually lasting five years.

Following a general election, the lieutenant governor calls upon the leader of the political party with the majority of elected members to serve as premier and to form the provincial government.

[1]	The term ‘Indigenous’ includes all people of Indigenous ancestry, including First Nations (status and non-status), Métis and Inuit.
[2]	The federal Constitution Act recognizes the Aboriginal peoples of Canada as the Indian, Inuit and Métis peoples of Canada; however, First Nations is the generally preferred term for Indian peoples of Canada, and Indigenous is preferred to Aboriginal.

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Where the general election does not result in a single political party having the majority of elected members, a minority government may be formed by the party that is able to form a coalition or enter into a confidence and supply agreement with another party, to ensure it has the majority required for all confidence motions and budgetary legislation.

The lieutenant governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly.

The lieutenant governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

Ministers are the executives responsible for government ministries, and are usually members of cabinet. Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government.

Deputy ministers are the senior civil servants in their ministries and have responsibility for all operational matters including budget, human resources and program development. Deputy ministers are required to manage a complex set of multiple accountabilities which arise out of various powers, authorities and responsibilities attached to the position. The deputy minister is the principal source of support for a minister in fulfilling his or her collective and individual responsibilities and respecting his or her accountability. In providing this support, the deputy minister is responsible for:

•	sound public service advice on policy development and implementation, both within the minister’s portfolio and with respect to the government’s overall policy and legislative agenda;

•	effective ministry management, as well as advice on management of the minister’s entire portfolio; and

•	fulfillment of authorities that have been assigned to the deputy minister or other officials either by the minister directly or by virtue of legislation.

Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as ‘‘common law,’’ and laws made by the Parliament of Canada and provincial legislatures. The judiciary is sometimes called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

B.C.’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court hears cases that fall into five main categories: criminal cases, family cases, youth court cases, small claims, and traffic & bylaw cases. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

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The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction — for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, B.C. has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

Annual Financial Cycle

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the Province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts; publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart 3.1 summarizes the annual financial process of the Province. This process consists of four main stages.

Planning and Budget Preparation

Treasury Board, a committee of the executive council, reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies, and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by government. Treasury Board makes recommendations to Cabinet on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and provincewide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

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Chart 3.1 Financial Planning and Reporting Cycle Overview

JAN FEB MAR APRIL MAY JUNE JULY AUG SEPT OCT NOV DEC
CALENDAR YEAR
Ministries and Crown corporations prepare 3-year service plans including financial implications
Fiscal outlook updated and budget targets/envelopes established based on government priorities
Budget Consultation Process
BUDGET PREPARATION - decisions on revenue, expense, Crown corporation plans, capital, FTEs
Government tables in the Legislative Assembly the Estimates, Budget and 3-Year Fiscal Plan, and 3-year ministry/Crown service plans
BUDGET DAY*
Fourth Tuesday in February
ESTIMATES tabled
BUDGET & THREE-YEAR FISCAL PLAN tabled
Three-year service plans of ministries and Crown organizations tabled
Legislative Assembly approves money/resources
Interim Supply
ESTIMATES DEBATED to authorize ministry operating and capital spending
Final Supply
Government delivers programs and services, and incurs expenses
Based on Estimates and fiscal plan
Records are maintained of how revenue is earned and the money spent, and forecasts are updated
QUARTERLY REPORTS
Ongoing reports of government and Crown corporation finances
Q1
Q2
Q3
FINANCIAL AND ECONOMIC REVIEW
Record of economic performance and annual government and Crown corporation finances
Detailed records of government and Crown corporation finances (audited by Auditor General and Crown corporation auditors)
PUBLIC ACCOUNTS published
Annual service plan reports made public by government, ministries and organizations
MINISTERIAL ACCOUNTABILITY REPORT published
FISCAL YEAR

*In an election year the budget day may be delayed, in accordance with the Budget Transparency and Accountability Act.

Implementation and Reporting

The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the legislative assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the legislative assembly. Government’s strategic plan, service plans, and a report on major capital projects (those where government contribution exceeds $50 million) must also be tabled in the legislature. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own boards of directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

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Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Office of the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the legislative assembly and are reviewed by two committees of the legislative assembly (the Select Standing Committee on Public Accounts, and the Select Standing Committee on Crown Corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance achieved by the Ministers of State on non-financial targets.

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•	ministries;

•	the SUCH sector (school districts, universities, colleges, institutes, and health organizations);

•	other taxpayer-supported service delivery agencies; and

•	commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of public sector organizations, including the SUCH sector entities, service delivery agencies, and Crown corporations, are recorded in their own financial statements, which are subject to audit by the Auditor General or by private-sector auditors.

The relationships between the legislature and government’s public sector organizations are guided by legislation, governance agreements, and/or mandate letters to ensure effective oversight, alignment with government’s priorities, and preservation of public confidence in the management of public-sector programs and services for the citizens of British Columbia.

The Province consolidates the financial results of all these entities into a single set of financial statements, published annually in the Public Accounts.

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Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires government’s financial statements to conform to generally accepted accounting principles (GAAP) for senior governments in Canada. In practice this means compliance with the Public Sector Accounting Standards (PSAS), which are set by the Canadian Public Sector Accounting Board (PSAB).

Under PSAS, service delivery agencies are consolidated with the CRF on a line-by-line basis. Commercial Crown corporations3 (government business enterprises) and commercial subsidiaries owned by service delivery agencies are consolidated on a modified equity basis — i.e. their net income is reported as revenue of the Province and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government, the service delivery agency financial statements are adjusted to conform to government’s accounting policies. No adjustments for accounting differences are made for commercial Crown corporations, which prepare their statements in accordance with International Financial Reporting Standards (IFRS).

The BTAA authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternative standard adopted by Treasury Board must come from other areas of Canadian GAAP or from a recognized standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board). Treasury Board has issued one such regulation, mandating BC Hydro to follow the US FASB standard for rate-regulated accounting.

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2020/21 Public Accounts.

[3]	Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

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Table 3.1 Provincial Taxes (as of July 2021)

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Income — Income Tax Act	Taxable Income: • Corporate • Personal

General rate: 12%

Small business rate: 2%.

Tax rates of 5.06%, 7.7%, 10.5%, 12.29%, 14.7%, 16.8% and 20.5% corresponding to the following tax brackets:

up to $42,184,
$42,184.01 to $84,369,
$84,369.01 to $96,866,
$96,866.01 to $117,623,
$117,623.01 to $159,483,
$159,483.01 to $222,420,
and over $222,420.

The Canada Revenue Agency administers B.C.’s personal and corporate income taxes under the Tax Collection Agreement between the province and the federal government.

Corporate tax credits include the scientific research and experimental development tax credit, the book publishing tax credit, the interactive digital media tax credit and the film tax credits. In addition, the farmers’ food donation tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

B.C. provides a set of non-refundable credits similar to most federal non-refundable credits.

Refundible personal tax credits include the B.C. climate action tax credit, B.C. sales tax credit, the B.C. Child Opportunity Benefit and other credits available to individuals who meet specific eligibility criteria.

Payroll — Employer Health Tax Act	B.C. remuneration	1.95%. Rate is reduced if annual B.C. remuneration is between $500,000 and $1.5 million. Tax does not apply if B.C. remuneration is less than $500,000.

Employers with annual B.C. remuneration less than $500,000 are exempt from the tax. The exemption amount is shared by all associated employers.

The tax rate is phased in for employers with annual B.C. remuneration between $500,000 and $1.5 million.

Special rules exist for charities and non-profits. Charities and non-profits receive an exemption of $1.5 million per qualifying location, and charities with B.C. remuneration between $1.5 million and $4.5 million per qualifying location pay a reduced rate. Employers associated with charities do not have to share the exemption with the charity.

Real property transfers — Property Transfer Tax Act	Fair market value of property based on the percentage of interest in the property.

1% on the first $200,000 of the fair market value transferred, 2% of the fair market value that exceeds $200,000 but does not exceed $2,000,000 and 3% of the fair market value that exceeds $2,000,000. For residential class property and farm land associated with a farmers’ dwelling, the 3% rate becomes 5% for the fair market value above $3,000,000.

Foreign nationals and foreign corporations purchasing residential class property in certain areas pay an additional 20% of fair market value. These areas are Metro Vancouver Regional District except Tsawwassen Lands, and Capital, Central Okanagan, Fraser Valley and Nanaimo Regional Districts.

Eligible first time home-buyers are fully exempt from tax on transfers of eligible properties up to $500,000. Similarly, eligible purchasers of newly constructed homes are fully exempt if the fair market value is $750,000 or less.

Other exemptions include: some intergenerational transfers or transfers to a spouse of principal residences, recreational residences and family farms; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases 30 years or less in duration. A number of technical exemptions are also provided.

Foreign nationals who become citizens or permanent residents of Canada within a year of purchase may be eligible for a refund of the additional 20% tax.

Foreign nationals who are in the Provincial Nominee Program process for immigration to Canada may be exempt from the additional 20% tax.

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Table 3.1 Provincial Taxes (as of July 2021) – Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Retail sales tax — Provincial Sales Tax Act	Purchase and lease of tangible personal property. Purchase of software, accommodation, related services, telecommunication services and legal services. Gifts of vehicles, boats and aircraft.	General rate: 7% Liquor: 10% Vapour products: 20% Accommodation: 8% Vehicles: 7% to 20% Boats and aircraft: 7% or 12% Manufactured buildings: reduced rate of tax.

Paid by purchasers and lessees and primarily collected through businesses required to be registered under the Act.

Major consumer exemptions include, but are not limited to:

•     food for human consumption (including prepared food, but not including soda beverages),

•     residential energy,

•     children’s clothing and footwear (child-sized clothing and adult-sized clothing for children under 15 years of age),

•     basic cable and residential land-line telephone services, and

•     vitamins, drugs and household medical aids.

Major business exemptions include, but are not limited to:

•     goods acquired solely for re-sale or re-lease,

•     goods purchased to be incorporated into goods for sale or lease,

•     certain production machinery and equipment purchased by major industries (manufacturers, logging, mining, oil and gas) for qualifying activities at qualifying locations, and

•     electricity.

Tobacco — Tobacco Tax Act	By cigarette, heated tobacco product, cigar retail price, and weight on other tobacco products.	32.5 cents per cigarette, tobacco stick or heated tobacco product unit, and 65 cents per gram of loose tobacco; 90.5% of taxable price on cigars to a maximum tax of $7 per cigar.	Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.
Carbon dioxide equivalent emissions from combustion of fuels and combustibles — Carbon Tax Act

Purchase, use, or, in certain circumstances, transfer or importation of:

•   Aviation Fuel

•   Gasoline

•   Heavy Fuel Oil

•   Jet Fuel

•   Kerosene

•   Light Fuel Oil

•   Methanol

(not produced from

biomass)

•   Naphtha

•   Butane

•   Coke Oven Gas

•   Ethane

•   Propane

•   Natural Gas

•   Refinery Gas

•   High Heat Value Coal

•   Low Heat Value Coal

•   Coke

•   Petroleum Coke

•   Gas Liquids

•   Pentanes Plus

Combustion (to produce heat or energy) of:

•   Peat

•   Combustible Waste

Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible. Tax rates are equivalent to $45 per tonne of carbon dioxide equivalent.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than natural gas, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

Tax on the purchase of natural gas is collected and remitted at the retail level.

Tax on use, transfer and import is self-assessed.

Tax on the burning of combustibles is self-assessed.

Exemptions include:

•  fuels which are exported for use outside of British Columbia,

•  fuel used for certain non-energy purposes,

•  fuel used for eligible inter-jurisdictional transportation,

•  coloured gasoline and coloured diesel purchased by farmers solely for listed farm purposes, and

•  minor exemptions similar to exemptions in other consumption tax acts for administrative and technical reasons.

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Table 3.1 Provincial Taxes (as of July 2021) – Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Motor fuel — Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of fuels:		Tax generally applies to all fuels purchased for use, or used in internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme similar to the security scheme under the Carbon Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.
• Clear gasoline

General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 27 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 18.5 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

• Motive fuel

General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 27.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 18.5 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

Tax applies to diesel fuel but does not include alternative motor fuels or coloured fuels.
	• Alternative motor fuels (natural gas, hydrogen and methanol (M85+))	Exempt.	Natural gas, when used as a motor fuel, is exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.

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Table 3.1 Provincial Taxes (as of July 2021) — Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Motor fuel — Motor Fuel Tax Act (continued)

•      Coloured fuel, marine

diesel fuel

•      Locomotive fuel

•      Propane

•      Aviation fuel

•      Jet fuel

•      Natural gas used in

stationary engines, other

than listed below.

•      Natural gas used in

pipeline compressors to

transmit marketable gas.

•      Natural gas used in

pipeline compressors to

extract and transmit raw

gas from wells to

processing plants.

•      Natural gas used in

compressors to re-inject

sour gas into depleted

wells.

•      Marine bunker fuel

•      Marine gas oil

3 cents per litre. 3 cents per litre. 2.7 cents per litre. 2 cents per litre. 2 cents per litre. 1.1 cents per 810.32 litres. 1.9 cents per 810.32 litres. Exempt. Exempt. Exempt. Exempt.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Farmers are exempt from paying the tax when fuel is used solely for listed farm purposes. Farm trucks are allowed to use tax-exempt coloured fuel for farming purposes on a highway. Marine diesel fuel used in interjurisdictional cruise ships and ships prohibited from coasting trade under the Coasting Trade Act is exempt from tax.

Tax applies to fuel specifically for use in locomotives.

Propane tax applies to all uses of propane. There are exemptions for propane used as residential energy in a residential dwelling, for propane used by qualifying farmers solely for a farm purpose, and for small containers of propane.

Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Jet fuel used for international flights is exempt.

Exemption applies to bunker fuel used as fuel in a ship.

Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in B.C.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Tax is calculated as net income from logging after deducting a processing allowance.
— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land. No tax is payable if the mineral land is less than 16.2 hectares, owned by a registered charity or if the administrator has classified the mineral lands as agricultural.
— Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).

Tax calculated for each operator on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. Then NR tax paid on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However, the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

Value of minerals sold by placer gold mines.

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Table 3.1 Provincial Taxes (as of July 2021) – Continued

Type and Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions
Insurance — Insurance Premium Tax Act	B.C. premiums.	4.4% for vehicle and property insurance, 2% for life, sickness, personal accident and loss of salary and wages insurance, 4% for other insurance and 7% for all contracts with unlicensed insurers.		Exemptions: fraternal benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans; professional liability insurance from the Law Society of B.C.; liability insurance with the Real Estate Errors and Omissions Insurance Corporation; and assessments for the Real Estate Special Compensation Fund.
Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually expressed as $/$1000 of taxable assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For non-residential property classes, the rates are set so that total non-residential rural tax revenues increase by inflation plus tax on new construction.

Some exemptions apply under various statutes.

		Class 1 residential: 2 utilities: 3 supportive housing: 4 major industry: 5 light industry: 6 business and other: 7 managed forest land: 8 recreation/non-profit: 9 farm land:	Rate $/$1000 0.45 3.80 0.10 6.92 2.79 2.79 0.46 0.88 0.54

In Peace River Regional District, tax rates are the same as above except
		2 utilities: 4 major industry: 5 light industry:	4.17 7.29 3.16

Basic residential class school property tax — School Act section 119	Assessed value of class 1 residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually to increase average residential taxes by the rate of inflation. The rates vary by school district. For 2020, rates range from about $0.84/$1000 to $4.5/$1000.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district. School districts may levy additional tax on residential class property if authorized by local referendum. None do.

The Home Owner Grant Program and the Land Tax Deferment Program can reduce or postpone the tax liability for Canadian citizens and permanent residents of Canada who live in their own home as a principal residence.

Additional school tax on homes over $3 million. — School Act section 120.1	Assessed value of “dwelling property”. Tax began in 2019.	Tax is 0.2% on the value of the dwelling property between $3,000,000 and $4,000,000 and 0.4% on the value above $4,000,000.

Dwelling property for the additional school tax is most residential class property where there is between one and three dwelling units. Properties with four or more units, such as apartment buildings, are not taxed. Vacant land in residential class is taxed unless it is in the Agricultural Land Reserve.

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021	65

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2021) – Continued

Type and Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions
Non-residential class school property tax — School Act section 119	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually and expressed as $/$1000 of taxable assessed value.

Some exemptions apply under various statutes.

Tax rates for 2021 were set according to the usual policy, so that revenues would grow from 2019 by inflation and by the tax on new building since 2019. For 2020 only, tax rates were reduced for classes 4-8 as a response to the onset of the pandemic.

For 2021 the rates are:
		Class 2 utilities: 3 supportive housing: 4 major industry: 5 light industry: 6 business and other: 7 managed forest land: 8 recreation/non-profit: 9 farm land:	Rate $/$1000 12.86 0.10 3.86 3.86 3.86 1.90 2.33 6.91

An industrial property tax credit reduces provincial school property tax by 60% on major industrial (class 4) properties.

A 50% provincial farm land property tax credit reduces the provincial school property tax on farm land (class 9).

Police tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.	Rates are set annually to raise up to 50% of the provincial cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

Basic rates are calculated using a formula that includes assessed value and population. Tax rate reductions are embedded in the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the provincial rural area property tax and payments of grants in lieu of police tax by exempt taxpayers. Rates are further reduced to deliver traffic fine revenue sharing amounts to taxpayers: in municipalities over 5,000 where police tax does not apply the traffic fine revenue sharing amounts are paid to municipalities.

Speculation and Vacancy tax — Speculation and Vacancy Tax Act	Tax is based on the assessed value of the residential property. Assessment determined under the Assessment Act.	Beginning in the 2019 tax year, the tax rate is 2% for foreign owners and untaxed worldwide earners (satellite families). The tax rate for other owners is 0.5%.

The tax is intended to capture foreign and domestic speculators who own residential property in designated taxable areas.

Different exemptions and credits are available depending on owner type.

The principal residence of a resident of British Columbia is exempt from tax. Residential property that is rented out is exempt. Property that is under construction or development is exempt. There are also a variety of hardship exemptions available.

Residents of B.C. are entitled to an up to $2,000 tax credit. Other categories of owners are entitled to a tax credit based on reported B.C. income and the use of the property.

66	2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021

Part 3 – Supplementary Information

Table 3.2 Interprovincial Comparisons of Tax Rates - 2021 (Rates known and in effect as of July 1, 2021)

									Prince	Newfound-
	British		Saskat-				New	Nova	Edward	land and
Tax	Columbia	Alberta	chewan	Manitoba	Ontario	Quebec	Brunswick	Scotia	Island	Labrador
Corporate income tax (per cent of taxable income)
General rate	12	8	12	12	11.5	11.5	14	14	16	15
Manufacturing rate [1]	12	8	10	12	10	11.5	14	14	16	15
Small business rate	2	2	2	0	3.2	3.2	2.5	2.5	2	3
Small business threshold ($000s)	500	500	600	500	500	500	500	500	500	500
Corporation capital tax (per cent) Financial [2]	Nil	Nil	0.7/4	6	Nil	1.25	4/5	4	5	6
Health care premiums/month ($) Individual/family [3]	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Payroll tax (per cent) [4]	1.95	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2
Insurance premium tax (per cent) [5]	2-7	3/4	3/4	2-4.25	2-3.5	3.48	2/3	3/4	3.75/4	5
Fuel tax (cents per litre) [6]
Gasoline	24.46	21.84	23.84	22.84	32.81	30.91	30.96	26.62	26.39	35.85
Diesel	26.71	23.73	25.73	24.73	33.78	30.91	37.43	25.73	33.36	39.40
Sales tax (per cent) [7]
General rate	7	Nil	6	7	8	9.975	10	10	10	10
Tobacco tax ($ per carton of 200 cigarettes) [8]	65	55	61.95	69.69	46.18	29.80	63.99	72.79	68.39	79.34

[1]	In British Columbia (and some other provinces), the general rate applies to income from manufacturing and processing.
[2]	In Saskatchewan, small financial corporations pay the rate of 0.7 per cent on their capital. A small financial corporation has less than $1.5 billion in taxable capital. Large financial corporations are subject to the 4 per cent rate. Manitoba’s tax only applies to large financial corporations with taxable paid-up capital of at least $4 billion on taxable capital exceeding $10 million. Quebec’s tax only applies to life insurance companies. In New Brunswick, trust and loan companies are subject to the rate of 4 per cent, while banks are subject to the rate of 5 per cent. Financial institutions in Prince Edward Island pay tax on their paid-up capital exceeding $2 million.
[3]	British Columbia Medical Services Plan premiums were eliminated effective January 1, 2020. Ontario levies a health premium, as part of its provincial personal income tax system, of up to $900 per year per person.
[4]	Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec also levies a compensation tax of up to 4.29 per cent on salaries and wages paid by financial institutions.
[5]	Lower rates apply to premiums for life, sickness and accident insurance; higher rates apply to premiums for property insurance including automobile insurance. In British Columbia, the highest rate applies to unlicensed insurance. In Manitoba, Ontario, Quebec and Newfoundland and Labrador, sales taxes also apply to certain insurance premiums except, generally, those related to individual life and health.
[6]	Tax rates are for regular fuel used on highways and include all provincial taxes payable by consumers at the pump. The British Columbia rates include 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 9.96 cents per litre for gasoline and 11.71 cents per litre for diesel. The British Columbia rates do not include regional taxes that increase the gasoline and diesel rates by 12.5 cents per litre in the South Coast British Columbia Transportation Authority service region and by 5.5 cents per litre in the Capital Regional District. The rates for Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador include provincial sales tax based on average pump prices as of June 21st, 2021. The rates for Alberta, Saskatchewan, Manitoba and Ontario include federal carbon pricing backstop rates of 8.84 cents per litre for gasoline and 10.73 cents per litre for diesel. The rates for New Brunswick and Newfoundland and Labrador include a provincial carbon tax rate of 8.84 cents per litre for gasoline and 10.73 cents per litre for diesel. The rates for Prince Edward Island include provincial carbon tax rates of 6.63 cents per litre for gasoline and 8.05 cents per litre for diesel. Quebec’s rates do not include increased or reduced regional tax rates, such as an additional 3 cents per litre on gasoline in the Montreal area.
[7]	Tax rates shown are statutory rates. Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.
[8]	Includes estimated provincial sales tax in all provinces except British Columbia, Alberta and Quebec.

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021	67

Appendix 1

Economic review

Supplementary tables

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021

Appendix 1 – Economic Review Supplementary Tables

Table A1.1A Aggregate and Labour Market Indicators

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population[1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate
	(thousands)	($ millions)	($2012 millions)	($ millions)	($ millions)	(number)	(thousands)	(thousands)	(per cent)
1981	2,827	46,596	104,634	33,035	13,256	-	1,416	1,320	6.8
1982	2,877	46,600	97,936	34,966	11,061	-	1,427	1,253	12.1
1983	2,908	49,329	98,655	35,263	10,903	-	1,446	1,245	13.9
1984	2,947	51,788	99,550	36,944	10,722	-	1,465	1,245	15.0
1985	2,975	55,788	106,567	39,668	11,573	-	1,493	1,280	14.3
1986	3,004	58,954	107,559	41,991	11,012	-	1,526	1,332	12.7
1987	3,049	65,147	114,142	45,787	12,607	-	1,567	1,378	12.1
1988	3,115	72,095	120,448	50,643	15,210	-	1,599	1,435	10.3
1989	3,197	78,443	124,256	56,796	18,748	-	1,659	1,508	9.1
1990	3,292	82,374	126,129	62,770	19,391	19,550	1,703	1,560	8.4
1991	3,374	84,975	126,535	65,226	19,283	18,528	1,751	1,578	9.9
1992	3,469	90,515	130,049	68,047	20,546	20,406	1,800	1,617	10.1
1993	3,568	97,221	136,155	70,589	21,435	22,955	1,848	1,668	9.7
1994	3,676	103,598	139,733	74,124	24,400	25,774	1,918	1,743	9.1
1995	3,777	109,203	143,402	78,040	23,076	23,846	1,951	1,786	8.5
1996	3,874	112,540	147,052	80,322	22,787	23,237	1,986	1,813	8.7
1997	3,949	118,585	151,968	83,387	24,819	22,958	2,032	1,860	8.5
1998	3,983	119,775	153,811	85,832	23,173	20,759	2,038	1,858	8.8
1999	4,011	125,658	159,162	89,551	23,281	21,009	2,064	1,894	8.3
2000	4,039	136,411	166,405	94,462	24,152	21,388	2,080	1,931	7.2
2001	4,077	138,815	167,541	97,235	26,197	19,474	2,082	1,921	7.7
2002	4,101	143,993	174,214	101,152	26,819	20,987	2,135	1,952	8.5
2003	4,124	151,958	178,240	104,469	29,096	22,531	2,172	1,998	8.0
2004	4,156	164,600	185,250	111,064	34,336	24,703	2,186	2,028	7.2
2005	4,196	177,197	194,460	118,263	39,429	30,937	2,220	2,090	5.9
2006	4,242	190,479	203,053	128,744	45,658	33,273	2,244	2,138	4.7
2007	4,291	200,440	209,419	137,373	49,568	34,036	2,303	2,204	4.3
2008	4,349	206,427	210,903	142,034	52,692	30,085	2,347	2,239	4.6
2009	4,411	198,179	205,878	140,482	46,303	26,431	2,371	2,187	7.8
2010	4,466	206,990	211,749	144,734	49,423	30,305	2,399	2,215	7.7
2011	4,502	218,771	218,203	152,291	50,911	30,853	2,404	2,220	7.7
2012	4,567	223,328	223,329	158,221	54,486	31,066	2,443	2,275	6.9
2013	4,630	230,981	228,310	166,281	53,814	32,225	2,454	2,291	6.6
2014	4,707	243,872	236,696	172,841	59,031	34,951	2,483	2,332	6.1
2015	4,776	250,784	241,509	181,683	59,392	37,934	2,527	2,371	6.2
2016	4,859	263,912	248,262	187,000	64,897	43,556	2,612	2,454	6.1
2017	4,929	282,283	257,724	198,265	69,871	46,247	2,694	2,554	5.2
2018	5,010	296,135	264,765	203,820	72,737	46,245	2,719	2,590	4.7
2019	5,091	309,059	271,789	216,834	79,858	44,657	2,798	2,666	4.7
2020	5,148	-	-	-	-	47,789	2,735	2,491	8.9

[1]	As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016, non-permanent residents and incompletely enumerated Indian reserves.

70	2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021

Appendix 1 – Economic Review Supplementary Tables

Table A1.1A Aggregate and Labour Market Indicators (continued)

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population[1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate

	(annual percentage change)[2]
1982	1.8	0.0	(6.4)	5.8	(16.6)	-	0.8	(5.0)	5.3
1983	1.1	5.9	0.7	0.8	(1.4)	-	1.3	(0.7)	1.8
1984	1.4	5.0	0.9	4.8	(1.7)	-	1.3	0.0	1.1
1985	0.9	7.7	7.0	7.4	7.9	-	1.9	2.8	(0.7)
1986	1.0	5.7	0.9	5.9	(4.8)	-	2.2	4.1	(1.6)
1987	1.5	10.5	6.1	9.0	14.5	-	2.7	3.4	(0.6)
1988	2.2	10.7	5.5	10.6	20.6	-	2.0	4.1	(1.8)
1989	2.6	8.8	3.2	12.1	23.3	-	3.8	5.1	(1.2)
1990	3.0	5.0	1.5	10.5	3.4	-	2.6	3.4	(0.7)
1991	2.5	3.2	0.3	3.9	(0.6)	(5.2)	2.8	1.1	1.5
1992	2.8	6.5	2.8	4.3	6.5	10.1	2.8	2.5	0.2
1993	2.9	7.4	4.7	3.7	4.3	12.5	2.7	3.1	(0.4)
1994	3.0	6.6	2.6	5.0	13.8	12.3	3.8	4.5	(0.6)
1995	2.8	5.4	2.6	5.3	(5.4)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.1	2.5	2.9	(1.3)	(2.6)	1.8	1.6	0.2
1997	1.9	5.4	3.3	3.8	8.9	(1.2)	2.3	2.6	(0.2)
1998	0.9	1.0	1.2	2.9	(6.6)	(9.6)	0.3	(0.1)	0.3
1999	0.7	4.9	3.5	4.3	0.5	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.6	5.5	3.7	1.8	0.8	2.0	(1.1)
2001	0.9	1.8	0.7	2.9	8.5	(8.9)	0.1	(0.5)	0.5
2002	0.6	3.7	4.0	4.0	2.4	7.8	2.5	1.6	0.8
2003	0.6	5.5	2.3	3.3	8.5	7.4	1.7	2.3	(0.5)
2004	0.8	8.3	3.9	6.3	18.0	9.6	0.7	1.5	(0.8)
2005	1.0	7.7	5.0	6.5	14.8	25.2	1.5	3.0	(1.3)
2006	1.1	7.5	4.4	8.9	15.8	7.6	1.1	2.3	(1.2)
2007	1.2	5.2	3.1	6.7	8.6	2.3	2.6	3.1	(0.4)
2008	1.4	3.0	0.7	3.4	6.3	(11.6)	1.9	1.6	0.3
2009	1.4	(4.0)	(2.4)	(1.1)	(12.1)	(12.1)	1.0	(2.3)	3.2
2010	1.2	4.4	2.9	3.0	6.7	14.7	1.2	1.3	(0.1)
2011	0.8	5.7	3.0	5.2	3.0	1.8	0.2	0.2	0.0
2012	1.4	2.1	2.3	3.9	7.0	0.7	1.6	2.5	(0.8)
2013	1.4	3.4	2.2	5.1	(1.2)	3.7	0.5	0.7	(0.3)
2014	1.7	5.6	3.7	3.9	9.7	8.5	1.2	1.8	(0.5)
2015	1.5	2.8	2.0	5.1	0.6	8.5	1.8	1.7	0.1
2016	1.7	5.2	2.8	2.9	9.3	14.8	3.4	3.5	(0.1)
2017	1.4	7.0	3.8	6.0	7.7	6.2	3.1	4.1	(0.9)
2018	1.6	4.9	2.7	2.8	4.1	(0.0)	0.9	1.4	(0.5)
2019	1.6	4.4	2.7	6.4	9.8	(3.4)	2.9	3.0	0.0
2020	1.1	-	-	-	-	7.0	(2.2)	(6.6)	4.2

[1]	As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016, non-permanent residents and incompletely enumerated Indian reserves.
[2]	Annual unemployment rate expressed as percentage point difference.

Sources: Statistics Canada (Tables: 17-10-0005-01, 36-10-0222-01, 36-10-0224-01, 14-10-0327-01 - accessed May 2021) and BC Stats.

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021	71

Appendix 1 – Economic Review Supplementary Tables

Table A1.1B Prices, Earnings and Financial Indicators

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	B.C.	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate
	(2002=100)	(2002=100)	($)	($ millions)	(current $)	(current $)	(per cent)	(US cents)	(per cent)[3]
1981	51.8	51.2	-	25,554	11,687	9,535	19.4	83.4	18.4
1982	57.3	56.6	-	26,380	12,156	10,085	16.0	81.1	18.1
1983	60.4	59.7	-	26,834	12,128	10,139	11.2	81.1	13.3
1984	62.8	62.1	-	27,748	12,535	10,611	12.1	77.2	13.6
1985	64.8	64.0	-	29,303	13,333	11,377	10.6	73.2	12.2
1986	66.7	66.2	-	30,408	13,980	11,863	10.6	72.0	11.2
1987	68.7	68.2	-	33,177	15,019	12,695	9.6	75.4	11.2
1988	71.2	70.6	-	36,537	16,259	13,587	10.7	81.3	11.6
1989	74.4	73.8	-	40,711	17,767	14,843	13.3	84.5	12.1
1990	78.4	77.8	-	44,656	19,067	15,528	14.1	85.7	13.3
1991	82.6	81.9	-	46,772	19,333	15,887	10.1	87.3	11.2
1992	84.8	84.3	-	49,430	19,617	16,272	7.5	82.7	9.5
1993	87.8	87.3	-	51,782	19,785	16,575	6.0	77.5	8.8
1994	89.5	89.1	-	54,492	20,164	16,744	6.8	73.2	9.4
1995	91.6	91.3	-	57,214	20,660	16,934	8.6	72.9	9.2
1996	92.4	92.1	-	58,685	20,732	16,884	6.2	73.3	8.0
1997	93.1	92.6	612.55	60,816	21,118	17,198	4.9	72.2	7.1
1998	93.4	93.0	620.99	62,340	21,549	17,491	6.7	67.4	6.9
1999	94.4	93.9	628.12	64,358	22,324	18,318	6.4	67.3	7.5
2000	96.1	96.0	639.18	68,975	23,386	18,872	7.2	67.3	8.3
2001	97.7	97.8	648.27	70,663	23,850	19,826	6.0	64.6	7.4
2002	100.0	100.0	668.48	73,752	24,668	20,996	4.2	63.7	7.0
2003	102.2	102.0	683.79	76,134	25,329	21,447	4.7	71.4	6.4
2004	104.2	104.0	687.32	81,017	26,726	22,427	4.0	76.8	6.3
2005	106.3	106.0	704.05	86,189	28,184	23,216	4.4	82.5	6.0
2006	108.1	108.0	725.61	94,384	30,351	25,108	5.8	88.2	6.6
2007	110.0	110.2	747.84	99,719	32,014	26,428	6.1	93.1	7.0
2008	112.3	112.8	780.23	103,735	32,656	27,179	4.8	93.7	7.1
2009	112.3	112.9	801.47	101,368	31,852	27,274	2.4	87.6	5.7
2010	113.8	114.9	821.24	103,864	32,411	28,225	2.6	97.1	5.6
2011	116.5	117.5	837.57	108,841	33,827	28,969	3.0	101.1	5.4
2012	117.8	119.0	852.43	112,543	34,646	29,722	3.0	100.1	5.3
2013	117.7	119.2	881.95	117,735	35,913	30,982	3.0	97.1	5.2
2014	118.9	120.5	884.22	122,520	36,719	31,512	3.0	90.5	4.9
2015	120.2	121.9	916.43	127,754	38,038	32,610	2.8	78.2	4.7
2016	122.4	124.6	925.54	130,955	38,483	33,038	2.7	75.4	4.7
2017	125.0	127.3	937.70	138,027	40,221	34,782	2.9	77.0	4.8
2018	128.4	131.0	974.18	145,349	40,679	34,888	3.6	77.2	5.3
2019	131.4	134.1	1,000.11	153,325	42,592	36,450	4.0	75.4	5.3
2020	132.4	134.9	1,079.58	-	-	-	2.8	74.6	4.9

[1]	Data prior to 1997 are not available.
[2]	Component of household income account. This amount includes the wages, salaries and employers' social contributions earned by BC residents, regardless of where they are employed.
[3]	The most typical of those offered by the major chartered banks.

72	2021 Financial and Economic Review – July 2021

Appendix 1 – Economic Review Supplementary Tables

Table A1.1B Prices, Earnings and Financial Indicators (continued)

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	B.C.	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate[3]

	(annual percentage change)[4]
1982	10.6	10.5	-	3.2	4.0	5.8	(3.4)	(2.4)	(0.2)
1983	5.4	5.5	-	1.7	(0.2)	0.5	(4.8)	0.1	(4.9)
1984	4.0	4.0	-	3.4	3.4	4.7	0.9	(3.9)	0.3
1985	3.2	3.1	-	5.6	6.4	7.2	(1.5)	(4.0)	(1.4)
1986	2.9	3.4	-	3.8	4.9	4.3	(0.1)	(1.3)	(1.0)
1987	3.0	3.0	-	9.1	7.4	7.0	(1.0)	3.4	(0.1)
1988	3.6	3.5	-	10.1	8.3	7.0	1.2	5.8	0.5
1989	4.5	4.5	-	11.4	9.3	9.2	2.5	3.2	0.4
1990	5.4	5.4	-	9.7	7.3	4.6	0.9	1.2	1.3
1991	5.4	5.3	-	4.7	1.4	2.3	(4.0)	1.6	(2.1)
1992	2.7	2.9	-	5.7	1.5	2.4	(2.6)	(4.5)	(1.7)
1993	3.5	3.6	-	4.8	0.9	1.9	(1.6)	(5.2)	(0.8)
1994	1.9	2.1	-	5.2	1.9	1.0	0.8	(4.3)	0.6
1995	2.3	2.5	-	5.0	2.5	1.1	1.9	(0.4)	(0.2)
1996	0.9	0.9	-	2.6	0.3	(0.3)	(2.4)	0.5	(1.2)
1997	0.8	0.5	-	3.6	1.9	1.9	(1.3)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.5	2.0	1.7	1.7	(4.8)	(0.1)
1999	1.1	1.0	1.1	3.2	3.6	4.7	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	7.2	4.8	3.0	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	2.0	5.1	(1.3)	(2.8)	(0.9)
2002	2.4	2.2	3.1	4.4	3.4	5.9	(1.8)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.2	2.7	2.2	0.5	7.7	(0.6)
2004	2.0	2.0	0.5	6.4	5.5	4.6	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.4	6.4	5.5	3.5	0.4	5.7	(0.3)
2006	1.7	1.9	3.1	9.5	7.7	8.1	1.4	5.6	0.7
2007	1.8	2.0	3.1	5.7	5.5	5.3	0.3	5.0	0.4
2008	2.1	2.4	4.3	4.0	2.0	2.8	(1.3)	0.6	0.1
2009	0.0	0.1	2.7	(2.3)	(2.5)	0.4	(2.4)	(6.1)	(1.4)
2010	1.3	1.8	2.5	2.5	1.8	3.5	0.2	9.5	(0.1)
2011	2.4	2.3	2.0	4.8	4.4	2.6	0.4	4.0	(0.2)
2012	1.1	1.3	1.8	3.4	2.4	2.6	0.0	(1.0)	(0.1)
2013	(0.1)	0.2	3.5	4.6	3.7	4.2	0.0	(3.0)	(0.0)
2014	1.0	1.1	0.3	4.1	2.2	1.7	0.0	(6.6)	(0.3)
2015	1.1	1.2	3.6	4.3	3.6	3.5	(0.2)	(12.3)	(0.2)
2016	1.8	2.2	1.0	2.5	1.2	1.3	(0.1)	(2.8)	(0.0)
2017	2.1	2.2	1.3	5.4	4.5	5.3	0.2	1.6	0.1
2018	2.7	2.9	3.9	5.3	1.1	0.3	0.7	0.1	0.5
2019	2.3	2.4	2.7	5.5	4.7	4.5	0.4	(1.8)	0.0
2020	0.8	0.6	7.9	-	-	-	(1.2)	(0.8)	(0.3)

[1]	Data prior to 1997 are not available.
[2]	Component of household income account. This amount includes the wages, salaries and employers’ social contributions earned by BC residents, regardless of where they are employed.
[3]	The most typical of those offered by the major chartered banks.
[4]	Prime rate, exchange rate and conventional (5 year) mortgage rates expressed as percentage point difference.

Sources: Statistics Canada (Tables: 18-10-0005-01, 14-10-0064-01, 36-10-0224-01, 10-10-0122-01, 10-10-0145-01 - accessed May 2021), Haver Analytics and BC Stats.

2021 Financial and Economic Review – July 2021	73

Appendix 1 – Economic Review Supplementary Tables

Table A1.1C Other Indicators

	Manufacturing		Housing	Non-residential	MLS home	MLS average	Tourism	High-tech	B.C. international
	shipments	Retail sales	starts	building permits	sales	home sale price	GDP[1]	GDP[2]	goods exports
	($ millions)	($ millions)	(units)	($ millions)	(units)	($)	($ millions)	($ millions)	($ millions)
1981	-	-	41,585	1,335	19,161	117,534	-	-	8,877
1982	-	-	19,807	1,026	25,040	93,951	-	-	9,925
1983	-	-	22,607	775	32,131	95,620	-	-	11,659
1984	-	-	16,169	827	30,955	90,923	-	-	12,315
1985	-	-	17,969	812	43,530	87,957	-	-	12,715
1986	-	-	20,687	912	46,145	92,852	-	-	15,690
1987	-	-	28,944	999	56,376	101,916	-	-	15,883
1988	-	-	30,487	1,647	67,460	121,040	-	-	17,405
1989	-	-	38,894	1,812	83,652	151,400	-	-	17,775
1990	-	-	36,720	1,833	58,027	157,616	-	-	16,607
1991	-	25,022	31,875	1,803	84,554	168,235	-	-	15,253
1992	24,398	26,194	40,621	2,082	93,564	189,999	-	-	16,336
1993	26,583	28,463	42,807	1,944	80,919	211,992	-	-	19,034
1994	30,333	31,770	39,408	1,772	75,315	228,154	-	-	22,856
1995	34,207	34,219	27,057	1,966	58,082	221,860	-	-	26,874
1996	32,932	34,775	27,641	1,957	72,037	218,943	-	-	25,717
1997	33,496	36,591	29,351	1,960	68,154	220,503	-	6,282	26,699
1998	31,757	35,762	19,931	2,022	52,889	212,056	-	6,498	25,942
1999	36,679	36,373	16,309	2,104	58,093	215,252	-	6,506	29,044
2000	40,699	38,435	14,418	2,089	54,431	220,763	-	7,309	33,640
2001	38,303	40,719	17,234	2,125	69,813	222,259	-	7,380	31,680
2002	38,610	43,265	21,625	1,771	82,941	238,325	-	7,584	28,828
2003	39,772	44,421	26,174	1,880	93,611	259,250	-	8,507	28,265
2004	41,607	47,219	32,925	2,070	96,975	288,140	-	8,968	31,008
2005	42,883	49,380	34,667	3,212	106,888	331,379	-	9,767	34,167
2006	44,480	53,136	36,443	3,921	97,420	389,881	-	10,513	33,466
2007	42,418	56,936	39,195	3,933	103,179	438,718	5,837	11,440	31,524
2008	39,435	57,794	34,321	3,678	69,244	453,361	5,858	11,714	33,124
2009	32,951	55,288	16,077	3,139	85,191	465,321	5,790	11,685	25,240
2010	35,575	58,251	26,479	3,018	74,927	504,678	6,154	12,079	28,646
2011	37,998	60,090	26,400	3,136	76,990	560,662	6,346	12,906	32,671
2012	38,491	61,217	27,465	4,048	67,756	514,218	6,535	13,564	31,484
2013	40,199	62,944	27,054	3,108	73,048	536,966	6,835	13,752	33,421
2014	43,888	66,916	28,356	3,729	84,153	568,100	7,159	14,595	35,832
2015	45,157	71,609	31,446	3,680	102,684	635,870	7,668	15,192	35,497
2016	47,089	77,109	41,843	3,392	112,425	690,348	8,260	16,158	38,423
2017	51,320	84,291	43,664	4,212	103,957	708,857	8,993	17,064	43,241
2018	55,115	85,933	40,857	5,691	78,524	711,379	9,624	18,060	46,280
2019	53,311	86,428	44,932	6,121	77,349	700,376	10,184	19,248	43,432
2020	51,529	87,513	37,903	5,216	94,008	781,770	-	-	39,925

[1]	Data prior to 2007 are not available.
[2]	Data prior to 1997 are not available.

74	2021 Financial and Economic Review – July 2021

Appendix 1 – Economic Review Supplementary Tables

Table A1.1C Other Indicators (continued)

	Manufacturing		Housing	Non-residential	MLS Home	MLS Average	Tourism	High-tech	B.C. international
	shipments	Retail sales	starts	building permits	Sales	Home Sale Price	GDP[1]	GDP[2]	goods exports

	(annual percentage change)
1982	-	-	(52.4)	(0.2)	30.7	(20.1)	-	-	11.8
1983	-	-	14.1	(24.5)	28.3	1.8	-	-	17.5
1984	-	-	(28.5)	6.7	(3.7)	(4.9)	-	-	5.6
1985	-	-	11.1	(1.7)	40.6	(3.3)	-	-	3.3
1986	-	-	15.1	12.3	6.0	5.6	-	-	23.4
1987	-	-	39.9	9.6	22.2	9.8	-	-	1.2
1988	-	-	5.3	64.9	19.7	18.8	-	-	9.6
1989	-	-	27.6	10.0	24.0	25.1	-	-	2.1
1990	-	-	(5.6)	1.2	(30.6)	4.1	-	-	(6.6)
1991	-	-	(13.2)	(1.6)	45.7	6.7	-	-	(8.2)
1992	-	4.7	27.4	15.5	10.7	12.9	-	-	7.1
1993	9.0	8.7	5.4	(6.7)	(13.5)	11.6	-	-	16.5
1994	14.1	11.6	(7.9)	(8.9)	(6.9)	7.6	-	-	20.1
1995	12.8	7.7	(31.3)	11.0	(22.9)	(2.8)	-	-	17.6
1996	(3.7)	1.6	2.2	(0.4)	24.0	(1.3)	-	-	(4.3)
1997	1.7	5.2	6.2	0.1	(5.4)	0.7	-	-	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	(22.4)	(3.8)	-	3.4	(2.8)
1999	15.5	1.7	(18.2)	4.0	9.8	1.5	-	0.1	12.0
2000	11.0	5.7	(11.6)	(0.7)	(6.3)	2.6	-	12.3	15.8
2001	(5.9)	5.9	19.5	1.7	28.3	0.7	-	1.0	(5.8)
2002	0.8	6.3	25.5	(16.6)	18.8	7.2	-	2.8	(9.0)
2003	3.0	2.7	21.0	6.1	12.9	8.8	-	12.2	(2.0)
2004	4.6	6.3	25.8	10.1	3.6	11.1	-	5.4	9.7
2005	3.1	4.6	5.3	55.2	10.2	15.0	-	8.9	10.2
2006	3.7	7.6	5.1	22.1	(8.9)	17.7	-	7.6	(2.1)
2007	(4.6)	7.2	7.6	0.3	5.9	12.5	-	8.8	(5.8)
2008	(7.0)	1.5	(12.4)	(6.5)	(32.9)	3.3	0.4	2.4	5.1
2009	(16.4)	(4.3)	(53.2)	(14.7)	23.0	2.6	(1.2)	(0.2)	(23.8)
2010	8.0	5.4	64.7	(3.9)	(12.0)	8.5	6.3	3.4	13.5
2011	6.8	3.2	(0.3)	3.9	2.8	11.1	3.1	6.8	14.1
2012	1.3	1.9	4.0	29.1	(12.0)	(8.3)	3.0	5.1	(3.6)
2013	4.4	2.8	(1.5)	(23.2)	7.8	4.4	4.6	1.4	6.2
2014	9.2	6.3	4.8	20.0	15.2	5.8	4.7	6.1	7.2
2015	2.9	7.0	10.9	(1.3)	22.0	11.9	7.1	4.1	(0.9)
2016	4.3	7.7	33.1	(7.8)	9.5	8.6	7.7	6.4	8.2
2017	9.0	9.3	4.4	24.2	(7.5)	2.7	8.9	5.6	12.5
2018	7.4	1.9	(6.4)	35.1	(24.5)	0.4	7.0	5.8	7.0
2019	(3.3)	0.6	10.0	7.5	(1.5)	(1.5)	5.8	6.6	(6.2)
2020	(3.3)	1.3	(15.6)	(14.8)	21.5	11.6	-	-	(8.1)

[1]	Data prior to 2007 are not available.
[2]	Data prior to 1997 are not available.

Sources: Statistics Canada (Tables: 16-10-0048-01, 20-10-0008-01, 34-10-0135-01, 34-10-0066-01, 34-10-0003-01 - accessed May 2021); Canadian Real Estate Association; Haver Analytics and BC Stats.

2021 Financial and Economic Review – July 2021	75

Appendix 1 – Economic Review Supplementary Tables

Table A1.1D Commodity Production Indicators

	Lumber[1]	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal		Solid mineral	Electric pwr	Farm cash	Landed value of
	production	data	production	production	gas production	production		shipments	generated	receipts	seafood products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($ millions)	(000 tonnes)		($ millions)	(GW.h)	($ millions)	($ millions)
1981	24,598	-	-	-	-	11,782		-	51,008	877	-
1982	23,855	-	2,823	1,872	-	11,769		2,769	48,238	962	241
1983	30,773	-	3,267	2,148	-	11,717		2,903	47,213	917	210
1984	30,884	-	3,051	2,084	-	20,771		3,346	52,369	1,005	243
1985	32,994	76,869	3,442	2,470	-	22,993		3,541	59,126	1,061	378
1986	31,468	77,503	3,727	2,628	-	20,361		3,160	50,759	1,106	405
1987	37,336	90,592	4,291	2,759	-	21,990		3,615	63,066	1,122	455
1988	36,736	86,808	4,354	2,878	-	24,942		3,943	60,943	1,206	573
1989	35,952	86,793	4,281	2,862	585	24,800		4,123	57,655	1,255	513
1990	33,514	78,045	3,709	3,002	902	24,557		3,954	60,662	1,299	559
1991	31,406	73,449	3,957	2,721	858	24,965		3,840	62,981	1,342	492
1992	33,396	73,937	3,954	2,692	890	17,173		3,500	64,058	1,404	533
1993	33,935	79,232	3,981	3,067	1,089	20,633		3,538	58,774	1,446	605
1994	33,671	75,639	4,670	2,947	1,270	22,583		4,066	61,015	1,538	728
1995	32,611	75,430	4,773	2,836	1,040	24,350		4,501	58,006	1,586	604
1996	32,671	73,099	4,473	2,842	1,333	25,420		4,340	71,765	1,706	590
1997	31,562	69,155	4,532	2,260	1,588	27,830		4,681	66,961	1,738	604
1998	30,238	65,451	4,296	2,781	1,574	24,800		4,466	67,710	1,780	547
1999	32,397	75,878	4,921	3,047	2,091	24,845		4,536	68,045	1,885	613
2000	34,346	76,009	5,324	3,106	4,783	25,681		7,901	68,241	2,024	667
2001	32,606	69,796	4,525	2,900	5,666	27,006		8,623	57,332	2,201	647
2002	35,501	75,208	4,465	2,905	4,251	24,397		2,864	64,945	2,174	664
2003	36,052	74,899	4,785	2,916	6,230	23,073		2,887	63,051	2,248	645
2004	39,951	81,679	4,777	3,046	6,784	27,314		3,740	60,496	2,360	635
2005	41,129	83,590	4,937	2,982	8,967	26,715		5,384	67,774	2,389	706
2006	41,198	80,350	4,742	3,010	7,148	23,057		5,991	61,598	2,346	788
2007	36,811	72,684	4,742	2,764	6,934	25,725		5,611	71,830	2,381	727
2008	28,263	61,137	4,115	2,521	9,264	26,163		7,403	66,072	2,522	718
2009	22,935	48,822	3,547	2,094	4,120	21,193		5,622	65,057	2,525	700
2010	26,831	63,336	4,262	1,621	4,528	26,040		7,166	64,224	2,547	873
2011	28,414	69,580	4,502	1,553	4,945	27,431		8,982	69,257	2,688	813
2012	29,164	68,133	4,444	1,445	3,415	28,777		7,826	73,584	2,845	713
2013	30,023	71,053	4,296	1,420	4,676	31,132		7,112	67,851	2,883	775
2014	29,635	66,382	4,294	1,435	6,996	29,392		6,815	67,008	3,037	862
2015	30,612	68,711	4,320	1,252	3,536	25,551		6,186	71,771	3,188	885
2016	31,448	66,253	4,223	1,143	3,077	26,027		6,704	69,703	3,119	1,180
2017	30,337	64,525	4,215	1,126	3,963		x	9,178	74,476	3,243	1,187
2018	29,200	67,928	4,089	1,042	4,750		x	9,783	69,924	3,453	1,274
2019	22,839	54,299	4,097	986	4,268		x	8,800	65,013	3,942	1,106
2020	21,051	51,601	3,926	581	4,015	-		-	-	4,026	-

[1]	Total lumber production is total softwood production.
[x]	Suppressed to meet the confidentiality requirements of the Statistics Act.

76	2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021

Appendix 1 – Economic Review Supplementary Tables

Table A1.1D Commodity Production Indicators (continued)

	Lumber[1]	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Landed value of
	production	data	production	production	gas production	production	shipments	generated	receipts	seafood products

	(annual percentage change)
1982	(3.0)	-	-	-	-	(0.1)	-	(5.4)	9.7	-
1983	29.0	-	15.7	14.7	-	(0.4)	4.8	(2.1)	(4.7)	(12.9)
1984	0.4	-	(6.6)	(3.0)	-	77.3	15.3	10.9	9.6	15.7
1985	6.8	-	12.8	18.5	-	10.7	5.8	12.9	5.7	55.6
1986	(4.6)	0.8	8.3	6.4	-	(11.4)	(10.8)	(14.2)	4.2	7.1
1987	18.6	16.9	15.1	5.0	-	8.0	14.4	24.2	1.4	12.3
1988	(1.6)	(4.2)	1.5	4.3	-	13.4	9.1	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	(1.7)	(0.6)	-	(0.6)	4.6	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(13.4)	4.9	54.0	(1.0)	(4.1)	5.2	3.5	9.0
1991	(6.3)	(5.9)	6.7	(9.4)	(4.8)	1.7	(2.9)	3.8	3.3	(12.0)
1992	6.3	0.7	(0.1)	(1.1)	3.7	(31.2)	(8.9)	1.7	4.7	8.3
1993	1.6	7.2	0.7	13.9	22.4	20.1	1.1	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.3	(3.9)	16.6	9.5	14.9	3.8	6.4	20.3
1995	(3.1)	(0.3)	2.2	(3.8)	(18.1)	7.8	10.7	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(6.3)	0.2	28.2	4.4	(3.6)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	1.3	(20.5)	19.1	9.5	7.9	(6.7)	1.9	2.4
1998	(4.2)	(5.4)	(5.2)	23.1	(0.9)	(10.9)	(4.6)	1.1	2.4	(9.4)
1999	7.1	15.9	14.5	9.6	32.8	0.2	1.6	0.5	5.9	12.1
2000	6.0	0.2	8.2	1.9	128.7	3.4	74.2	0.3	7.4	8.8
2001	(5.1)	(8.2)	(15.0)	(6.6)	18.5	5.2	9.1	(16.0)	8.7	(3.0)
2002	8.9	7.8	(1.3)	0.2	(25.0)	(9.7)	(66.8)	13.3	(1.2)	2.6
2003	1.6	(0.4)	7.2	0.4	46.6	(5.4)	0.8	(2.9)	3.4	(2.9)
2004	10.8	9.1	(0.2)	4.5	8.9	18.4	29.5	(4.1)	5.0	(1.6)
2005	2.9	2.3	3.3	(2.1)	32.2	(2.2)	44.0	12.0	1.3	11.2
2006	0.2	(3.9)	(3.9)	0.9	(20.3)	(13.7)	11.3	(9.1)	(1.8)	11.6
2007	(10.6)	(9.5)	0.0	(8.2)	(3.0)	11.6	(6.3)	16.6	1.5	(7.7)
2008	(23.2)	(15.9)	(13.2)	(8.8)	33.6	1.7	31.9	(8.0)	5.9	(1.2)
2009	(18.9)	(20.1)	(13.8)	(16.9)	(55.5)	(19.0)	(24.1)	(1.5)	0.1	(2.5)
2010	17.0	29.7	20.2	(22.6)	9.9	22.9	27.5	(1.3)	0.9	24.8
2011	5.9	9.9	5.6	(4.2)	9.2	5.3	25.3	7.8	5.5	(7.0)
2012	2.6	(2.1)	(1.3)	(7.0)	(30.9)	4.9	(12.9)	6.2	5.8	(12.3)
2013	2.9	4.3	(3.3)	(1.7)	36.9	8.2	(9.1)	(7.8)	1.3	8.8
2014	(1.3)	(6.6)	(0.0)	1.1	49.6	(5.6)	(4.2)	(1.2)	5.4	11.2
2015	3.3	3.5	0.6	(12.8)	(49.5)	(13.1)	(9.2)	7.1	5.0	2.7
2016	2.7	(3.6)	(2.2)	(8.7)	(13.0)	1.9	8.4	(2.9)	(2.2)	33.3
2017	(3.5)	(2.6)	(0.2)	(1.5)	28.8	-	36.9	6.8	4.0	0.5
2018	(3.7)	5.3	(3.0)	(7.5)	19.9	-	6.6	(6.1)	6.5	7.3
2019	(21.8)	(20.1)	0.2	(5.4)	(10.1)	-	(10.1)	(7.0)	14.2	(13.2)
2020	(7.8)	(5.0)	(4.2)	(41.1)	(5.9)	-	-	-	2.1	-

[1]	Total lumber production is total softwood production.

Sources: Statistics Canada (Table: 16-10-0017-01, 16-10-0045-01, 25-10-0046-01, 25-10-0021-01, 32-10-0046-01 - accessed May 2021);

Ministry of Agriculture; Ministry of Forests, Lands, Natural Resource Operations and Rural Development; Ministry of Energy, Mines and Low Carbon Innovation; Natural Resources Canada and BC Stats.

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021	77

Appendix 1 – Economic Review Supplementary Tables

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based

		General						General
	Household	Governments					Business	Governments
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP

	(millions of 2012 $, chained)
1981	57,254	25,432	8,426	9,830	2,233	623	19,304	2,914	30,775	32,148	104,634
1982	54,284	25,819	6,252	8,136	1,816	477	15,312	2,623	29,217	28,134	97,936
1983	54,543	25,571	6,633	8,661	1,353	509	14,745	2,878	30,779	30,165	98,655
1984	55,969	25,561	6,305	7,504	1,452	610	14,082	2,945	32,978	32,694	99,550
1985	58,030	26,191	6,817	7,055	1,642	645	14,661	3,593	36,256	33,754	106,567
1986	59,253	26,429	7,509	5,489	1,564	628	13,838	3,249	38,048	35,006	107,559
1987	62,383	26,740	8,934	5,753	1,913	681	15,979	3,467	41,273	37,988	114,142
1988	65,379	28,017	9,955	6,896	2,567	879	19,300	3,200	43,541	41,126	120,448
1989	69,152	28,373	11,457	7,674	3,081	983	22,273	4,089	42,822	45,022	124,256
1990	72,042	29,403	11,655	7,464	3,113	1,227	22,583	4,080	42,344	46,941	126,129
1991	72,471	31,073	11,010	7,890	3,191	1,231	22,520	4,626	43,018	47,386	126,535
1992	74,713	32,140	13,535	6,166	3,185	1,229	23,455	4,638	45,157	49,588	130,049
1993	77,151	32,588	13,875	5,649	3,091	1,603	23,560	4,728	46,950	49,290	136,155
1994	80,289	32,870	13,955	6,879	3,510	2,315	25,912	5,438	50,039	57,258	139,733
1995	82,775	32,306	12,270	7,541	3,587	1,825	24,600	5,053	53,082	57,974	143,402
1996	85,806	32,946	12,459	6,661	3,675	1,841	24,294	5,434	53,351	57,506	147,052
1997	89,016	32,876	13,071	8,876	4,066	1,946	27,333	4,729	55,463	61,586	151,968
1998	90,175	33,385	11,314	6,781	4,496	2,408	25,452	4,532	56,944	60,891	153,811
1999	92,443	33,624	10,499	7,527	4,517	2,077	25,097	5,332	61,911	64,595	159,162
2000	95,344	34,897	10,563	7,289	4,897	2,513	26,065	5,403	67,308	69,598	166,405
2001	97,251	36,032	11,629	8,404	4,811	3,164	28,386	5,458	66,794	69,764	167,541
2002	100,887	36,560	13,554	7,875	4,681	2,704	28,868	5,212	67,270	69,848	174,214
2003	104,235	36,720	14,601	8,599	4,693	3,238	30,948	5,443	69,226	73,588	178,240
2004	108,952	36,511	17,112	9,487	5,274	3,697	35,317	6,299	72,828	79,354	185,250
2005	113,429	36,946	18,352	9,974	6,342	3,941	38,637	7,517	76,457	84,079	194,460
2006	120,181	37,399	19,671	11,813	7,355	4,181	43,107	7,778	79,417	90,710	203,053
2007	126,699	39,404	20,099	11,191	8,044	4,863	44,436	8,093	81,168	95,697	209,419
2008	129,782	40,961	19,096	12,832	8,067	5,102	45,183	8,551	78,546	96,459	210,903
2009	130,162	41,455	17,460	11,376	6,129	4,188	39,098	8,571	73,286	89,411	205,878
2010	135,142	41,761	17,494	12,170	7,237	4,611	41,533	9,222	79,025	97,377	211,749
2011	137,998	42,612	17,987	13,734	7,500	4,657	43,876	7,334	82,874	100,829	218,203
2012	140,749	43,344	19,282	14,937	7,812	4,134	46,165	8,041	85,442	104,682	223,329
2013	144,336	43,347	19,396	14,618	7,182	4,243	45,442	7,339	88,297	105,680	228,310
2014	149,395	42,520	20,558	16,070	7,814	4,030	48,478	7,817	94,851	111,054	236,696
2015	155,326	43,451	22,528	14,103	6,832	3,367	46,833	7,694	94,041	109,916	241,509
2016	160,338	44,179	25,916	12,661	7,744	3,420	49,843	7,859	97,054	115,448	248,262
2017	167,984	45,171	25,970	14,297	8,036	3,580	51,910	8,520	99,738	121,506	257,724
2018	172,683	46,315	25,311	14,572	8,464	3,831	52,131	9,344	103,240	125,464	264,765
2019	175,666	47,754	24,944	19,721	8,487	3,887	56,713	9,708	104,204	128,910	271,789
2020	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

78	2021 Financial and Economic Review – July 2021

Appendix 1 – Economic Review Supplementary Tables

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based (continued)

		General						General
	Household	Governments					Business	Governments
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP

	(annual percentage change)
1982	(5.2)	1.5	(25.8)	(17.2)	(18.7)	(23.4)	(20.7)	(10.0)	(5.1)	(12.5)	(6.4)
1983	0.5	(1.0)	6.1	6.5	(25.5)	6.7	(3.7)	9.7	5.3	7.2	0.7
1984	2.6	(0.0)	(4.9)	(13.4)	7.3	19.8	(4.5)	2.3	7.1	8.4	0.9
1985	3.7	2.5	8.1	(6.0)	13.1	5.7	4.1	22.0	9.9	3.2	7.0
1986	2.1	0.9	10.2	(22.2)	(4.8)	(2.6)	(5.6)	(9.6)	4.9	3.7	0.9
1987	5.3	1.2	19.0	4.8	22.3	8.4	15.5	6.7	8.5	8.5	6.1
1988	4.8	4.8	11.4	19.9	34.2	29.1	20.8	(7.7)	5.5	8.3	5.5
1989	5.8	1.3	15.1	11.3	20.0	11.8	15.4	27.8	(1.7)	9.5	3.2
1990	4.2	3.6	1.7	(2.7)	1.0	24.8	1.4	(0.2)	(1.1)	4.3	1.5
1991	0.6	5.7	(5.5)	5.7	2.5	0.3	(0.3)	13.4	1.6	0.9	0.3
1992	3.1	3.4	22.9	(21.9)	(0.2)	(0.2)	4.2	0.3	5.0	4.6	2.8
1993	3.3	1.4	2.5	(8.4)	(3.0)	30.4	0.4	1.9	4.0	(0.6)	4.7
1994	4.1	0.9	0.6	21.8	13.6	44.4	10.0	15.0	6.6	16.2	2.6
1995	3.1	(1.7)	(12.1)	9.6	2.2	(21.2)	(5.1)	(7.1)	6.1	1.3	2.6
1996	3.7	2.0	1.5	(11.7)	2.5	0.9	(1.2)	7.5	0.5	(0.8)	2.5
1997	3.7	(0.2)	4.9	33.3	10.6	5.7	12.5	(13.0)	4.0	7.1	3.3
1998	1.3	1.5	(13.4)	(23.6)	10.6	23.7	(6.9)	(4.2)	2.7	(1.1)	1.2
1999	2.5	0.7	(7.2)	11.0	0.5	(13.7)	(1.4)	17.7	8.7	6.1	3.5
2000	3.1	3.8	0.6	(3.2)	8.4	21.0	3.9	1.3	8.7	7.7	4.6
2001	2.0	3.3	10.1	15.3	(1.8)	25.9	8.9	1.0	(0.8)	0.2	0.7
2002	3.7	1.5	16.6	(6.3)	(2.7)	(14.5)	1.7	(4.5)	0.7	0.1	4.0
2003	3.3	0.4	7.7	9.2	0.3	19.7	7.2	4.4	2.9	5.4	2.3
2004	4.5	(0.6)	17.2	10.3	12.4	14.2	14.1	15.7	5.2	7.8	3.9
2005	4.1	1.2	7.2	5.1	20.3	6.6	9.4	19.3	5.0	6.0	5.0
2006	6.0	1.2	7.2	18.4	16.0	6.1	11.6	3.5	3.9	7.9	4.4
2007	5.4	5.4	2.2	(5.3)	9.4	16.3	3.1	4.0	2.2	5.5	3.1
2008	2.4	4.0	(5.0)	14.7	0.3	4.9	1.7	5.7	(3.2)	0.8	0.7
2009	0.3	1.2	(8.6)	(11.3)	(24.0)	(17.9)	(13.5)	0.2	(6.7)	(7.3)	(2.4)
2010	3.8	0.7	0.2	7.0	18.1	10.1	6.2	7.6	7.8	8.9	2.9
2011	2.1	2.0	2.8	12.9	3.6	1.0	5.6	(20.5)	4.9	3.5	3.0
2012	2.0	1.7	7.2	8.8	4.2	(11.2)	5.2	9.6	3.1	3.8	2.3
2013	2.5	0.0	0.6	(2.1)	(8.1)	2.6	(1.6)	(8.7)	3.3	1.0	2.2
2014	3.5	(1.9)	6.0	9.9	8.8	(5.0)	6.7	6.5	7.4	5.1	3.7
2015	4.0	2.2	9.6	(12.2)	(12.6)	(16.5)	(3.4)	(1.6)	(0.9)	(1.0)	2.0
2016	3.2	1.7	15.0	(10.2)	13.3	1.6	6.4	2.1	3.2	5.0	2.8
2017	4.8	2.2	0.2	12.9	3.8	4.7	4.1	8.4	2.8	5.2	3.8
2018	2.8	2.5	(2.5)	1.9	5.3	7.0	0.4	9.7	3.5	3.3	2.7
2019	1.7	3.1	(1.4)	35.3	0.3	1.5	8.8	3.9	0.9	2.7	2.7
2020	-	-	-	-	-	-	-	-	-	-	-

Source: Statistics Canada (Table 36-10-0222-01 – accessed May 2021).

2021 Financial and Economic Review – July 2021	79

Appendix 1 – Economic Review Supplementary Tables

Table A1.3 British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services[1]	Administration	Prices

	(millions of 2012 $, chained)
1997	1,548	317	2,299	708	7,146	11,247	10,208	3,277	8,152	12,424	8,554	21,233	45,749	9,304	141,853
1998	1,609	212	2,334	737	7,024	11,101	9,125	3,422	8,203	13,027	8,103	21,783	47,359	9,320	143,234
1999	1,722	165	2,195	695	7,163	12,603	8,993	3,647	8,460	13,287	8,682	22,453	47,952	9,641	147,986
2000	1,677	182	2,039	783	7,897	14,789	8,823	4,252	9,019	13,874	8,468	23,086	49,409	9,836	154,966
2001	1,978	151	2,013	723	8,856	13,713	8,971	3,038	8,997	14,356	8,371	23,815	50,472	10,038	155,831
2002	1,950	187	2,057	659	8,158	13,748	9,566	3,706	9,126	15,111	8,545	25,241	52,793	10,473	161,762
2003	2,086	184	2,036	706	8,015	13,934	10,337	3,642	9,166	15,690	8,848	26,011	54,213	10,421	165,800
2004	2,217	205	2,306	671	8,392	15,050	11,639	3,659	9,461	16,341	9,349	26,909	55,273	10,464	172,580
2005	2,292	196	2,290	693	9,382	15,719	12,582	4,139	10,257	17,084	9,650	28,230	57,119	10,467	180,855
2006	2,375	218	2,188	678	9,410	16,602	13,777	3,511	10,357	18,284	10,604	29,385	60,086	10,986	189,186
2007	2,503	174	2,055	694	8,196	16,438	14,616	4,384	10,414	19,389	11,112	30,979	62,279	11,291	194,683
2008	2,411	149	1,813	599	8,429	15,122	15,384	4,373	10,197	19,324	10,863	31,654	63,339	11,925	195,789
2009	2,529	156	1,248	604	7,548	13,029	14,532	4,282	10,196	18,413	10,683	32,807	62,136	12,619	190,709
2010	2,581	181	1,533	621	8,587	13,798	14,895	4,143	10,433	19,032	11,170	33,943	62,064	12,779	195,819
2011	2,656	172	1,814	694	9,218	14,272	14,987	4,529	10,749	19,375	11,470	34,980	63,356	13,015	201,413
2012	2,655	150	1,860	678	8,942	14,693	16,797	4,587	10,983	20,058	11,404	36,365	64,681	12,736	206,591
2013	2,810	172	2,011	670	9,188	14,623	16,699	4,507	11,534	21,065	11,821	37,657	66,167	12,666	211,555
2014	2,792	196	1,977	702	9,729	15,427	18,167	4,554	12,154	21,480	12,110	39,164	68,203	12,473	219,061
2015	2,973	195	1,970	733	9,423	15,845	18,108	4,805	12,624	21,627	12,569	40,757	69,803	12,607	224,153
2016	2,921	174	1,807	721	9,668	16,517	18,322	5,023	12,847	22,551	13,010	42,387	71,929	12,754	230,764
2017	2,927	165	1,841	754	9,816	16,769	19,641	5,032	14,190	23,351	13,902	43,611	74,165	12,911	239,206
2018	3,091	150	1,937	784	10,791	16,918	20,294	4,831	14,936	23,839	14,256	44,270	76,477	13,311	246,017
2019	3,121	132	1,569	786	10,836	16,770	22,110	4,867	15,244	23,804	14,778	45,669	78,571	13,724	252,064
2020	3,003	128	1,555	765	10,897	15,580	23,033	4,999	11,955	23,575	15,146	47,559	70,968	13,487	242,411

[1]	Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, management of companies and enterprises, and other services (except public administration).

80	2021 Financial and Economic Review – July 2021

Appendix 1 – Economic Review Supplementary Tables

Table A1.3 British Columbia GDP at Basic Prices, by Industry (continued)

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services[1]	Administration	Prices

	(annual percentage change)
1998	4.0	(33.2)	1.5	4.1	(1.7)	(1.3)	(10.6)	4.4	0.6	4.9	(5.3)	2.6	3.5	0.2	1.0
1999	7.0	(22.2)	(6.0)	(5.7)	2.0	13.5	(1.4)	6.6	3.1	2.0	7.1	3.1	1.3	3.4	3.3
2000	(2.6)	10.5	(7.1)	12.7	10.3	17.3	(1.9)	16.6	6.6	4.4	(2.5)	2.8	3.0	2.0	4.7
2001	18.0	(17.1)	(1.3)	(7.6)	12.1	(7.3)	1.7	(28.5)	(0.2)	3.5	(1.1)	3.2	2.2	2.0	0.6
2002	(1.4)	24.0	2.2	(8.8)	(7.9)	0.3	6.6	22.0	1.4	5.3	2.1	6.0	4.6	4.3	3.8
2003	7.0	(1.7)	(1.0)	7.1	(1.8)	1.4	8.1	(1.7)	0.4	3.8	3.5	3.1	2.7	(0.5)	2.5
2004	6.3	11.4	13.3	(5.1)	4.7	8.0	12.6	0.5	3.2	4.1	5.7	3.5	2.0	0.4	4.1
2005	3.4	(4.6)	(0.7)	3.3	11.8	4.4	8.1	13.1	8.4	4.5	3.2	4.9	3.3	0.0	4.8
2006	3.6	11.6	(4.5)	(2.2)	0.3	5.6	9.5	(15.2)	1.0	7.0	9.9	4.1	5.2	5.0	4.6
2007	5.4	(20.1)	(6.1)	2.4	(12.9)	(1.0)	6.1	24.9	0.5	6.0	4.8	5.4	3.7	2.8	2.9
2008	(3.7)	(14.3)	(11.8)	(13.7)	2.8	(8.0)	5.3	(0.3)	(2.1)	(0.3)	(2.2)	2.2	1.7	5.6	0.6
2009	4.9	4.4	(31.2)	0.9	(10.5)	(13.8)	(5.5)	(2.1)	(0.0)	(4.7)	(1.6)	3.6	(1.9)	5.8	(2.6)
2010	2.1	15.9	22.9	2.7	13.8	5.9	2.5	(3.3)	2.3	3.4	4.6	3.5	(0.1)	1.3	2.7
2011	2.9	(5.1)	18.3	11.8	7.3	3.4	0.6	9.3	3.0	1.8	2.7	3.1	2.1	1.8	2.9
2012	(0.0)	(12.8)	2.6	(2.3)	(3.0)	3.0	12.1	1.3	2.2	3.5	(0.6)	4.0	2.1	(2.1)	2.6
2013	5.8	15.2	8.1	(1.2)	2.8	(0.5)	(0.6)	(1.7)	5.0	5.0	3.7	3.6	2.3	(0.5)	2.4
2014	(0.6)	13.5	(1.7)	4.7	5.9	5.5	8.8	1.0	5.4	2.0	2.4	4.0	3.1	(1.5)	3.5
2015	6.5	(0.1)	(0.4)	4.5	(3.1)	2.7	(0.3)	5.5	3.9	0.7	3.8	4.1	2.3	1.1	2.3
2016	(1.7)	(11.0)	(8.3)	(1.7)	2.6	4.2	1.2	4.5	1.8	4.3	3.5	4.0	3.0	1.2	2.9
2017	0.2	(5.3)	1.9	4.5	1.5	1.5	7.2	0.2	10.5	3.5	6.9	2.9	3.1	1.2	3.7
2018	5.6	(8.9)	5.2	4.0	9.9	0.9	3.3	(4.0)	5.3	2.1	2.5	1.5	3.1	3.1	2.8
2019	1.0	(12.1)	(19.0)	0.3	0.4	(0.9)	8.9	0.8	2.1	(0.1)	3.7	3.2	2.7	3.1	2.5
2020	(3.8)	(3.0)	(0.9)	(2.6)	0.6	(7.1)	4.2	2.7	(21.6)	(1.0)	2.5	4.1	(9.7)	(1.7)	(3.8)

[1]	Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, management of companies and enterprises, and other services (except public administration).

Source: Statistics Canada (Table: 36-10-0402-01 – accessed May 2021).

2021 Financial and Economic Review – July 2021	81

Appendix 1 – Economic Review Supplementary Tables

Table A1.4 British Columbia GDP, Income Based

			Net		Consumption of			Consumption of		Taxes less
		Gross	Operating	Consumption of	Fixed Capital:	Gross	Net	Fixed Capital:	Taxes less	subsidies on		GDP
	Compensation	Operating	Surplus:	Fixed Capital:	Government &	Mixed	Mixed	Unincorporated	subsidies on	Products &	Statistical	at Market
	of Employees*	Surplus	Corporations	Corporations	NPISH	Income	Income	Businesses	Production	Imports	Discrepancy	Prices

	($ millions)
1981	25,637	9,026	3,226	4,635	1,165	6,394	4,913	1,481	2,158	3,165	216	46,596
1982	26,496	7,620	1,089	5,227	1,304	6,990	5,354	1,637	2,395	2,893	206	46,600
1983	27,018	9,080	2,334	5,374	1,372	7,446	5,732	1,714	2,847	2,884	54	49,329
1984	27,811	10,459	3,563	5,480	1,416	8,010	6,145	1,865	2,509	3,258	(260)	51,788
1985	29,101	11,850	4,746	5,636	1,468	8,824	6,843	1,981	2,531	3,699	(217)	55,788
1986	30,339	12,298	4,927	5,788	1,583	9,581	7,543	2,038	2,532	4,506	(302)	58,954
1987	32,837	14,358	6,902	5,858	1,598	10,290	8,103	2,187	2,607	5,152	(97)	65,147
1988	36,110	15,750	7,807	6,161	1,782	11,259	8,903	2,356	2,726	5,568	682	72,095
1989	40,296	16,007	7,385	6,694	1,928	12,432	9,827	2,605	2,888	6,697	123	78,443
1990	44,216	14,530	5,152	7,231	2,147	13,549	10,718	2,831	3,035	6,800	244	82,374
1991	46,296	13,330	3,871	7,304	2,155	14,555	11,560	2,995	2,964	7,593	237	84,975
1992	48,924	13,342	3,411	7,622	2,309	15,450	12,274	3,176	3,472	8,389	938	90,515
1993	51,312	15,377	5,079	7,926	2,372	16,133	12,698	3,435	3,952	9,112	1,335	97,221
1994	53,972	19,431	8,420	8,483	2,528	17,118	13,463	3,655	4,234	8,830	13	103,598
1995	56,768	21,649	9,975	9,011	2,663	17,851	14,052	3,799	4,268	9,242	(575)	109,203
1996	58,517	21,917	9,715	9,409	2,793	18,321	14,394	3,927	4,377	9,476	(68)	112,540
1997	60,781	24,129	11,400	9,759	2,970	18,704	14,700	4,004	4,665	10,211	96	118,585
1998	62,120	23,496	9,822	10,617	3,057	19,467	15,302	4,166	4,786	10,346	(441)	119,775
1999	64,216	25,733	11,594	10,972	3,167	20,272	16,061	4,211	4,919	10,676	(158)	125,658
2000	68,591	30,979	16,192	11,403	3,384	20,843	16,470	4,373	4,974	11,063	(39)	136,411
2001	70,309	30,003	14,546	11,966	3,491	22,099	17,467	4,633	5,076	11,312	16	138,815
2002	72,951	30,307	14,491	12,229	3,587	23,426	18,541	4,885	5,009	12,408	(108)	143,993
2003	75,268	33,813	17,612	12,514	3,687	24,741	19,781	4,960	5,122	13,108	(93)	151,958
2004	80,071	39,402	22,503	13,004	3,895	26,253	21,053	5,199	5,388	13,491	(5)	164,600
2005	85,336	43,994	25,971	13,824	4,199	27,827	22,337	5,490	5,679	14,219	142	177,197
2006	93,392	46,643	26,833	15,187	4,623	29,526	23,736	5,790	5,959	14,881	78	190,479
2007	98,459	47,607	25,901	16,597	5,109	31,784	25,438	6,345	6,505	15,799	287	200,440
2008	102,318	49,897	25,892	18,259	5,746	32,435	25,604	6,830	6,812	14,756	210	206,427
2009	100,375	41,901	17,293	18,789	5,819	33,771	26,845	6,925	7,038	14,969	125	198,179
2010	102,621	45,534	20,992	18,561	5,981	35,494	28,408	7,086	7,338	15,870	134	206,990
2011	106,845	51,238	25,450	19,437	6,351	36,872	29,536	7,336	7,216	16,493	107	218,771
2012	110,128	50,606	23,422	20,589	6,595	38,645	31,069	7,576	7,332	16,611	6	223,328
2013	114,300	51,647	23,263	21,550	6,834	40,286	32,361	7,925	8,129	16,784	(165)	230,981
2014	118,452	56,480	26,944	22,450	7,086	42,286	34,193	8,093	8,603	18,012	39	243,872
2015	123,805	55,116	23,835	23,883	7,398	43,935	35,527	8,408	8,736	19,057	135	250,784
2016	127,866	60,562	28,372	24,554	7,636	46,030	37,237	8,793	9,073	20,593	(212)	263,912
2017	135,921	66,610	33,638	25,035	7,937	47,982	38,543	9,439	9,625	22,062	83	282,283
2018	144,465	68,860	34,297	26,149	8,414	49,654	39,656	9,998	10,622	22,511	23	296,135
2019	152,588	68,198	31,882	27,366	8,950	53,228	42,771	10,457	12,613	22,626	(194)	309,059
2020	-	-	-	-	-	-	-	-	-	-	-	-

*	Component of income-based GDP, including wages, salaries and employers' social contributions earned in B.C. by residents and non-residents of the province.

82	2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021

Appendix 1 – Economic Review Supplementary Tables

Table A1.4 British Columbia GDP, Income Based (continued)

			Net		Consumption of			Consumption of		Taxes less
		Gross	Operating	Consumption of	Fixed Capital:	Gross	Net	Fixed Capital:	Taxes less	subsidies on		GDP
	Compensation	Operating	Surplus:	Fixed Capital:	Government &	Mixed	Mixed	Unincorporated	subsidies on	Products &	Statistical	at Market
	of Employees*	Surplus	Corporations	Corporations	NPISH	Income	Income	Businesses	Production	Imports	Discrepancy	Prices

	(annual percentage change)
1982	3.4	(15.6)	(66.2)	12.8	11.9	9.3	9.0	10.5	11.0	(8.6)	(4.6)	0.0
1983	2.0	19.2	114.3	2.8	5.2	6.5	7.1	4.7	18.9	(0.3)	(73.8)	5.9
1984	2.9	15.2	52.7	2.0	3.2	7.6	7.2	8.8	(11.9)	13.0	(581.5)	5.0
1985	4.6	13.3	33.2	2.8	3.7	10.2	11.4	6.2	0.9	13.5	(16.5)	7.7
1986	4.3	3.8	3.8	2.7	7.8	8.6	10.2	2.9	0.0	21.8	39.2	5.7
1987	8.2	16.8	40.1	1.2	0.9	7.4	7.4	7.3	3.0	14.3	(67.9)	10.5
1988	10.0	9.7	13.1	5.2	11.5	9.4	9.9	7.7	4.6	8.1	(803.1)	10.7
1989	11.6	1.6	(5.4)	8.7	8.2	10.4	10.4	10.6	5.9	20.3	(82.0)	8.8
1990	9.7	(9.2)	(30.2)	8.0	11.4	9.0	9.1	8.7	5.1	1.5	98.4	5.0
1991	4.7	(8.3)	(24.9)	1.0	0.4	7.4	7.9	5.8	(2.3)	11.7	(2.9)	3.2
1992	5.7	0.1	(11.9)	4.4	7.1	6.1	6.2	6.0	17.1	10.5	295.8	6.5
1993	4.9	15.3	48.9	4.0	2.7	4.4	3.5	8.2	13.8	8.6	42.3	7.4
1994	5.2	26.4	65.8	7.0	6.6	6.1	6.0	6.4	7.1	(3.1)	(99.0)	6.6
1995	5.2	11.4	18.5	6.2	5.3	4.3	4.4	3.9	0.8	4.7	(4,523.1)	5.4
1996	3.1	1.2	(2.6)	4.4	4.9	2.6	2.4	3.4	2.6	2.5	(88.2)	3.1
1997	3.9	10.1	17.3	3.7	6.3	2.1	2.1	2.0	6.6	7.8	(241.2)	5.4
1998	2.2	(2.6)	(13.8)	8.8	2.9	4.1	4.1	4.0	2.6	1.3	(559.4)	1.0
1999	3.4	9.5	18.0	3.3	3.6	4.1	5.0	1.1	2.8	3.2	(64.2)	4.9
2000	6.8	20.4	39.7	3.9	6.9	2.8	2.5	3.8	1.1	3.6	(75.3)	8.6
2001	2.5	(3.2)	(10.2)	4.9	3.2	6.0	6.1	5.9	2.1	2.3	(141.0)	1.8
2002	3.8	1.0	(0.4)	2.2	2.7	6.0	6.1	5.4	(1.3)	9.7	(775.0)	3.7
2003	3.2	11.6	21.5	2.3	2.8	5.6	6.7	1.5	2.3	5.6	(13.9)	5.5
2004	6.4	16.5	27.8	3.9	5.6	6.1	6.4	4.8	5.2	2.9	(94.6)	8.3
2005	6.6	11.7	15.4	6.3	7.8	6.0	6.1	5.6	5.4	5.4	(2,940.0)	7.7
2006	9.4	6.0	3.3	9.9	10.1	6.1	6.3	5.5	4.9	4.7	(45.1)	7.5
2007	5.4	2.1	(3.5)	9.3	10.5	7.6	7.2	9.6	9.2	6.2	267.9	5.2
2008	3.9	4.8	(0.0)	10.0	12.5	2.0	0.7	7.6	4.7	(6.6)	(26.8)	3.0
2009	(1.9)	(16.0)	(33.2)	2.9	1.3	4.1	4.8	1.4	3.3	1.4	(40.5)	(4.0)
2010	2.2	8.7	21.4	(1.2)	2.8	5.1	5.8	2.3	4.3	6.0	7.2	4.4
2011	4.1	12.5	21.2	4.7	6.2	3.9	4.0	3.5	(1.7)	3.9	(20.1)	5.7
2012	3.1	(1.2)	(8.0)	5.9	3.8	4.8	5.2	3.3	1.6	0.7	(94.4)	2.1
2013	3.8	2.1	(0.7)	4.7	3.6	4.2	4.2	4.6	10.9	1.0	(2,850.0)	3.4
2014	3.6	9.4	15.8	4.2	3.7	5.0	5.7	2.1	5.8	7.3	(123.6)	5.6
2015	4.5	(2.4)	(11.5)	6.4	4.4	3.9	3.9	3.9	1.5	5.8	246.2	2.8
2016	3.3	9.9	19.0	2.8	3.2	4.8	4.8	4.6	3.9	8.1	(257.0)	5.2
2017	6.3	10.0	18.6	2.0	3.9	4.2	3.5	7.3	6.1	7.1	(139.2)	7.0
2018	6.3	3.4	2.0	4.4	6.0	3.5	2.9	5.9	10.4	2.0	(72.3)	4.9
2019	5.6	(1.0)	(7.0)	4.7	6.4	7.2	7.9	4.6	18.7	0.5	(943.5)	4.4
2020	-	-	-	-	-	-	-	-	-	-	-	-

*	Component of income-based GDP, including wages, salaries and employers' social contributions earned in B.C. by residents and non-residents of the province.

Source: Statistics Canada (Table: 36-10-0221-01 – accessed May 2021).

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021	83

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.5 Employment by Industry in British Columbia

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011		2012	2013	2014	2015	2016	2017	2018	2019	2020

									(thousands)
Total – all industries	1,952	1,998	2,028	2,090	2,138	2,204	2,239	2,187	2,215	2,220		2,275	2,291	2,332	2,371	2,454	2,554	2,590	2,666	2,491

Primary industries	67	78	72	76	78	82	76	72	72	65		68	76	78	74	78	79	78	77	75
Agriculture	30	33	36	38	35	36	33	32	30	25		24	27	25	23	24	26	25	29	30
Forestry, logging & support activities	25	27	22	22	21	24	17	14	17	15		16	18	20	20	21	20	19	18	17
Fishing, hunting & trapping	3	5	3	2	3	3	2	2	2		x	2	2	2	2	2	2	3	2	3
Mining & oil & gas extraction	9	13	11	14	19	20	24	24	24	25		25	29	31	29	32	31	30	29	25

Manufacturing	198	207	208	193	190	197	180	153	152	157		168	155	163	175	176	182	180	172	168
Food, beverages & tobacco	27	31	31	31	23	27	29	27	25	29		30	27	28	33	38	34	38	37	35
Wood products	48	51	49	47	44	44	35	28	29	31		28	30	32	36	33	30	25	22	21
Paper	17	14	12	12	15	15	13	10	9	9		12	11	13	10	9	12	9	9	10
Printing & related support activities	9	8	8	8	8	6	8	7	6	7		8	7	6	9	5	8	7	4	2
Primary metals	6	9	7	7	7	6	5	5	7	6		6	5	2	5	3	4	6	7	7
Metal fabrication	13	14	15	18	15	15	16	12	12	11		14	12	12	16	14	14	14	14	10
Transportation equipment	14	12	12	9	9	12	10	10	9	9		11	9	10	8	10	10	12	11	11
Machinery manufacturing	10	9	10	10	9	9	6	6	7	9		10	10	9	8	11	10	9	12	8
Other manufacturing	55	58	66	53	61	64	58	48	50	47		51	45	52	49	54	61	61	57	64

Construction	117	118	142	166	176	192	218	202	198	195		194	202	205	208	218	236	248	250	222
General contractors	41	47	51	65	65	65	84	77	79	78		77	85	93	91	93	105	110	107	101
Special trade contractors	76	71	92	101	111	127	134	125	119	117		118	118	112	116	125	130	138	142	120

Utilities	11	11	9	10	8	10	12	12	11	10		11	11	15	16	15	14	15	13	19

Transportation & warehousing	110	115	113	116	116	123	125	114	118	123		130	128	136	142	141	141	141	147	134
Transportation	105	109	108	112	109	116	119	108	112	115		120	118	127	135	134	130	130	139	127
Warehousing & storage	5	6	5	5	6	7	5	6	6	8		11	9	9	7	8	11	11	8	7

Trade	319	326	313	330	341	354	350	358	364	351		350	365	367	363	380	388	386	399	375
Wholesale trade	72	76	66	79	80	79	85	85	80	77		82	83	82	87	92	86	85	89	89
Retail trade	246	249	248	251	261	275	266	273	284	275		268	282	285	276	288	302	301	310	287

Finance, Insurance, Real Estate
& Leasing	124	126	128	131	134	141	140	134	140	140		139	141	138	130	138	161	155	165	164
Finance	57	60	55	59	60	66	62	58	66	54		63	60	63	58	63	68	66	71	69
Insurance	24	21	27	26	26	28	29	28	28	32		26	29	27	29	29	34	31	31	36
Real estate	32	35	35	34	39	36	39	39	37	45		44	44	40	36	40	53	52	54	52
Leasing	11	11	11	13	10	9	11	10	9	9		6	8	8	7	6	7	6	9	7

Public administration	90	95	99	93	88	93	99	105	106	107		103	103	102	101	109	108	109	119	120
Federal administration	33	37	35	32	34	34	37	39	43	43		44	36	34	37	39	39	35	44	40
Provincial administration	28	29	30	29	26	26	26	27	27	25		28	30	31	29	34	33	36	37	37
Local administration	29	29	35	32	28	33	37	40	36	38		31	37	38	34	36	37	38	39	43

Other service industries	918	924	944	974	1,007	1,014	1,039	1,037	1,053	1,072		1,112	1,111	1,127	1,163	1,200	1,246	1,279	1,324	1,215
Education & related services	137	137	132	143	153	154	152	149	153	154		167	171	172	170	171	172	174	184	179
Health & welfare services	211	214	217	213	229	231	240	255	261	261		272	266	277	298	304	316	338	335	325
Professional, scientific & technical	134	136	143	159	165	166	166	161	163	175		170	183	187	191	199	203	215	231	231
Information, culture & recreation	105	105	110	109	111	114	116	111	113	108		111	110	111	118	133	140	130	134	110
Services to business management	72	79	80	90	96	95	103	98	95	94		97	99	90	97	108	107	103	116	98
Accommodation & food services	163	159	170	172	166	168	167	169	172	184		183	180	186	181	176	191	195	201	168
Miscellaneous services	96	94	93	88	87	86	95	94	96	98		111	102	105	109	109	118	123	124	104

Source: Statistics Canada, Labour Force Survey (Table: 14-10-0023-01 and unpublished data - accessed July 2021). Totals may not add due to rounding.

x	Suppressed to meet the confidentiality requirements of the Statistics Act.

84	2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.6 Capital Investment by Industry

									Preliminary				2019	2020
	Actual		Actual		Actual		Actual		Actual		Intentions		to	to
	2016		2017		2018		2019		2020		2021		2020	2021

					($ millions)								(per cent)
Agriculture, forestry, fishing and hunting	511.3		696.8		979.9		1,128.3			x	975.5		-	-
Mining, quarrying, and oil and gas extraction	4,573.3		6,250.8		4,449.5		4,558.3		3,012.1		3,448.0		(33.9)	14.5
Manufacturing		x	1,370.5		1,831.4		2,164.8		1,644.1		1,673.7		(24.1)	1.8
Construction	832.9		978.2		1,063.1		1,066.7		995.8		1,048.6		(6.6)	5.3
Transportation and warehousing	4,215.0		4,822.1		6,251.5		12,286.5		15,278.0		15,848.8		24.3	3.7
Utilities	3,698.0		3,535.0		4,203.6		4,944.5		5,398.5		5,458.8		9.2	1.1
Wholesale trade		x	421.4		514.5		697.2			x	421.6		-	-
Retail trade	809.7		713.9			x	932.7			x	856.0		-	-
Finance and insurance	341.9		250.6		318.6		394.9		345.2		338.1		(12.6)	(2.1)
Real estate, rental and leasing	1,638.5		1,629.1		1,953.4		2,472.1		1,882.4		1,973.5		(23.9)	4.8
Information and cultural industries	1,579.9		1,631.0		1,617.1		1,510.7		1,635.9		1,652.0		8.3	1.0
Professional, scientific and technical services	318.8		307.5		424.1		509.9		438.7		569.0		(14.0)	29.7
Management of companies and enterprises		x		F		x	62.4			x	33.7		-	-
Admin, waste and remediation services	194.2		200.8		220.5			F	277.4		261.3		-	(5.8)
Arts, entertainment and recreation	275.6		305.8		338.7		482.0		387.5			F	(19.6)	-
Accommodation and food services	665.9		581.3		721.2		751.7		432.8		256.7		(42.4)	(40.7)
Educational services	980.1		1,087.3		1,499.2		1,377.2		1,723.4		1,920.1		25.1	11.4
Health care and social assistance	1,198.1		1,050.7		1,158.5		1,067.2		1,581.8		1,840.5		48.2	16.4
Public administration	2,172.2		2,965.5		3,407.2		4,290.9		4,766.9		5,386.6		11.1	13.0
Other services		x	171.2		249.4		248.2			x		F	-	-
Total	26,357.8		28,999.9		32,037.9		41,257.4		42,253.5		44,643.9		2.4	5.7

Public	8,423.1		9,173.3		10,350.2		13,086.5		16,259.8		18,345.0		24.2	12.8
Private	17,934.7		19,826.6		21,687.8		28,170.9		25,993.6		26,298.9		(7.7)	1.2
Total	26,357.8		28,999.9		32,037.9		41,257.4		42,253.5		44,643.9		2.4	5.7

Machinery and equipment	10,180.1		10,183.1		11,714.3		13,277.0		11,184.0		11,274.4		(15.8)	0.8
Construction	16,177.7		18,816.8		20,323.6		27,980.4		31,069.5		33,369.5		11.0	7.4
Total	26,357.8		28,999.9		32,037.9		41,257.4		42,253.5		44,643.9		2.4	5.7

Housing	18,543.6		19,605.2		22,080.2		22,232.7		22,144.2		n/a		(0.4)	n/a

Source: Statistics Canada (Tables: 34-10-0035-01, 34-10-0038-01, 34-10-0175-01 – accessed May 2021).

x	Suppressed to meet the confidentiality requirements of the Statistics Act.
F	Too unreliable to be published.

Note: Totals may not add due to rounding or due to some data not being disclosed for confidentiality reasons.

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021	85

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.7 British Columbia International Goods Exports by Major Market and Selected Commodities, 2020

			European	Mainland	Other	Total -
Commodity	U.S.	Japan	Union [1]	China	Markets	All Countries
			($ millions)
Wood products	5,797	666	167	760	689	8,080
Lumber (softwood)	3,960	475	77	552	369	5,433
Cedar shakes and shingles	167	0	6	0	12	186
Plywood and veneer (softwood)	375	0	1	2	9	386
Other panel products	470	8	0	15	12	505
Selected value-added wood products	675	13	2	0	7	698
Logs	27	63	0	190	38	317
Other	124	106	80	1	243	554

Pulp and paper products	667	164	29	2,017	548	3,425
Pulp	340	157	27	1,887	424	2,835
Newsprint	16	0	0	17	34	68
Paper, paperboard – excluding newsprint	215	8	1	95	65	383
Other	96	0	0	17	26	139

Agriculture and food other than fish	2,731	116	38	154	445	3,483
Fruit and nuts	352	21	3	24	43	442
Vegetables	469	10	3	1	1	483
Vegetable oils	4	1	0	2	0	6
Bread, pastry, prepared cereals, pasta, etc.	359	3	1	0	3	367
Meat and prepared meat products	26	44	0	59	58	187
Other	1,522	37	31	69	339	1,997

Fish products	828	70	24	234	136	1,292
Whole fish; fresh, chilled, frozen – excluding salmon	47	17	13	32	73	183
Whole salmon; fresh, chilled, frozen	517	22	4	7	8	558
Salmon; fillets, canned, smoked, etc	103	1	2	0	6	113
Other	160	30	5	194	49	438

Metallic mineral products	1,314	1,085	255	1,245	1,570	5,469
Copper ores and concentrates	0	1,065	0	1,045	1,331	3,440
Molybdenum ores and concentrates	27	0	28	4	0	60
Zinc ores and concentrates	0	0	18	0	69	87
Unwrought aluminum	405	0	204	0	6	615
Unwrought zinc	693	0	0	5	106	805
Unwrought lead	169	0	0	0	4	173
Other	19	20	4	191	54	289

Fabricated metal products	961	8	20	36	178	1,202

Energy products	4,465	1,288	284	758	2,020	8,816
Natural gas	2,555	0	0	2	0	2,556
Coal	39	1,104	284	705	1,974	4,105
Electricity	930	0	0	0	0	930
Other	942	184	0	52	46	1,224

Machinery and equipment	3,251	97	369	379	972	5,068
Motor vehicles and parts	343	7	6	151	246	752
Electrical/electronic/communications	600	26	143	73	206	1,048
Scientific/photographic/measuring equipment, etc.	479	34	105	97	183	898
Aircraft and parts	194	16	2	0	70	283
Other	1,634	15	113	58	267	2,086

Plastics and articles of plastic	503	1	10	73	72	659
Chemicals and chemical products	524	53	86	75	216	954
Apparel and accessories	45	1	6	1	4	58
Textiles	42	1	1	1	24	70

All other commodities	938	22	25	21	345	1,351
Total	22,065	3,573	1,313	5,756	7,218	39,925

[1]	The European Union is the membership as of February 1, 2020: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.

Source: Statistics Canada, International Trade Statistics custom extract, May 2021. Figures may not add due to rounding.

86	2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.8 British Columbia International Goods Exports by Market Area

				% Change	Percent of Total
	2018	2019	2020	2019-2020	2019	2020
		($ millions)			(per cent)
United Kingdom	501	468	471	0.7	1.1	1.2
Germany	339	365	244	(33.3)	0.8	0.6
Mainland China	6,723	6,480	5,756	(11.2)	14.9	14.4
Hong Kong	247	190	192	1.2	0.4	0.5
Taiwan	956	826	745	(9.7)	1.9	1.9
Japan	5,081	4,533	3,573	(21.2)	10.4	8.9
South Korea	2,941	2,637	2,123	(19.5)	6.1	5.3
India	1,583	1,581	951	(39.8)	3.6	2.4
Australia	252	246	250	1.7	0.6	0.6
Mexico	198	180	134	(25.3)	0.4	0.3
United States	22,666	21,959	22,065	0.5	50.6	55.3
Other	4,792	3,968	3,421	(13.8)	9.1	8.6
Total	46,280	43,432	39,925	(8.1)	100.0	100.0

Market Areas:
Western Europe [1]	2,313	2,098	2,005	(4.4)	4.8	5.0
Pacific Rim [2]	17,824	16,138	13,705	(15.1)	37.2	34.3

[1]	Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

[2]	Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: Statistics Canada, International Trade Statistics custom extract, May 2021. Figures may not add due to rounding.

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021	87

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.9 Historical Commodity Prices (in US Dollars)

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Metals
Copper (London; $/lb)	3.42	4.00	3.61	3.32	3.11	2.49	2.21	2.80	2.96	2.73	2.80
Lead (London; $/lb)	0.97	1.09	0.93	0.97	0.95	0.81	0.85	1.05	1.02	0.91	0.83
Zinc (London; $/lb)	0.98	0.99	0.88	0.86	0.98	0.87	0.95	1.31	1.33	1.16	1.03
Gold (London; $/troy oz)	1,225	1,572	1,667	1,407	1,266	1,159	1,251	1,257	1,269	1,391	1,769
Silver (London; $/troy oz)	20.17	35.12	31.12	23.72	19.07	15.68	17.16	17.05	15.71	16.19	20.50
Molybdenum ($/lb)	15.68	15.47	12.80	10.33	11.40	6.74	6.56	7.21	10.52	11.34	8.62
Aluminum (London; $/lb)	0.99	1.09	0.92	0.84	0.85	0.75	0.73	0.89	0.96	0.81	0.77
Forest Products
Lumber (Madison's Lumber Reporter; WSPF, 2x4, $/1000 bd ft)	255	254	299	358	353	281	308	411	496	372	570
Pulp (Northern Europe; $/tonne; transaction price)	937	955	813	864	928	849	803	898	1,184	955	849
Newsprint (US Eastcoast; $/tonne)	596	637	637	593	583	517	540	557	669	667	559
Cedar (Madison's Lumber Reporter 2x4, $/1000 bd ft)	650	636	769	895	957	986	1,004	1,299	1,396	1,386	1,509
Other
Oil (West Texas Intermediate; $/barrel)	79	95	94	98	93	49	43	51	65	57	39
Natural Gas (Plant Inlet; $C/GJ)	2.95	2.46	1.35	2.04	3.12	1.37	0.99	1.14	0.79	0.79	0.96
Coal (Japan-Australia FOB $/t) Metallurgical	204	282	204	155	124	101	112	201	207	183	136
Low Volatile PCl	170	222	153	125	104	84	88	142	146	131	97
Thermal	98	130	114	95	82	68	62	85	110	99	74

Sources: Ministry of Finance; Ministry of Energy, Mines and Low Carbon Innovation; Ministry of Forests, Lands, Natural Resource Operations and Rural Development; US Department of Energy.

88	2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021

Appendix 1 – Economic Review Supplementary Tables

Table A1.10 British Columbia Forest Sector Economic Activity Indicators

											Change [1]
Indicator	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2019-2020

					(million cubic meters)						(per cent)
Wood production
Lumber	28.4	29.2	30.0	29.6	30.6	31.4	30.3	29.2	22.8	21.1	(7.8)
Timber Scaled by species
Lodgepole pine	29.8	27.7	26.7	23.4	24.1	20.3	15.9	15.1	11.1	10.0	(9.4)
Spruce	10.5	11.5	12.6	11.6	13.3	13.1	15.8	15.3	12.3	12.5	1.1
Hemlock	8.6	7.7	8.5	8.1	7.2	7.6	7.1	8.1	6.6	6.1	(7.2)
Douglas fir	9.2	8.9	9.8	10.1	9.7	10.7	10.9	13.3	11.0	9.9	(10.1)
Balsam	5.1	5.5	6.1	6.1	6.3	6.8	7.7	8.7	7.2	7.4	2.8
Cedar	3.7	4.3	4.6	4.4	4.8	4.9	4.2	4.4	3.7	3.7	0.4
All others	2.7	2.6	2.7	2.7	3.2	2.8	2.9	3.0	2.2	2.0	(12.9)
Total [2]	69.6	68.1	71.1	66.4	68.7	66.2	64.5	67.9	54.3	51.6	(5.0)

					(million tonnes)
Pulp and paper production	6.1	5.9	5.7	5.7	5.6	5.4	5.3	5.1	5.1	4.5	(11.3)
Market pulp	4.5	4.4	4.3	4.3	4.3	4.2	4.2	4.1	4.1	3.9	(4.2)
Newsprint, paper and paperboard	1.6	1.4	1.4	1.4	1.3	1.1	1.1	1.0	1.0	0.6	(41.1)

Industrial product price indices					(Jan 2020=100)
Softwood lumber (Canada)	61.5	68.0	80.1	85.2	86.4	90.3	103.7	114.2	97.0	134.4	38.6
Spruce-Pine-Fir lumber (BC)	64.3	70.1	82.3	87.3	88.1	93.6	104.0	114.5	99.4	133.8	34.7
Hemlock lumber (BC)	49.9	56.5	70.6	75.8	75.5	81.3	102.0	111.4	92.6	145.3	56.9
Douglas fir and Western larch (BC)	67.6	70.2	78.3	85.0	88.0	92.0	102.1	109.4	100.4	129.9	29.4
Veneer and plywood (Canada)	79.6	86.4	87.1	93.5	95.6	96.8	106.5	112.1	104.8	126.7	20.8
Wood pulp (Canada)	78.7	77.9	81.0	80.5	80.5	79.7	91.5	112.2	106.3	101.1	(4.9)
Newsprint for export (Canada)	70.5	70.9	72.2	74.1	81.9	88.3	91.2	111.1	109.6	98.6	(10.0)

[1]	Percentage change based on unrounded numbers.
[2]	Totals may not add due to rounding.

Sources: Wood Production: Lumber and Timber scaled by species – Ministry of Forests, Lands, Natural Resource Operations, and Rural Development.

Pulp and paper production – Pulp and Paper Products Council.

Industrial product price indices – Statistics Canada (Tables: 18-10-0026 with custom tabulations – accessed June 2021).

Timber scaled data includes all logs, special forest products, species and grades billed to crown, private and federal land. Waste, reject, and Christmas trees are excluded.

For all scale invoiced as of date of reporting – May 2021

2021 Financial and Economic Review – July 2021	89

Appendix 1 – Economic Review Supplementary Tables

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

		Industrial		Construction				Natural Gas	Other Oil
Year	Metals	Minerals [1]		Aggregates [2]	Coal		Crude Oil [3]	to Pipeline	and Gas [4]	Total

	($ millions)
1991	1,511	290		159	990		260	562	36	3,808
1992	1,502	212		157	706		260	592	38	3,467
1993	1,198	229		166	822		233	814	42	3,504
1994	1,354	237		180	861		235	991	44	3,902
1995	2,016	249		204	968		272	710	58	4,478
1996	1,537	251		189	1,027		441	817	75	4,337
1997	1,495	249		195	1,107		403	1,087	98	4,635
1998	1,484	245		208	956		373	1,154	47	4,467
1999	1,183	246		219	797		461	1,577	53	4,536
2000	1,571	284		224	812		843	3,826	114	7,674
2001	1,394	296		217	959		729	4,834	103	8,533
2002	1,288	310		231	1,035		714	3,458	79	7,115
2003	1,353	336		226	972		718	5,396	116	9,117
2004	1,956	355		239	1,191		824	5,827	133	10,524
2005	2,442	364		278	2,300		973	7,821	173	14,351
2006	3,248	363		274	2,105		1,013	5,956	179	13,139
2007	2,887	424		351	1,949		989	5,745	200	12,546
2008	2,590	696		379	3,738		1,215	7,525	524	16,667
2009	1,837	278		303	3,204		720	3,284	115	9,742
2010	2,191	349		373	4,253		930	3,437	161	11,694
2011	2,131	454		325	6,073		1,194	3,444	307	13,926
2012	2,360	461		370	4,635		1,208	1,934	273	11,241
2013	2,578	450		388	3,696		1,295	3,129	251	11,787
2014	3,302		x	312		x	1,517	5,170	310	13,812
2015	3,250		x	338		x	952	2,445	139	9,722
2016	2,942		x	339		x	1,053	1,919	105	9,781
2017	3,351		x	464		x	1,520	2,206	237	13,141
2018	3,694		x	537		x	2,528	1,742	480	14,534
2019	3,416		x	543		x	2,447	1,652	169	13,068
2020	-	-		-	-		1,616	2,198	200	-

[1]	Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.
[2]	Sand and gravel; stone.
[3]	Includes pentanes and condensate.
[4]	Liquefied petroleum gases and sulphur.
[x]	Suppressed to meet the confidentiality requirements of the Statistics Act.

Sources: Natural Resources Canada; Ministry of Energy, Mines and Low Carbon Innovation.

90	2021 Financial and Economic Review – July 2021

Appendix 1 – Economic Review Supplementary Tables

Table A1.12 Petroleum and Natural Gas Activity Indicators

					Provincial Reserves		Provincial Government
	Natural gas	Crude oil and			Raw gas	Oil	petroleum
	production	wellhead condensate			(remaining	(remaining	and natural
	(wellhead)	production	Wells Authorized	Wells Drilled	reserves)	reserves)	gas revenue [1]
	(billion cubic m)	(million cubic m)	(number)	(number)	(billion cubic m)	(million cubic m)	($ millions)
2004	32.0	2.2	1,700	1,282	389.7	21.9	1,794.4
2005	32.8	2.0	1,790	1,429	444.6	20.9	2,559.0
2006	32.8	1.9	1,730	1,435	462.4	18.2	2,139.1
2007	31.9	1.8	1,207	909	482.9	19.7	2,352.8
2008	33.5	1.6	1,408	929	605.3	18.5	4,093.9
2009	32.9	1.5	829	626	657.9	19.3	1,464.2
2010	35.0	1.6	871	714	932.0	18.7	1,384.0
2011	41.4	1.5	1,133	661	974.9	18.2	735.0
2012	41.0	1.6	647	484	1,138.5	19.1	440.0
2013	44.6	1.5	907	571	1,197.2	19.3	723.0
2014	47.2	1.8	1,253	706	1,443.9	18.1	1,230.5
2015	49.0	1.9	913	546	1,504.7	17.6	345.5
2016	50.7	2.3	479	356	1,485.1	16.5	282.3
2017	51.5	2.5	870	621	1,354.8	18.2	486.3
2018	58.9	3.6	897	446	1,434.1	18.3	423.1
2019	58.8	3.7	673	365	1,818.7	16.6	331.6
2020	61.6	3.1	519	371	n/a	n/a	271.5
per cent change
2019-2020	4.7	(17.3)	(22.9)	1.6	-	-	(18.1)

[1]	Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Sources: Ministry of Energy, Mines and Low Carbon Innovation and BC Oil and Gas Commission.

2021 Financial and Economic Review – July 2021	91

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia

	Supply
	Net Generation					Consumption
		All Other		Receipts		Delivered
		Types Of	Total	From Other		To Other	Total
		Electricity	Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Generation[2]	Generation	and Imports	Supply	and Exports	Consumption	Demand	Net Exports
					(gigawatt-hours)[1]
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005*	60,327	7,447	67,774	7,206	74,980	9,247	65,732	74,980	2,042
2006	54,247	7,350	61,598	12,687	74,284	6,133	68,151	74,284	(6,554)
2007	64,287	7,543	71,830	8,390	80,220	11,198	69,022	80,220	2,808
2008	58,699	7,373	66,072	12,431	78,503	9,956	68,546	78,503	(2,474)
2009	56,462	8,594	65,057	12,075	77,132	8,304	68,827	77,132	(3,771)
2010	54,152	10,072	64,224	10,767	74,991	7,566	67,425	74,991	(3,201)
2011	61,037	8,220	69,257	10,973	80,230	15,552	64,679	80,230	4,579
2012	65,141	8,444	73,584	9,738	83,323	16,929	66,394	83,323	7,191
2013	59,223	8,628	67,851	10,466	78,317	13,576	64,741	78,317	3,110
2014	57,573	9,435	67,008	10,941	77,949	13,734	64,215	77,949	2,793
2015	64,999	6,772	71,771	9,591	81,361	14,123	67,238	81,361	4,533
2016	61,840	7,863	69,703	8,758	78,461	14,476	63,986	78,461	5,718
2017	66,503	7,972	74,476	8,943	83,419	15,139	68,281	83,419	6,195
2018	61,791	8,133	69,924	10,531	80,455	10,703	69,752	80,455	172
2019	56,108	8,905	65,013	12,086	77,099	9,434	67,665	77,099	(2,652)
2020	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

[1]	Gigawatt-hour = one million kilowatt-hours

[2]	All other types of electricity generation includes steam, nuclear, combustion turbine, tidal, wind and solar.

*	Note: Starting from 2005, annual survey values (25-10-0020-01 and 25-10-0021-01) are used since more extensive information is available from companies' annual performance reviews.

Source: Statistics Canada (Tables: 25-10-0001-01, 25-10-0015-01, 25-10-0016-01, 25-10-0020-01 and 25-10-0021-01 – accessed May 2021) and BC Stats.

92	2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.14 Components of British Columbia Population Change

	Net Migration			Natural Increase			Total	Total
	Inter-	Inter-					Population	Population
Year	provincial	national	Total	Births	Deaths	Total	Increase [1]	at July [1]
1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	34,217	27,189	40,575	28,362	12,213	39,402	4,076,950
2002	(4,445)	28,575	24,130	40,065	28,884	11,181	35,311	4,100,564
2003	3,025	27,762	30,787	40,497	29,320	11,177	41,964	4,124,482
2004	7,785	28,015	35,800	40,490	29,924	10,566	46,366	4,155,651
2005	7,212	38,399	45,611	40,827	30,235	10,592	56,203	4,196,062
2006	12,799	34,670	47,469	41,729	30,688	11,041	58,510	4,241,794
2007	16,776	35,714	52,490	43,649	31,308	12,341	64,831	4,290,984
2008	10,849	49,678	60,527	44,276	32,097	12,179	72,706	4,349,336
2009	9,672	46,775	56,447	44,993	31,440	13,553	70,000	4,410,506
2010	6,212	32,717	38,929	43,826	31,324	12,502	51,431	4,465,546
2011	711	31,692	32,403	44,129	31,966	12,163	44,566	4,502,104
2012	(4,322)	34,895	30,573	44,008	32,524	11,484	42,057	4,566,769
2013	2,514	35,381	37,895	43,779	33,200	10,579	48,474	4,630,077
2014	15,859	32,178	48,037	44,376	33,791	10,585	58,622	4,707,103
2015	22,827	14,059	36,886	44,298	35,246	9,052	45,938	4,776,388
2016	23,586	40,012	63,598	45,268	36,627	8,641	72,239	4,859,250
2017	15,293	55,118	70,411	44,648	38,486	6,162	76,573	4,929,384
2018	12,723	61,311	74,034	43,592	38,471	5,121	79,155	5,010,476
2019	13,926	65,961	79,887	43,490	38,378	5,112	84,999	5,090,955
2020	20,994	(599)	20,395	42,056	40,987	1,069	21,464	5,147,712

[1]	Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Sources: Statistics Canada (Tables: 17-10-0020-01, 17-10-0040-01 and 17-10-0059-01 – accessed May 2021) and BC Stats.

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021	93

Appendix 2 Financial Review Supplementary Tables

2021 Financial and Economic Review – July 2021

Appendix 2 – Financial Review Supplementary Tables

Table A2.1 Operating Statement – 2009/10 to 2020/21 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
													(per cent)
Revenue	37,978	40,680	41,805	42,057	43,715	46,099	47,601	51,449	52,020	57,128	58,660	62,156	3.8
Expense	(39,791)	(40,927)	(43,647)	(43,205)	(43,402)	(44,440)	(46,832)	(48,684)	(51,707)	(55,597)	(58,982)	(67,624)	3.9
Surplus (deficit)	(1,813)	(247)	(1,842)	(1,148)	313	1,659	769	2,765	313	1,531	(322)	(5,468)
Accumulated surplus (deficit) beginning of year, excluding other comprehensive income .	5,949	4,136	3,889	2,047	899	1,212	2,871	3,640	6,405	6,718	8,249	7,927
Accumulated surplus (deficit) end of year, before other comprehensive income	4,136	3,889	2,047	899	1,212	2,871	3,640	6,405	6,718	8,249	7,927	2,459
Accumulated other comprehensive income of commercial Crown corporations	456	360	73	154	481	206	(441)	(205)	(169)	97	(158)	748
Accumulated surplus (deficit), end of year	4,592	4,249	2,120	1,053	1,693	3,077	3,199	6,200	6,549	8,346	7,769	3,207

Per cent of Nominal GDP: [2]
Surplus (deficit)	-0.9	-0.1	-0.8	-0.5	0.1	0.7	0.3	1.0	0.1	0.5	-0.1	-1.9
Per cent of revenue:
Surplus (deficit)	-4.8	-0.6	-4.4	-2.7	0.7	3.6	1.6	5.4	0.6	2.7	-0.5	-8.8
Per capita ($): [3]
Surplus (deficit)	(411)	(55)	(409)	(251)	68	352	161	569	63	306	(63)	(1,062)

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2021.
[2]	Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2020/21 amounts divided by GDP for the 2020 calendar year). As nominal GDP for the calendar year ending 2020 is not yet available, the 2020 GDP projected in the April 2021 budget has been used for the fiscal year ended March 31, 2021 for demonstration purposes.
[3]	Per capita revenue and expense is calculated using July 1 population (e.g. 2020/21 amounts divided by population on July 1, 2020).

2021 Financial and Economic Review – July 2021	97

Appendix 2 – Financial Review Supplementary Tables

Table A2.2 Statement of Financial Position - 2009/10 to 2020/21 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
													(per cent)
Financial assets:
Cash and temporary investments	2,911	3,060	3,235	3,173	2,801	3,675	3,892	4,232	3,440	3,029	3,985	6,560	7.7
Other financial assets	7,226	8,045	7,993	8,241	9,389	9,170	9,691	10,198	11,729	12,625	12,394	15,399	7.1
Sinking funds	1,329	1,410	1,491	1,778	835	977	1,580	1,087	1,348	752	692	492	-8.6
Investments in commercial Crown corporations:
Retained earnings	7,473	7,107	7,013	7,556	7,854	8,269	7,529	7,509	6,126	5,732	6,515	9,623	2.3
Recoverable capital loans	11,596	13,142	15,167	17,208	19,255	20,624	22,041	23,809	20,534	22,547	24,768	26,301	7.7
	19,069	20,249	22,180	24,764	27,109	28,893	29,570	31,318	26,660	28,279	31,283	35,924	5.9
Total financial assets	30,535	32,764	34,899	37,956	40,134	42,715	44,733	46,835	43,177	44,685	48,354	58,375	6.1
Liabilities:
Accounts payable & accrued liabilities	7,412	8,046	9,247	9,278	8,428	8,443	8,618	9,031	9,751	10,573	11,497	13,092	5.3
Deferred revenue	10,080	10,827	10,527	9,942	9,775	9,885	9,857	9,639	10,042	10,517	10,626	12,185	1.7
Debt:
Taxpayer-supported debt	29,968	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	6.5
Self-supported debt	11,917	13,333	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,281	25,932	27,350	7.8
Total provincial debt	41,885	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	6.9
Add: debt offset by sinking funds	1,329	1,410	1,491	1,778	835	977	1,580	1,087	1,348	752	692	492	-8.6
Less: guarantees and non-guaranteed debt	(546)	(455)	(730)	(755)	(726)	(739)	(820)	(835)	(896)	(850)	(1,337)	(1,335)	8.5
Financial statement debt	42,668	46,109	50,954	56,839	60,802	63,158	66,011	66,089	65,371	65,864	71,516	86,257	6.6
Total liabilities	60,160	64,982	70,728	76,059	79,005	81,486	84,486	84,759	85,164	86,954	93,639	111,534	5.8
Net liabilities	(29,625)	(32,218)	(35,829)	(38,103)	(38,871)	(38,771)	(39,753)	(37,924)	(41,987)	(42,269)	(45,285)	(53,159)	5.5
Capital and other assets:
Tangible capital assets	32,219	34,278	35,692	36,762	37,778	39,028	40,282	41,303	45,836	47,829	50,023	52,781	4.6
Restricted assets	1,241	1,312	1,377	1,442	1,493	1,553	1,631	1,695	1,768	1,834	1,931	2,003	4.4
Other assets	757	877	880	952	1,293	1,267	1,039	1,126	932	952	1,100	1,582	6.9
Total capital and other assets	34,217	36,467	37,949	39,156	40,564	41,848	42,952	44,124	48,536	50,615	53,054	56,366	4.6
Accumulated surplus (deficit)	4,592	4,249	2,120	1,053	1,693	3,077	3,199	6,200	6,549	8,346	7,769	3,207	-3.2
Per cent of Nominal GDP: [2]
Net liabilities	14.9	15.6	16.4	17.1	16.8	15.9	15.9	14.4	14.9	14.3	14.7	18.0	1.7
Capital and other assets	17.3	17.6	17.3	17.5	17.6	17.2	17.1	16.7	17.2	17.1	17.2	19.1	0.9
Growth rates:
Net liabilities	12.2	8.8	11.2	6.3	2.0	-0.3	2.5	-4.6	10.7	0.7	7.1	17.4	n/a
Capital and other assets	5.8	6.6	4.1	3.2	3.6	3.2	2.6	2.7	10.0	4.3	4.8	6.2	n/a
Per capita: [3]
Net liabilities	6,717	7,215	7,958	8,344	8,395	8,237	8,323	7,804	8,518	8,436	8,895	10,327	4.0
Capital and other assets	7,758	8,166	8,429	8,574	8,761	8,890	8,993	9,080	9,846	10,102	10,421	10,950	3.2

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2021
[2]	Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2020/21 amount divided by GDP for the 2020 calendar year). As nominal GDP for the calendar year ending 2020 is not available, the 2020 GDP projected in the April 2021 budget has been used for the fiscal year ended March 31, 2021 for demonstration purposes. Figures have been restated to reflect government accounting policies in effect at March 31, 2021.
[3]	Per capita net liabilities is calculated using July 1 population (e.g. 2020/21 amount divided by population on July 1, 2020).

98	2021 Financial and Economic Review – July 2021

Appendix 2 – Financial Review Supplementary Tables

Table A2.3 Changes in Financial Position – 2009/10 to 2020/21

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	12-Year
($ millions)	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	Total
(Surplus) deficit for the year	1,813	247	1,842	1,148	(313)	(1,659)	(769)	(2,765)	(313)	(1,531)	322	5,468	3,490
Comprehensive income (increase) decrease	(481)	96	287	(81)	(327)	275	647	(236)	(36)	(266)	255	(906)	(773)
Change in accumulated (surplus) deficit	1,332	343	2,129	1,067	(640)	(1,384)	(122)	(3,001)	(349)	(1,797)	577	4,562	2,717
Capital and other asset changes:
Taxpayer-supported capital investments	3,719	4,110	3,565	3,279	3,151	3,407	3,459	3,659	3,908	4,452	4,772	5,428	46,909
Less: amortization and other accounting changes	(2,039)	(2,051)	(2,151)	(2,209)	(2,135)	(2,157)	(2,205)	(2,638)	625	(2,459)	(2,578)	(2,670)	(24,667)
Increase in net capital assets	1,680	2,059	1,414	1,070	1,016	1,250	1,254	1,021	4,533	1,993	2,194	2,758	22,242
Increase (decrease) in restricted assets	63	71	65	65	51	60	78	64	73	66	97	72	825
Increase (decrease) in other assets	144	120	3	72	341	(26)	(228)	87	(194)	20	148	482	969
	1,887	2,250	1,482	1,207	1,408	1,284	1,104	1,172	4,412	2,079	2,439	3,312	24,036
Increase (decrease) in net liabilities	3,219	2,593	3,611	2,274	768	(100)	982	(1,829)	4,063	282	3,016	7,874	26,753
Investment and working capital changes:
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings)	1,506	(366)	(94)	543	298	415	(740)	(20)	(1,383)	(394)	783	3,108	3,656
Self-supported capital investments	3,362	2,470	2,744	2,765	2,519	2,488	2,573	2,725	2,729	4,106	4,386	3,475	36,342
Less: loan repayments and other accounting changes	(1,046)	(924)	(719)	(724)	(472)	(1,119)	(1,156)	(957)	(6,004)	(2,093)	(2,165)	(1,942)	(19,321)
Change in investment	3,822	1,180	1,931	2,584	2,345	1,784	677	1,748	(4,658)	1,619	3,004	4,641	20,677
Increase (decrease) in cash and temporary investments	(2,274)	149	175	(62)	(372)	874	217	340	(792)	(411)	956	2,575	1,375
Increase (decrease) in warehouse
borrowing investments	(2,081)	-	-	-	-	-	-	-	-	-	-	-	(2,081)
Other working capital changes [1]	330	(481)	(872)	1,089	1,222	(202)	977	(181)	669	(997)	(1,324)	(349)	(119)
	(203)	848	1,234	3,611	3,195	2,456	1,871	1,907	(4,781)	211	2,636	6,867	19,852
Increase (decrease) in financial statement debt	3,016	3,441	4,845	5,885	3,963	2,356	2,853	78	(718)	493	5,652	14,741	46,605
(Increase) decrease in sinking fund debt	805	(81)	(81)	(287)	943	(142)	(603)	493	(261)	596	60	200	1,642
Increase (decrease) in guarantees	(20)	39	99	(34)	27	(33)	6	(23)	(188)	(2)	57	113	41
Increase (decrease) in non-guaranteed debt	70	(130)	176	59	(56)	46	75	38	249	(44)	430	(115)	798
Increase (decrease) in total provincial debt	3,871	3,269	5,039	5,623	4,877	2,227	2,331	586	(918)	1,043	6,199	14,939	49,086

Represented by increase (decrease) in:
Taxpayer-supported debt	3,566	1,853	2,838	3,523	2,886	812	839	(1,220)	2,108	(926)	3,548	13,521	33,348
Self-supported debt	305	1,416	2,201	2,100	1,991	1,415	1,492	1,806	(3,026)	1,969	2,651	1,418	15,738
Total provincial debt	3,871	3,269	5,039	5,623	4,877	2,227	2,331	586	(918)	1,043	6,199	14,939	49,086

[1]	Includes changes in other financial assets, sinking funds, accounts payable, and deferred revenue.

2021 Financial and Economic Review – July 2021	99

Appendix 2 – Financial Review Supplementary Tables

Table A2.4 Revenue by Source – 2009/10 to 2020/21

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
													(per cent)
Taxation revenue:
Personal income	5,769	5,805	6,427	6,977	6,862	8,076	8,380	9,704	8,923	11,364	10,657	11,118	6.1
Corporate income	1,625	2,026	2,002	2,204	2,427	2,635	2,787	3,003	4,165	5,180	5,011	4,805	10.4
Employer health	-	-	-	-	-	-	-	-	-	464	1,897	2,156	n/a
Harmonized sales	-	4,176	5,779	5,950	(226)	(91)	(55)	6	13	7	-	-	n/a
Other sales [1]	4,945	1,438	151	118	5,529	5,853	6,045	6,600	7,118	7,362	7,374	7,694	4.1
Fuel	884	940	928	890	917	932	973	969	1,010	1,015	1,008	936	0.5
Carbon	541	741	959	1,120	1,222	1,198	1,190	1,220	1,255	1,465	1,682	1,683	10.9
Tobacco	683	735	636	614	724	752	734	737	727	781	729	711	0.4
Property	1,887	1,920	1,913	1,985	2,080	2,154	2,219	2,279	2,367	2,617	2,608	2,313	1.9
Property transfer	887	855	944	758	937	1,065	1,533	2,026	2,141	1,826	1,609	2,098	8.1
Corporation capital	95	(3)	(5)	1	-	(1)	-	-	-	-	-	-	n/a
Insurance premium	389	399	411	433	458	483	520	549	602	633	691	652	4.8
	17,705	19,032	20,145	21,050	20,930	23,056	24,326	27,093	28,321	32,714	33,266	34,166	6.2
Natural resource revenue:
Natural gas royalties	406	313	339	169	445	493	139	152	161	199	118	196	-6.4
Crown land tenures	867	923	928	868	859	834	765	633	276	279	225	162	-14.1
Columbia River Treaty	168	136	110	89	170	130	116	111	111	202	119	117	-3.2
Other energy and minerals	421	514	529	306	269	267	226	403	619	557	386	191	-6.9
Forests	387	436	482	562	719	754	865	913	1,065	1,406	988	1,304	11.7
Other resources	398	406	424	479	493	459	460	499	463	465	432	433	0.8
	2,647	2,728	2,812	2,473	2,955	2,937	2,571	2,711	2,695	3,108	2,268	2,403	-0.9
Other revenue:
Medical Services Plan premiums	1,666	1,787	1,919	2,047	2,158	2,254	2,434	2,558	2,266	1,360	1,063	(4)	n/a
Post-secondary education fees	1,123	1,235	1,291	1,345	1,445	1,544	1,666	1,828	2,034	2,275	2,451	2,418	7.2
Other healthcare related fees	267	308	324	327	333	358	374	404	429	441	475	372	3.1
Motor vehicle licences and permits	449	467	479	489	504	499	521	529	557	568	579	571	2.2
Other fees and licences	616	643	722	699	770	770	841	894	963	949	1,004	972	4.2
Investment earnings	930	843	1,022	1,189	1,203	1,171	1,213	1,232	1,101	1,243	1,263	1,264	2.8
Sales of goods and services	728	759	930	942	946	967	1,011	1,131	1,133	1,164	1,162	741	0.2
Miscellaneous	1,887	1,929	1,746	1,673	2,256	1,893	2,287	2,377	2,410	2,249	2,676	2,395	2.2
	7,666	7,971	8,433	8,711	9,615	9,456	10,347	10,953	10,893	10,249	10,673	8,729	1.2
Contributions from the federal government:
Canada Health Transfer	3,450	3,689	3,858	3,887	4,280	4,186	4,454	4,744	4,994	5,182	5,523	5,701	4.7
Canada Social Transfer	1,433	1,487	1,526	1,555	1,589	1,641	1,695	1,751	1,854	1,908	1,971	2,042	3.3
Harmonized sales tax transition payments	250	769	580	-	-	-	-	-	-	-	-	-	n/a
Other cost shared agreements	1,794	2,064	1,760	1,605	1,645	1,452	1,498	1,672	2,207	1,962	2,041	5,151	10.1
	6,927	8,009	7,724	7,047	7,514	7,279	7,647	8,167	9,055	9,052	9,535	12,894	5.8
Commercial Crown corporation net income:
BC Hydro[2]	447	591	558	509	549	581	655	684	683	(428)	705	688	4.0
Liquor Distribution Branch	877	891	909	930	877	935	1,031	1,083	1,119	1,104	1,107	1,161	2.6
BC Lottery Corp (net of payments to federal gov’t)	1,070	1,097	1,102	1,116	1,165	1,245	1,304	1,329	1,391	1,405	1,336	420	-8.2
BC Railway Company	2	15	14	6	13	5	6	7	53	10	13	10	15.8
ICBC	601	315	84	231	136	657	(293)	(612)	(1,327)	(1,153)	(376)	1,528	8.9
Transportation Investment Corp.	(4)	(7)	(17)	(60)	(88)	(89)	(80)	(81)	(29)	-	-	-	n/a
Other	40	38	41	44	49	37	87	115	116	117	133	157	13.2
Accounting adjustments [2]	-	-	-	-	-	-	-	-	(950)	950	-	-	n/a
	3,033	2,940	2,691	2,776	2,701	3,371	2,710	2,525	1,056	2,005	2,918	3,964	2.5
Total revenue	37,978	40,680	41,805	42,057	43,715	46,099	47,601	51,449	52,020	57,128	58,660	62,156	4.6

[1]	Includes social service tax, hotel room tax, provincial sales tax, tax on designated properties and housing transition tax.
[2]	BC Hydro’s loss for 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized a $950 million adjustment in fiscal 2017/18 with respect to BC Hydro’s deferred regulatory accounts.

100	2021 Financial and Economic Review – July 2021

Appendix 2 – Financial Review Supplementary Tables

Table A2.5 Revenue by Source Supplementary Information – 2009/10 to 2020/21

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
													(per cent)
Per cent of Nominal GDP: [1]
Taxation	8.9	9.2	9.2	9.4	9.1	9.5	9.7	10.3	10.0	11.0	10.8	11.6	2.4
Natural resources	1.3	1.3	1.3	1.1	1.3	1.2	1.0	1.0	1.0	1.1	0.7	0.8	-4.4
Other	3.9	3.9	3.9	3.9	4.2	3.9	4.1	4.2	3.9	3.5	3.5	3.0	-2.4
Contributions from the federal government	3.5	3.9	3.5	3.2	3.3	3.0	3.0	3.1	3.2	3.1	3.1	4.4	2.0
Commercial Crown corporation net income	1.5	1.4	1.2	1.2	1.2	1.4	1.1	1.0	0.4	0.7	0.9	1.3	-1.2
Total revenue	19.2	19.7	19.1	18.8	18.9	18.9	19.0	19.5	18.4	19.3	19.0	21.1	0.9

Growth rates (per cent):
Taxation	-5.4	7.5	5.8	4.5	-0.6	10.2	5.5	11.4	4.5	15.5	1.7	2.7	n/a
Natural resources	-30.5	3.1	3.1	-12.1	19.5	-0.6	-12.5	5.4	-0.6	15.3	-27.0	6.0	n/a
Other	4.6	4.0	5.8	3.3	10.4	-1.7	9.4	5.9	-0.5	-5.9	4.1	-18.2	n/a
Contributions from the federal government	15.5	15.6	-3.6	-8.8	6.6	-3.1	5.1	6.8	10.9	0.0	5.3	35.2	n/a
Commercial Crown corporation net income	5.3	-3.1	-8.5	3.2	-2.7	24.8	-19.6	-6.8	-58.2	89.9	45.5	35.8	n/a
Total revenue	-1.9	7.1	2.8	0.6	3.9	5.5	3.3	8.1	1.1	9.8	2.7	6.0	n/a

Per capita ($): [2]
Taxation	4,014	4,262	4,475	4,609	4,520	4,898	5,093	5,576	5,745	6,529	6,534	6,637	4.7
Natural resources	600	611	625	542	638	624	538	558	547	620	445	467	-2.3
Other	1,738	1,785	1,873	1,907	2,077	2,009	2,166	2,254	2,210	2,046	2,096	1,696	-0.2
Contributions from the federal government	1,571	1,794	1,716	1,543	1,623	1,546	1,601	1,681	1,837	1,807	1,873	2,505	4.3
Commercial Crown corporation net income	688	658	598	608	583	716	567	520	214	400	573	770	1.0
Total revenue	8,611	9,110	9,286	9,209	9,442	9,793	9,966	10,588	10,553	11,402	11,522	12,074	3.1

Real Per Capita Revenue (2020 $) [3]	10,152	10,599	10,553	10,351	10,621	10,905	10,977	11,453	11,178	11,757	11,610	12,074	1.6
Growth rate (per cent)	-3.3	4.4	-0.4	-1.9	2.6	2.7	0.7	4.3	-2.4	5.2	-1.2	4.0	n/a

[1]	Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2020/21 revenue divided by GDP for the 2020 calendar year). As nominal GDP for the calendar year ending 2020 is not available, the 2020 GDP projected in the April 2021 budget has been used for the fiscal year ended March 31, 2021 for demonstration purposes. Totals may not add due to rounding.
[2]	Per capita revenue is calculated using July 1 population (e.g. 2020/21 revenue divided by population on July 1, 2020). Totals may not add due to rounding.
[3]	Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2020 CPI for 2020/21 revenue).

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021	101

Appendix 2 – Financial Review Supplementary Tables

Table A2.6 Expense by Function – 2009/10 to 2020/211

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
													(per cent)
Function:
Health:
Medical Services Plan	3,407	3,641	3,873	3,906	4,114	4,136	4,345	4,573	4,623	4,861	5,013	5,145	3.8
Pharmacare	1,053	1,129	1,147	1,122	1,130	1,120	1,335	1,284	1,400	1,494	1,517	1,501	3.3
Regional services	10,273	10,597	11,255	11,784	11,960	12,410	12,811	13,079	14,094	14,996	16,047	18,282	5.4
Other healthcare expenses	597	625	642	690	658	704	712	753	810	800	872	677	1.2
	15,330	15,992	16,917	17,502	17,862	18,370	19,203	19,689	20,927	22,151	23,449	25,605	4.8
Education:
Elementary and secondary	5,778	5,802	5,885	6,002	6,133	6,064	6,303	6,422	6,918	7,253	7,583	7,443	2.3
Post-secondary	4,733	4,860	4,908	5,104	5,285	5,350	5,503	5,673	5,998	6,394	6,842	6,868	3.4
Other education expenses	528	504	436	423	410	414	407	374	176	442	310	632	1.6
	11,039	11,166	11,229	11,529	11,828	11,828	12,213	12,469	13,092	14,089	14,735	14,943	2.8
Social services:
Social assistance	1,454	1,506	1,550	1,552	1,572	1,589	1,641	1,692	1,988	2,202	2,342	3,141	7.3
Child welfare	1,077	1,118	1,112	1,098	1,097	1,129	1,301	1,358	1,507	1,652	1,940	2,226	6.8
Low income tax credit transfers	216	408	509	534	279	248	247	244	239	414	435	1,131	16.2
Community living and other services	729	754	769	806	857	881	917	949	1,003	1,075	1,170	1,291	5.3
	3,476	3,786	3,940	3,990	3,805	3,847	4,106	4,243	4,737	5,343	5,887	7,789	7.6
Protection of persons and property	1,380	1,448	1,512	1,539	1,520	1,451	1,572	1,655	1,930	2,004	2,126	2,258	4.6
Transportation	1,453	1,580	1,545	1,555	1,580	1,608	1,670	1,784	1,931	2,021	2,126	3,360	7.9
Natural resources & economic development	2,159	2,349	1,873	2,092	1,755	2,191	2,477	2,465	3,374	3,825	3,778	4,191	6.2
Other	1,382	1,208	1,414	1,346	1,184	1,288	1,264	2,260	1,553	1,810	2,501	2,841	6.8
General government	1,375	1,146	1,235	1,262	1,386	1,359	1,501	1,532	1,540	1,670	1,653	3,915	10.0
Debt servicing	2,197	2,252	2,383	2,390	2,482	2,498	2,826	2,587	2,623	2,684	2,727	2,722	2.0
Operating expense	39,791	40,927	42,048	43,205	43,402	44,440	46,832	48,684	51,707	55,597	58,982	67,624	4.9
Unusual items:
HST transition funding repayment	-	-	1,599	-	-	-	-	-	-	-	-	-	n/a
Total expense	39,791	40,927	43,647	43,205	43,402	44,440	46,832	48,684	51,707	55,597	58,982	67,624	4.9
Per cent of operating expense:
Health	38.5	39.1	40.2	40.5	41.2	41.3	41.0	40.4	40.5	39.8	39.8	37.9	-0.2
Education	27.7	27.3	26.7	26.7	27.3	26.6	26.1	25.6	25.3	25.3	25.0	22.1	-2.0
Social services and housing	8.7	9.3	9.4	9.2	8.8	8.7	8.8	8.7	9.2	9.6	10.0	11.5	2.5
Protection of persons and property	3.5	3.5	3.6	3.6	3.5	3.3	3.4	3.4	3.7	3.6	3.6	3.3	-0.3
Transportation	3.7	3.9	3.7	3.6	3.6	3.6	3.6	3.7	3.7	3.6	3.6	5.0	2.8
Natural resources & economic development	5.4	5.7	4.5	4.8	4.0	4.9	5.3	5.1	6.5	6.9	6.4	6.2	1.2
Other	3.5	3.0	3.4	3.1	2.7	2.9	2.7	4.6	3.0	3.3	4.2	4.2	1.7
General government	3.5	2.8	2.9	2.9	3.2	3.1	3.2	3.1	3.0	3.0	2.8	5.8	4.8
Debt servicing	5.5	5.5	5.7	5.5	5.7	5.6	6.0	5.3	5.1	4.8	4.6	4.0	-2.8
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2021.

102	2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021

APPENDIX 2 – FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.7 Expense by Function Supplementary Information – 2009/10 to 2020/21 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
Per cent of nominal GDP: [2]													(per cent)
Health	7.7	7.7	7.7	7.8	7.7	7.5	7.7	7.5	7.4	7.5	7.6	8.7	1.0
Education	5.6	5.4	5.1	5.2	5.1	4.9	4.9	4.7	4.6	4.8	4.8	5.1	-0.9
Social services	1.8	1.8	1.8	1.8	1.6	1.6	1.6	1.6	1.7	1.8	1.9	2.6	3.8
Protection of persons and property	0.7	0.7	0.7	0.7	0.7	0.6	0.6	0.6	0.7	0.7	0.7	0.8	0.9
Transportation	0.7	0.8	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	1.1	4.1
Natural resources & economic development	1.1	1.1	0.9	0.9	0.8	0.9	1.0	0.9	1.2	1.3	1.2	1.4	2.4
Other	0.7	0.6	0.6	0.6	0.5	0.5	0.5	0.9	0.6	0.6	0.8	1.0	3.0
General government	0.7	0.6	0.6	0.6	0.6	0.6	0.6	0.6	0.5	0.6	0.5	1.3	6.1
Debt servicing	1.1	1.1	1.1	1.1	1.1	1.0	1.1	1.0	0.9	0.9	0.9	0.9	-1.7
Operating expense	20.1	19.8	19.2	19.3	18.8	18.2	18.7	18.4	18.3	18.8	19.1	22.9	1.2

Growth rates (per cent):
Health	2.7	4.3	5.8	3.5	2.1	2.8	4.5	2.5	6.3	5.8	5.9	9.2	n/a
Education	5.4	1.2	0.6	2.7	2.6	0.0	3.3	2.1	5.0	7.6	4.6	1.4	n/a
Social services	4.6	8.9	4.1	1.3	-4.6	1.1	6.7	3.3	11.6	12.8	10.2	32.3	n/a
Protection of persons and property	-3.4	4.9	4.4	1.8	-1.2	-4.5	8.3	5.3	16.6	3.8	6.1	6.2	n/a
Transportation	3.7	8.7	-2.2	0.6	1.6	1.8	3.9	6.8	8.2	4.7	5.2	58.0	n/a
Natural resources & economic development	14.5	8.8	-20.3	11.7	-16.1	24.8	13.1	-0.5	36.9	13.4	-1.2	10.9	n/a
Other	-16.2	-12.6	17.1	-4.8	-12.0	8.8	-1.9	78.8	-31.3	16.5	38.2	13.6	n/a
General government	-3.5	-16.7	7.8	2.2	9.8	-1.9	10.4	2.1	0.5	8.4	-1.0	136.8	n/a
Debt servicing	1.8	2.5	5.8	0.3	3.8	0.6	13.1	-8.5	1.4	2.3	1.6	-0.2	n/a
Operating expense	2.9	2.9	2.7	2.8	0.5	2.4	5.4	4.0	6.2	7.5	6.1	14.7	n/a

Per capita ($): [3]
Health	3,476	3,581	3,758	3,832	3,858	3,903	4,020	4,052	4,245	4,421	4,606	4,974	3.3
Education	2,503	2,500	2,494	2,525	2,555	2,513	2,557	2,566	2,656	2,812	2,894	2,903	1.4
Social services	788	848	875	874	822	817	860	873	961	1,066	1,156	1,513	6.1
Protection of persons and property	313	324	336	337	328	308	329	341	392	400	418	439	3.1
Transportation	329	354	343	341	341	342	350	367	392	403	418	653	6.4
Natural resources & economic development	490	526	416	458	379	465	519	507	684	763	742	814	4.7
Other	313	271	314	295	256	274	265	465	315	361	491	552	5.3
General government	312	257	274	276	299	289	314	315	312	333	325	761	8.4
Debt servicing	498	504	529	523	536	531	592	532	532	536	536	529	0.6
Operating expense	9,022	9,165	9,339	9,461	9,374	9,442	9,806	10,018	10,489	11,095	11,586	13,138	3.5
Real Per Capita Operating Expense (2020 $) [4]	10,637	10,663	10,614	10,633	10,545	10,513	10,800	10,837	11,111	11,442	11,674	13,138	1.9
Growth rate (per cent)	1.5	0.2	-0.5	0.2	-0.8	-0.3	2.7	0.3	2.5	3.0	2.0	12.5	n/a

[1]	Numbers may not add due to rounding.
[2]	Expense as a per cent of GDP is an estimate calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2020/21 expense divided by nominal GDP for the 2020 calendar year); as nominal GDP for the calendar year ending 2020 is not available, the 2020 GDP projected in the April 2021 budget has been used for the fiscal year ended March 31, 2021 for demonstration purposes.
[3]	Per capita expense is calculated using July 1 population (e.g. 2020/21 expense divided by population on July 1, 2020).
[4]	Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2020 CPI for 2020/21 expense).

2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021	103

APPENDIX 2 – FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.8 Full-Time Equivalents (FTEs) – 2009/10 to 2020/21

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
													(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	31,353	30,221	27,228	27,326	26,526	26,679	27,192	27,940	29,291	30,891	31,774	32,444	0.3
Service delivery agencies [1]	4,508	4,295	4,346	4,508	4,640	4,798	4,803	4,850	5,076	5,258	5,985	6,042	2.7
Total FTEs	35,861	34,516	31,574	31,834	31,166	31,477	31,995	32,790	34,367	36,149	37,759	38,486	0.6

Growth rates:
Ministries and special offices (CRF)	-1.6	-3.6	-9.9	0.4	-2.9	0.6	1.9	2.8	4.8	5.5	2.9	2.1	n/a
Service delivery agencies	2.4	-4.7	1.2	3.7	2.9	3.4	0.1	1.0	4.7	3.6	13.8	1.0	n/a
Population per FTE: [2]
Total FTEs	123.0	129.4	142.6	143.5	148.6	149.5	149.3	148.2	143.4	138.6	134.8	133.8	0.8

[1]	Service delivery agency FTE figures do not include SUCH sector staff employment.
[2]	Population per FTE is calculated using July 1 population (e.g. population on July 1, 2020 divided by 2020/21 FTEs).

104	2021 FINANCIAL AND ECONOMIC REVIEW – JULY 2021

Appendix 2 – Financial Review Supplementary Tables

Table A2.9 Capital Spending - 2009/10 to 2020/21

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
													(per cent)
Taxpayer-supported:
Education
Schools (K-12)	449	433	560	509	466	420	430	474	578	626	877	944	7.0
Post-secondary	669	924	655	591	507	718	746	792	968	1,024	936	904	2.8
Health	927	916	732	742	690	900	923	1,004	890	904	1,009	1,162	2.1
BC Transportation Financing Authority	918	1,080	921	1,005	1,017	822	867	823	717	853	955	1,285	3.1
BC Transit	150	39	37	48	80	83	51	41	115	85	73	107	-3.0
Vancouver Convention Centre expansion	41	10	1	-	-	-	-	-	-	-	-	-	-100.0
BC Place redevelopment	75	197	194	6	-	-	-	-	-	-	-	-	-100.0
Government direct (ministries)	306	261	245	267	298	326	290	301	430	421	520	389	2.2
Housing	137	230	196	92	65	107	127	184	169	483	355	572	13.9
Other	47	20	24	19	28	31	25	40	41	56	47	65	3.0
	3,719	4,110	3,565	3,279	3,151	3,407	3,459	3,659	3,908	4,452	4,772	5,428	3.5
Self-supported:
BC Hydro	2,406	1,519	1,703	1,929	2,036	2,169	2,306	2,444	2,473	3,826	3,082	3,207	2.6
BC Transmission Corporation	12	-	-	-	-	-	-	-	-	-	-	-	-100.0
Columbia Basin power projects	16	67	108	94	52	28	15	2	1	2	994	7	-7.2
Transportation Invest. Corp.	778	730	734	540	202	76	25	38	4	-	-	-	-100.0
BC Railway Company	14	6	9	10	8	5	23	4	11	33	6	1	-21.3
ICBC	22	48	92	73	82	88	90	62	54	66	62	100	14.8
BC Lottery Corporation	92	81	74	97	100	69	68	86	82	75	102	73	-2.1
Liquor Distribution Branch	19	18	19	10	13	25	23	27	48	60	36	22	1.3
Other	3	1	5	12	26	28	23	62	56	44	104	65	32.3
	3,362	2,470	2,744	2,765	2,519	2,488	2,573	2,725	2,729	4,106	4,386	3,475	0.3
Total capital spending	7,081	6,580	6,309	6,044	5,670	5,895	6,032	6,384	6,637	8,558	9,158	8,903	2.1

Per cent of Nominal GDP: [1]
Taxpayer-supported	1.9	2.0	1.6	1.5	1.4	1.4	1.4	1.4	1.4	1.5	1.5	1.8	-0.2
Self-supported	1.7	1.2	1.3	1.2	1.1	1.0	1.0	1.0	1.0	1.4	1.4	1.2	-3.3
Total	3.6	3.2	2.9	2.7	2.5	2.4	2.4	2.4	2.4	2.9	3.0	3.0	-1.5
Growth rates:
Taxpayer-supported	-0.6	10.5	-13.3	-8.0	-3.9	8.1	1.5	5.8	6.8	13.9	7.2	13.7	n/a
Self-supported	85.7	-26.5	11.1	0.8	-8.9	-1.2	3.4	5.9	0.1	50.5	6.8	-20.8	n/a
Total	27.5	-7.1	-4.1	-4.2	-6.2	4.0	2.3	5.8	4.0	28.9	7.0	-2.8	n/a
Per capita: [2]
Taxpayer-supported	843	920	792	718	681	724	724	753	793	889	937	1,054	2.1
Self-supported	762	553	609	605	544	529	539	561	554	819	862	675	-1.1
Total	1,605	1,474	1,401	1,323	1,225	1,252	1,263	1,314	1,346	1,708	1,799	1,730	0.7

Real Per Capita Capital Spending (2020 $) [3]	1,893	1,714	1,593	1,488	1,378	1,395	1,391	1,421	1,426	1,761	1,813	1,730	-0.8
Growth rate (per cent)	25.7	-9.4	-7.1	-6.6	-7.4	1.2	-0.3	2.2	0.4	23.5	2.9	-4.6	n/a

[1]	Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2020/21 amounts divided by GDP for the 2020 calendar year). As nominal GDP for the calendar year ending 2020 is not available, the 2020 GDP projected in the April 2021 budget has been used for the fiscal year ended March 31, 2021 for demonstration purposes. Totals may not add due to rounding.
[2]	Per capita capital spending is calculated using July 1 population (e.g. 2020/21 amounts divided by population on July 1, 2020). Totals may not add due to rounding.
[3]	Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2020 CPI for 2020/21 capital spending).

2021 Financial and Economic Review – July 2021	105

Appendix 2 – Financial Review Supplementary Tables

Table A2.10 Provincial Debt – 2009/10 to 2020/21

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
													(per cent)
Taxpayer-supported debt:
Provincial government direct operating	7,359	6,964	7,813	9,408	10,223	9,280	8,034	4,644	1,156	-	-	8,746	1.6
Other taxpayer-supported debt (mainly capital):
Education facilities
Post-secondary institutions	3,824	4,092	4,185	4,315	4,386	4,518	4,731	4,984	5,328	5,370	5,670	6,308	4.7
Schools	5,777	6,016	6,407	6,830	7,245	7,600	8,033	8,473	8,908	8,904	9,775	10,553	5.6
	9,601	10,108	10,592	11,145	11,631	12,118	12,764	13,457	14,236	14,274	15,445	16,861	5.3
Health facilities	4,389	4,895	5,293	5,691	6,038	6,522	6,998	7,552	7,903	7,968	8,507	9,359	7.1
Highways, ferries and public transit
BC Transit	140	158	183	163	143	123	106	94	84	73	65	60	-7.4
BC Transportation Financing Authority	5,211	5,785	6,287	7,084	7,912	8,428	9,177	9,974	10,388	11,293	12,193	13,321	8.9
Port Mann Bridge	-	-	-	-	-	-	-	-	3,508	3,510	3,510	3,510	0.0
Public transit	997	997	1,000	1,000	1,000	1,000	1,000	1,000	1,000	870	870	870	-1.2
SkyTrain extension	1,154	1,155	1,174	1,174	1,174	1,174	1,174	1,174	1,174	1,021	1,021	1,021	-1.1
	7,502	8,095	8,644	9,421	10,229	10,725	11,457	12,242	16,154	16,767	17,659	18,782	8.7
Other
BC Immigration Investment Fund	289	347	398	363	440	414	304	217	161	70	45	37	-17.0
BC Pavilion Corporation	49	250	383	383	382	381	389	376	374	371	378	375	20.3
Homeowner Protection Office	144	-	-	-	-	-	-	-	-	-	-	-	n/a
Provincial government general capital	294	570	808	1,073	1,372	1,698	1,987	2,288	2,718	2,363	3,133	3,702	25.9
Social Housing	305	511	674	658	719	715	760	695	878	844	1,027	1,832	17.7
Other	36	81	54	40	34	27	26	28	27	24	35	56	4.1
	1,117	1,759	2,317	2,517	2,947	3,235	3,466	3,604	4,158	3,672	4,618	6,002	16.5
Total other taxpayer-supported debt	22,609	24,857	26,846	28,774	30,845	32,600	34,685	36,855	42,451	42,681	46,229	51,004	7.7
Total taxpayer-supported debt	29,968	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	6.5
Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	10,792	11,710	12,978	14,167	15,559	16,544	17,929	19,685	19,990	22,064	23,238	24,650	7.8
BC Liquor Distribution Branch	-	-	-	-	-	-	-	-	-		210	233	11.0
BC Lottery Corporation	60	85	90	132	155	140	150	145	155	100	233	228	12.9
BC Transmission Corporation	70	-	-	-	-	-	-	-	-	-	-	-	n/a
Columbia Power Corporation	-	-	-	-	-	300	296	291	286	282	276	271	-1.4
Columbia Basin power projects	196	183	481	475	470	464	459	448	433	418	1,387	1,349	19.2
Post-secondary institutions’ subsidiaries	220	173	173	215	198	222	310	340	418	387	504	520	8.1
Transportation Investment Corp.	544	1,148	1,779	2,610	3,209	3,335	3,355	3,398	-	-	-	-	n/a
Other	35	34	33	35	34	35	33	31	30	30	84	99	9.9
	11,917	13,333	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,281	25,932	27,350	7.8
Warehouse borrowing program	-	-	-	-	-	-	-	-	-	-	-	-
Total self-supported debt	11,917	13,333	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,281	25,932	27,350	7.8
Total provincial debt	41,885	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	6.9

106	2021 Financial and Economic Review – July 2021

Appendix 2 – Financial Review Supplementary Tables

Table A2.11 Provincial Debt Supplementary Information – 2009/1 to 2020/21

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
													(per cent)
Per cent of Nominal GDP: [1]
Taxpayer-supported debt:
Provincial government direct operating	3.7	3.4	3.6	4.2	4.4	3.8	3.2	1.8	0.4	-	-	3.0	-2.0
Education facilities	4.8	4.9	4.8	5.0	5.0	5.0	5.1	5.1	5.0	4.8	5.0	5.7	1.5
Health facilities	2.2	2.4	2.4	2.5	2.6	2.7	2.8	2.9	2.8	2.7	2.8	3.2	3.3
Highways, ferries and public transit	3.8	3.9	4.0	4.2	4.4	4.4	4.6	4.6	5.7	5.7	5.7	6.4	4.8
Other	0.6	0.9	1.1	1.1	1.3	1.3	1.4	1.4	1.5	1.2	1.5	2.0	12.4
Total taxpayer-supported debt	15.1	15.4	15.8	17.1	17.8	17.2	17.0	15.7	15.4	14.4	15.0	20.2	2.7
Self-supported debt:
Commercial Crown corporations & agencies	6.0	6.4	7.1	7.9	8.5	8.6	9.0	9.2	7.6	7.9	8.4	9.3	4.0
Total self-supported debt	6.0	6.4	7.1	7.9	8.5	8.6	9.0	9.2	7.6	7.9	8.4	9.3	4.0
Total provincial debt	21.1	21.8	22.9	25.0	26.3	25.8	26.0	24.9	23.0	22.3	23.3	29.5	3.1
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	28.1	-5.4	12.2	20.4	8.7	-9.2	-13.4	-42.2	-75.1	-100.0	-	n/a	n/a
Education facilities	5.1	5.3	4.8	5.2	4.4	4.2	5.3	5.4	5.8	0.3	8.2	9.2	n/a
Health facilities	11.5	11.5	8.1	7.5	6.1	8.0	7.3	7.9	4.6	0.8	6.8	10.0	n/a
Highways, ferries and public transit	9.8	7.9	6.8	9.0	8.6	4.8	6.8	6.9	32.0	3.8	5.3	6.4	n/a
Other	47.4	57.5	31.7	8.6	17.1	9.8	7.1	4.0	15.4	-11.7	25.8	30.0	n/a
Total taxpayer-supported debt	13.5	6.2	8.9	10.2	7.6	2.0	2.0	-2.9	5.1	-2.1	8.3	29.2	n/a
Self-supported debt:
Commercial Crown corporations & agencies	25.0	11.9	16.5	13.5	11.3	7.2	7.1	8.0	-12.4	9.2	11.4	5.5	n/a
Warehouse borrowing program	-100.0	-	-	-	-	-	-	-	-	-	-	-	n/a
Total self-supported debt	2.6	11.9	16.5	13.5	11.3	7.2	7.1	8.0	-12.4	9.2	11.4	5.5	n/a
Total provincial debt	10.2	7.8	11.2	11.2	8.7	3.7	3.7	0.9	-1.4	1.6	9.4	20.7	n/a
Per capita: [2]
Taxpayer-supported debt:
Provincial government direct operating	1,669	1,559	1,735	2,060	2,208	1,971	1,682	956	235	-	-	1,699	0.2
Education facilities	2,177	2,264	2,353	2,440	2,512	2,574	2,672	2,769	2,888	2,849	3,034	3,275	3.8
Health facilities	995	1,096	1,176	1,246	1,304	1,386	1,465	1,554	1,603	1,590	1,671	1,818	5.6
Highways, ferries and public transit	1,701	1,813	1,920	2,063	2,209	2,278	2,399	2,519	3,277	3,346	3,469	3,649	7.2
Other	253	394	515	551	636	687	726	742	844	733	907	1,166	14.9
Total taxpayer-supported debt	6,795	7,126	7,698	8,361	8,870	8,897	8,944	8,540	8,846	8,518	9,081	11,607	5.0
Self-supported debt:
Commercial Crown corporations & agencies	2,702	2,986	3,450	3,861	4,239	4,470	4,717	5,009	4,323	4,646	5,094	5,313	6.3
Warehouse borrowing program	-	-	-	-	-	-	-	-	-	-	-	-	n/a
Total self-supported debt	2,702	2,986	3,450	3,861	4,239	4,470	4,717	5,009	4,323	4,646	5,094	5,313	6.3
Total provincial debt	9,497	10,112	11,149	12,222	13,108	13,367	13,661	13,549	13,170	13,165	14,174	16,920	5.4
Real Per Capita Provincial Debt (2020 $) [3]	11,196	11,764	12,670	13,737	14,746	14,885	15,048	14,656	13,949	13,575	14,282	16,920	3.8
Growth rate (per cent)	8.7	5.1	7.7	8.4	7.3	0.9	1.1	-2.6	-4.8	-2.7	5.2	18.5	7.1

[1]	Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2020/21 debt divided by GDP for the 2020 calendar year). As nominal GDP for the calendar year ending in 2020 is not available, the 2020 GDP projected in the April 2021 budget has been used for the fiscal year ended March 31, 2021 for demonstration purposes. Totals may not add due to rounding.
[2]	Per capita debt is calculated using July 1 population (e.g. 2020/21 debt divided by population on July 1, 2020). Totals may not add due to rounding.
[3]	Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2020 CPI for 2020/21 debt).

2021 Financial and Economic Review – July 2021	107

Appendix 2 – Financial Review Supplementary Tables

Table A2.12 Key Provincial Debt Indicators – 2009/10 to 2020/21 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
													(per cent)
Debt to revenue (per cent)
Total provincial	86.5	88.5	94.7	104.1	107.8	106.6	105.9	99.3	94.7	89.5	95.9	115.1	2.6
Taxpayer-supported	82.6	78.8	85.1	93.6	96.4	94.1	91.3	81.8	82.5	75.0	80.6	101.2	1.9
Debt per capita ($) [2]
Total provincial	9,497	10,112	11,149	12,222	13,108	13,367	13,661	13,549	13,171	13,166	14,174	16,919	5.4
Taxpayer-supported	6,795	7,126	7,698	8,361	8,870	8,897	8,944	8,540	8,847	8,519	9,081	11,606	5.0
Debt to nominal GDP (per cent) [3]
Total provincial	21.1	21.8	22.9	25.0	26.3	25.8	26.0	24.9	23.0	22.3	23.3	29.5	3.1
Taxpayer-supported	15.1	15.4	15.8	17.1	17.8	17.2	17.0	15.7	15.4	14.4	15.0	20.2	2.7
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.6	4.2	4.3	4.4	4.3	4.3	4.7	3.8	4.0	3.8	3.8	3.7	-1.8
Taxpayer-supported	4.2	4.0	4.0	3.9	3.7	3.7	4.1	3.2	3.3	3.2	3.1	3.1	-2.8
Interest costs ($ millions)
Total provincial	2,205	2,155	2,300	2,339	2,444	2,525	2,919	2,521	2,759	2,786	2,872	2,817	2.3
Taxpayer-supported	1,534	1,596	1,625	1,600	1,583	1,651	1,932	1,644	1,725	1,793	1,807	1,832	1.6
Interest rate (per cent) [5]
Taxpayer-supported	5.4	5.2	4.9	4.4	4.0	4.0	4.6	3.9	4.1	4.2	4.0	3.5	-3.9
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	48,438	51,041	53,001	53,637	56,279	59,018	61,589	66,334	68,551	73,734	75,283	75,691	4.1
Taxpayer-supported [7]	36,272	40,391	40,742	40,775	42,611	44,514	46,805	50,726	52,866	56,881	57,386	59,033	4.5
Debt ($ millions)
Total provincial	41,885	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	6.9
Taxpayer-supported [8]	29,968	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	6.5
Provincial nominal GDP ($ millions) [9]	198,179	206,990	218,771	223,328	230,981	243,872	250,784	263,912	282,283	296,135	309,059	295,282	3.7
Population (thousands at July 1)[10]	4,411	4,466	4,502	4,567	4,630	4,707	4,776	4,859	4,929	5,010	5,091	5,148	1.4

[1]	Figures for prior years have been restated to conform with the presentation used for 2020/21 and to include the effects of changes in underlying data and statistics.
[2]	The ratio of debt to population (e.g. 2020/21 debt divided by population at July 1, 2020).
[3]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g.2020/21 debt divided by 2020 nominal GDP). As nominal GDP for the calendar year ending is not available, the 2020 GDP projected in the April 2021 budget has been used for the fiscal year ended March 31, 2021 for demonstration purposes.
[4]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.
[5]	Weighted average of all outstanding debt issues.
[6]	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.
[7]	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.
[8]	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.
[9]	Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2020 is used for the fiscal year ended March 31, 2021). As nominal GDP for the calendar year ending 2020 is not available, the 2020 GDP projected in the April 2021 budget has been used for the fiscal year ended March 31, 2021 for demonstration purposes.
[10]	Population at July 1st within the fiscal year (e.g. population at July 1, 2020 is used for the fiscal year ended March 31, 2021).

108	2021 Financial and Economic Review – July 2021

Appendix 2 – Financial Review Supplementary Tables

Table A2.13 Historical Operating Statement Surplus (Deficit)

					Crown						Surplus
					Corporations						(Deficit) as
	Consolidated Revenue Fund				and		SUCH	Other		Surplus	a Per Cent
($ millions)	Revenue	Expenditure	Balance		Agencies		Sector	Adjustments		(Deficit) [1]	of GDP
1969/70	1,248	1,244	4		-		-	-		-	0.0
1970/71	1,373	1,274	99		-		-	-		-	1.0
1971/72	1,558	1,474	84		-		-	-		-	0.8
1972/73	1,772	1,675	97		-		-	-		-	0.8
1973/74	2,217	2,071	146		-		-	-		-	0.9
1974/75	2,769	2,779	(10)		-		-	-		-	(0.1)
1975/76	3,124	3,534	(410)		-		-	-		-	(2.1)
1976/77	3,785	3,691	94		-		-	-		-	0.4
1977/78	4,372	4,168	204		-		-	-		-	0.8
1978/79	4,853	4,582	271		-		-	-		-	0.9
1979/80 [1]	5,860	5,318	542		(88)		-	-		454	1.3
1980/81	5,982	6,239	(257)		45		-	-		(212)	(0.5)
1981/82	7,139	7,323	(184)		43		-	-		(141)	(0.3)
1982/83	7,678	8,662	(984)		(257)		-	-		(1,241)	(2.7)
1983/84	8,335	9,347	(1,012)		49		-	-		(963)	(2.0)
1984/85	8,807	9,801	(994)		172		-	-		(822)	(1.6)
1985/86	9,160	10,127	(967)		110		-	-		(857)	(1.5)
1986/87	9,463	10,624	(1,161)		526		-	-		(635)	(1.1)
1987/88	11,007	11,055	(48)		119		-	-		71	0.1
1988/89	12,570	11,834	736		194		-	-		930	1.3
1989/90	13,656	13,200	456		40		-	-		496	0.6
1990/91	14,236	15,010	(774)		107		-	-		(667)	(0.8)
1991/92	14,570	17,101	(2,531)		192		-	-		(2,339)	(2.8)
1992/93	16,172	17,858	(1,686)		210		-	-		(1,476)	(1.6)
1993/94	17,923	18,833	(910)		11		-	-		(899)	(0.9)
1994/95	19,506	19,953	(447)		219		-	-		(228)	(0.2)
1995/96	19,698	20,054	(356)		38		-	-		(318)	(0.3)
1996/97	20,126	20,241	(115)		(270)		-	-		(385)	(0.3)
1997/98	20,216	20,368	(152)		(258)		-	-		(410)	(0.3)
1998/99	20,312	20,526	(214)		(689)		(55)	-		(958)	(0.8)
1999/2000	21,836	22,157	(321)		345		(40)	-		(16)	0.0
2000/01	23,948	22,671	1,277		(171)		138	(52	) [3]	1,192	0.9
2001/02	22,987	24,977	(1,990	) [2]	(711	) [2]	180	1,464	[3]	(1,057)	(0.8)
2002/03	22,205	25,164	(2,959)		(216)		526	-		(2,649)	(1.8)
2003/04	23,408	25,477	(2,069)		347		369	-		(1,353)	(0.9)
2004/05	27,562	26,306	1,256		1,035		393	-		2,684	1.6
2005/06	29,711	27,174	2,537		550		594	(710	) [4]	2,971	1.7
2006/07	31,506	28,506	3,000		841		404	(264	) [4]	3,981	2.1
2007/08	32,317	30,565	1,752		995		442	(444	) [4,5]	2,745	1.4
2008/09	30,926	32,032	(1,106)		975		185	18	[4,5]	72	0.0
2009/10	29,133	32,273	(3,140)		803		524	-		(1,813)	(0.9)
2010/11	32,807	33,577	(770)		(219)		742	-		(247)	(0.1)
2011/12	33,269	34,590	(1,321)		239		839	(1,599	) [6]	(1,842)	(0.8)
2012/13	33,363	35,120	(1,757)		95		514	-		(1,148)	(0.5)
2013/14	34,657	34,891	(234)		155		392	-		313	0.1
2014/15	36,802	36,058	744		199		716	-		1,659	0.7
2015/16	38,313	37,717	596		(621)		794	-		769	0.3
2016/17	41,850	39,664	2,186		(168)		747	-		2,765	1.0
2017/18	43,659	45,733	(2,074)		1,270		1,117	-		313	0.1
2018/19	47,104	45,157	1,947		(1,289)		873	-		1,531	0.5
2019/20	46,746	47,820	(1,074)		(416)		1,168	-		(322)	(0.1)
2020/21	48,317	57,882	(9,565)		1,847		2,250	-		(5,468)	(1.9)

[1]	The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1969/70 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).
[2]	Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.
[3]	Impact of move to joint trusteeship for public service pension plans.
[4]	Negotiating framework incentive payments.
[5]	Climate Action Dividend.
[6]	One-time HST transition repayment.

2021 Financial and Economic Review – July 2021	109

Appendix 2 – Financial Review Supplementary Tables

Table A2.14 Historical Provincial Debt Summary 1

	Taxpayer-Supported Debt									Taxpayer-
	Provincial	Education	Health			Total			Total Debt	Supported
	Government	Facilities	Facilities	Highways,		Taxpayer-	Self-	Total	as a	Debt
	Direct	Capital	Capital	Ferries and		Supported	Supported	Provincial	Per Cent	as a Per
Year	Operating	Financing	Financing	Public Transit	Other [2]	Debt	Debt [3]	Debt	of GDP	Cent of GDP

	($ millions)								(per cent)
1969/70	-	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	-	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	-	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	-	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	-	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	-	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	-	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	21.8	6.3
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	26.5	10.0
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	29.7	12.6
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	30.0	12.5
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	29.7	13.6
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	29.1	14.7
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	26.1	13.6
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	22.8	12.6
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	20.7	11.4
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.0	11.9
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	23.6	14.8
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	25.9	17.6
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	26.7	18.5
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.1	18.4
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	26.3	18.2
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	26.1	18.9
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	25.6	18.7
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	26.8	19.4
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	27.4	20.1
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	24.8	18.4
2001/02	13,319	6,118	2,186	4,685	1,196	27,504	8,578	36,082	26.0	19.8
2002/03	14,957	6,394	2,265	4,835	919	29,370	7,487	36,857	25.6	20.4
2003/04	15,180	6,829	2,343	4,931	717	30,000	7,775	37,775	24.9	19.7
2004/05	13,969	7,122	2,253	4,644	660	28,648	7,221	35,869	21.8	17.4
2005/06	11,343	7,612	2,635	4,883	742	27,215	7,242	34,457	19.4	15.4
2006/07	8,889	8,026	3,053	5,436	533	25,937	7,502	33,439	17.6	13.6
2007/08	7,604	8,638	3,511	6,143	653	26,549	8,088	34,637	17.3	13.2
2008/09	5,744	9,133	3,936	6,831	758	26,402	11,612	38,014	18.4	12.8
2009/10	7,359	9,601	4,389	7,502	1,117	29,968	11,917	41,885	21.1	15.1
2010/11	6,964	10,108	4,895	8,095	1,759	31,821	13,333	45,154	21.8	15.4
2011/12	7,813	10,592	5,293	8,644	2,317	34,659	15,534	50,193	22.9	15.8
2012/13	9,408	11,145	5,691	9,421	2,517	38,182	17,634	55,816	25.0	17.1
2013/14	10,223	11,631	6,038	10,229	2,947	41,068	19,625	60,693	26.3	17.8
2014/15	9,280	12,118	6,522	10,725	3,235	41,880	21,040	62,920	25.8	17.2
2015/16	8,034	12,764	6,998	11,457	3,466	42,719	22,532	65,251	26.0	17.0
2016/17	4,644	13,457	7,552	12,242	3,604	41,499	24,338	65,837	24.9	15.7
2017/18	1,156	14,236	7,903	16,154	4,158	43,607	21,312	64,919	23.0	15.4
2018/19	-	14,274	7,968	16,767	3,672	42,681	23,281	65,962	22.3	14.4
2019/20	-	15,445	8,507	17,659	4,618	46,229	25,932	72,161	23.3	15.0
2020/21	8,746	16,861	9,359	18,782	6,002	59,750	27,350	87,100	29.5	20.2

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.
[2]	Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.
[3]	Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

110	2021 Financial and Economic Review – July 2021